UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.       )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Willis Group Holdings Public Limited Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

WILLIS GROUP HOLDINGS PUBLIC LIMITED COMPANY

Notice of 2014 Annual General Meeting

of Shareholders and Proxy Statement

Willis Group Holdings Public Limited Company

Grand Mill Quay, Barrow Street

Dublin 4, Ireland

June 6, 2014

Dear Willis Shareholder,

You are cordially invited to attend our Annual General Meeting of Shareholders at 9:00 a.m. GMT on Wednesday, July 23, 2014, to be held at the Four Seasons Hotel, Simmonscourt Road, Dublin 4, Ireland.

In addition to the matters described in the attached Notice of Annual General Meeting and Proxy Statement, you will have an opportunity to meet your directors and executive officers. Your representation and vote are important and your ordinary shares should be voted whether or not you plan to come to the Annual General Meeting. Please complete, sign, date, and return your proxy card promptly.

In reviewing the Proxy Statement you will find detailed information about the director nominees’ qualifications and why we believe they are the right people to represent you. You will also see that changes to the compensation program that we told you about last year, after an extensive engagement with shareholders, were fully implemented in 2013. These changes reflect the Board’s and Compensation Committee’s commitment to respond to shareholder feedback and create appropriate incentives for executives to improve individual and Company performance to enhance shareholder value. We hope you recognize the value of our approach to executive compensation and will provide your endorsement when voting. A summary of the key features of our compensation program is provided in the “2014 Proxy Statement Highlights” on page 1 and in the “Executive Compensation — Compensation Discussion and Analysis” section on page 33.

Yours sincerely,

James F. McCann

Chairman of the Board

WILLIS GROUP HOLDINGS PUBLIC LIMITED COMPANY

Grand Mill Quay

Barrow Street, Dublin 4, Ireland

NOTICE OF 2014 ANNUAL GENERAL MEETING OF SHAREHOLDERS

to be held on Wednesday, July 23, 2014

NOTICE IS HEREBY GIVEN that the 2014 Annual General Meeting of Willis Group Holdings Public Limited Company (“Willis” or the “Company”), a company incorporated under the laws of Ireland, will be held at 9:00 a.m. GMT on Wednesday, July 23, 2014 at the Four Seasons Hotel, Simmonscourt Road, Dublin 4, Ireland for the following purposes:

1.	To elect 12 directors;

2.	To ratify the reappointment of Deloitte LLP as independent auditors until the close of the next Annual General Meeting of Shareholders and to authorize the Board of Directors, acting through the Audit Committee, to fix the auditor’s remuneration;

3.	To cast an advisory vote to approve named executive officer compensation;

4.	To approve an amendment to the Company’s Willis Group Holdings Public Limited Company 2012 Equity Incentive Plan (the “2012 Plan”) to increase the number of shares authorized for issuance under the 2012 Plan;

5.	To renew the directors’ authority to issue shares under Irish law;

6.	To renew the directors’ authority to opt-out of statutory pre-emption rights under Irish law;

7.	To authorize holding the 2015 Annual General Meeting of Shareholders at a location outside of Ireland; and

8.	To consider and vote on such other business as may properly come before the meeting or any adjournment thereof.

During the Annual General Meeting, the directors will present the Company’s financial statements for the period ended December 31, 2013 prepared in accordance with Irish law (“Irish Statutory Accounts”) and the reports of the directors and auditors. Shareholders present at the meeting will have an opportunity to ask any relevant and appropriate questions regarding the Irish Statutory Accounts and related reports to the representatives of our independent auditor who will be in attendance at the meeting.

Only shareholders of record on May 30, 2014 are entitled to receive notice of, and to attend and vote, in person or by proxy, at the meeting and any adjournment or postponement of the meeting. A shareholder who is entitled to attend the meeting and vote is entitled to appoint one or more proxies to attend, speak and vote. A proxy need not be a member of the Company. Company shareholders of record who attend the meeting may vote their ordinary shares personally at the meeting, even if they have sent in proxies. This Notice and Proxy Statement are being mailed or made available on the Internet to shareholders on or around June 6, 2014, together with a copy of the Company’s 2013 Annual Report and Irish Statutory Accounts, which includes financial statements for the year ended December 31, 2013.

Your vote is important. Whether you own one share or many, we greatly appreciate your prompt cooperation in voting your proxy. Please follow the instructions on the proxy card you receive. If you received this Proxy Statement by regular mail, you may cast your vote by mail, by telephone, or over the Internet by following the instructions on the enclosed proxy card. If you are accessing this Proxy

Statement through the Internet after receiving a Notice of Internet Availability, you may cast your vote by telephone or over the Internet by following the instructions set out in that notice.

On Behalf of the Board of Directors,

Nicole Napolitano

Group Company Secretary

June 6, 2014

Important Notice Regarding the Availability of Proxy Materials for the Company’s Annual General Meeting of Shareholders to be held on July 23, 2014. This Proxy Statement, the Company’s 2013 Annual Report and the Irish Statutory Accounts are available, at www.proxyvote.com.

Page
2014 Proxy Statement Highlights	1
General Information about the Proxy Materials and the 2014 Annual General Meeting of Shareholders	9
Proposal One: Election Of Directors	13
Corporate Governance	20
Proposal Two: Ratification of Reappointment of Deloitte LLP as Independent Auditors and Authorization of Board of Directors, Acting through the Audit Committee, to Fix the Auditor’s Remuneration	30
Executive Compensation: Compensation Discussion and Analysis	33
1.0 Executive Summary of our Named Executive Officer 2013 Compensation	33
1.1 Background	33
1.2 The Company’s 2013 Financial Performance and Named Executive Officer Compensation	34
2.0 The Company’s Named Executive Officer Compensation Program	35
2.1 Compensation Committee Consultant	35
2.2 Peer Group and Market Data	36
2.3 Result of 2013 Say-on-Pay Vote	37
2.4 Summary Chart of the Components of Our Named Executive Officers’ Compensation	37
2.5 Summary of CEO Compensation	40
3.0 Named Executive Officer 2013 Annual Compensation	40
3.1 Perquisites and Other Benefits	47
4.0 Clawback Policy	48
5.0 Executive Officer and Non-Employee Director Share Ownership Guidelines	48
6.0 Anti-Hedging Policies	49
7.0 Share Award Policy	49
8.0 Tax and Accounting Implications	50
9.0 Payments on Change of Control and Termination	51
Compensation Committee Report	53
Compensation Committee Interlocks and Insider Participation	54
Compensation Tables	55
Proposal Three: Advisory Vote on Named Executive Officer Compensation	74
Proposal Four: Approval of An Amendment to the Willis Group Holdings Public Limited Company 2012 Equity Incentive Plan to Increase the Number of Shares Authorized for Issuance under the Plan	76
Proposal Five: Renew the Directors’ Authority to Issue Shares Under Irish law	89
Proposal Six: Renew the Directors’ Authority to Opt-out of Statutory Pre-emption Rights under Irish law	90
Proposal Seven: Authorization to Hold the 2015 Annual General Meeting of Shareholders of Willis Group Holdings Public Limited Company at a Location Outside of Ireland	92
Security Ownership	93
Section 16 Beneficial Ownership Reporting Compliance	96
Incorporation By Reference	96
Solicitation of Proxies	96
Ethical Code	97
Shareholder and Other Proposals	97
Exhibit A: Reconciliation of GAAP to Non-GAAP Information	A-1
Exhibit B: Willis Group Holdings Public Limited Company 2012 Equity Incentive Plan	B-1

2014 PROXY STATEMENT HIGHLIGHTS

For more complete information about the topics discussed below, please review the entire Proxy Statement.

2014 Annual General Meeting of Shareholders

• Date and Time:	July 23, 2014 at 9:00 a.m. GMT. Registration begins at 8:30 a.m. GMT.

• Place:	Four Seasons Hotel, Simmonscourt Road, Dublin 4 Ireland

• Record Date:	May 30, 2014

• Voting:	Shareholders as of the record date are entitled to vote. Each share is entitled to one vote for each director nominee and each of the other proposals.

• Attendance:	All shareholders may attend the meeting.

Meeting Agenda and Voting Recommendations

Proposals	Board Recommendation
1. Election of directors	For Each Nominee

2. Ratification of the reappointment of Deloitte LLP as our independent auditors	For

3. Advisory vote on our named executive officers’ compensation	For

4. To approve an amendment to the 2012 Plan to increase the number of shares authorized for issuance under the 2012 Plan	For

5. To renew the directors’ authority to issues shares under Irish law	For

6. To renew the directors’ authority to opt-out of statutory pre-emption rights under Irish law	For

7. To authorize holding the 2015 Annual General Meeting of Shareholders at a location outside of Ireland	For

1.	Election of Directors

We are asking you to vote “FOR” each of the director nominees listed below. All incumbent directors attended at least 75% of Board and relevant committee meetings in 2013. Set forth below is summary information about each nominee at the 2014 Annual General Meeting of Shareholders and the Committees they sit on. Other than our Group Chief Executive Officer, Dominic Casserley, each director nominee qualifies as independent under applicable standards.

Nominee	Age	Director Since	Summary Background	Committee Membership
Dominic Casserley	56	2013	CEO of Willis Group Holdings plc	• Executive
Anna C. Catalano	54	2006	Former Group Vice President, Marketing for BP plc	• Compensation • Governance
Sir Roy Gardner	68	2006	Former Chairman of Compass Group, PLC	• Executive • Risk (Chairman)
The Rt. Hon. Sir Jeremy Hanley, KCMG	68	2006	Former Member of Parliament for Richmond and Barnes	• Audit
Robyn S. Kravit	62	2008	Chief Executive Officer of Tethys Research, LLC	• Risk

Nominee	Age	Director Since	Summary Background	Committee Membership
Wendy E. Lane	63	2004	Chairman of Lane Holdings, Inc.	• Audit • Compensation (Chairman)
				• Executive
Francisco Luzón	66	2013	Former Executive Board Member and General Manager of the Latin American Division of Banco Santander, S.A.	• Governance
James F. McCann	62	2004	Chairman and CEO of 1-800-Flowers	• Executive • Governance (Chairman)
Jaymin Patel	46	2013	President and CEO of GTECH Americas	• Compensation
Douglas B. Roberts	66	2003	Professor and the Director for Institute of Public Policy and Social Research — Michigan State University	• Audit (Chairman) • Executive
Dr. Michael J. Somers	71	2010	Former CEO of Irish National Treasury Management Agency	• Audit
Jeffrey W. Ubben	52	2013	Founder, CEO and the Chief Investment Officer of ValueAct Capital	• Risk

In considering whether to vote for the above director nominees, you should also consider the highlights of our corporate governance practices which our directors follow and may be relevant to your evaluation of the director nominees.

Corporate Governance Highlights

•	Split the CEO and Chairman roles; James McCann has served as the independent Chairman since July 2013.

•	Maintain the position of a Presiding Independent Director in the event the director serving as Chairman is not independent.

•	Maintain share ownership guidelines and retention policy for executive officers.

•	Maintain significant share ownership guidelines for directors.

•	Prohibit margin accounts and pledging of shares by directors and executive officers.

•	Majority voting for directors in uncontested elections; directors that do not receive a majority vote are not elected to the Board.

•	All directors (except the CEO), are independent.

•	Separate Board Risk Committee provides additional oversight of risk management.

•	Active Board participation in succession planning.
•	Require the CEO to seek approval of the Governance Committee before serving on any other public company board.

•	Restrict directors (other than the CEO) from serving on the boards of more than 3 publicly-traded companies in addition to the Company’s board. As noted above, the CEO is further restricted.

•	Require a director who experiences materially changed circumstances to offer his or her resignation from the Board.

•	Annual election of directors.

•	Annual review of the slates of the Board Committees.

•	Executive sessions of independent directors at regularly scheduled Board and Committee meetings.

•	Annual Board and Committee self-evaluations.

•	Continuing director education.

2.	Ratification of the Reappointment of Independent Auditors

The Audit Committee recommended that the Board ratify the reappointment of Deloitte LLP as the Company’s independent auditor for the fiscal year ending December 31, 2014, and the Board did so in February 2014. We are asking you to ratify the reappointment of Deloitte LLP as the Company’s independent auditors and to authorize the Board, acting through the Audit Committee, to fix the auditor’s remuneration.

3.	Advisory Vote on Named Executive Officer Compensation

We are asking for your support for our named executive officer compensation as described in this Proxy Statement. While your vote is advisory, and not binding on the Compensation Committee or the Board of Directors, they will consider the outcome of the vote and any concerns raised by shareholders when determining future compensation arrangements. In deciding how to vote, we encourage you to consider key features of our 2013 compensation program discussed below.

Compensation Philosophy

The Company’s objective is to attract and retain highly qualified and talented executives and professionals. We also aim to create appropriate incentives for our executives to improve their individual performance with the objective of improving the Company’s long-term performance, and as a result, to create value and wealth for our shareholders. These objectives form the basis of the Company’s compensation philosophy. The key components of our compensation philosophy are:

•	Base salary, which is designed to provide a fixed level of remuneration to fairly compensate executives for their time and effort based on the individual’s role, experience and skill;

•	Annual incentive compensation, which is designed to incent and reward our named executive officers for their contribution in generating strong financial performance at the Company, and strong financial or strategic performance, at their business or functional unit; and

•	Long-term incentive compensation with both performance-based and time-based components, which is designed to both incent and reward performance and to help ensure retention.

Through these elements we seek to align the compensation of our named executive officers with the Company’s performance.

The Company’s 2013 Financial Performance and Named Executive Officer Compensation

The macroeconomic environment in 2013, while better than 2012, remained challenging globally but especially in three of our key geographic markets, the United Kingdom, Western Europe and North America. Adjusted EBITDA, a key financial metric in calculating named executive officer compensation in 2013, was $874 million in 2013. That is down $16 million from $890 million in 2012. However, on a like-for-like basis, assuming we expensed bonuses in 2012 the way we did in 2013, adjusted EBITDA in 2012 would have been $48 million lower, or $842 million. On that basis, adjusted EBITDA improved $32 million, or 3.8%, in 2013.1

On the top line, Willis saw solid improvement in its revenues, with reported commissions and fees growth of 5.1% over 2012 and organic commissions and fees growth of 4.9%. That revenue growth breaks out by segment as follows:

•	North America reported commissions and fees growth of 5.4% and organic commissions and fees growth of 4.9%;

•	International reported commissions and fees growth of 3.9% and organic commissions and fees growth of 4.1%; and

[1]	Organic commissions and fees growth and Adjusted EBITDA figures are Non-GAAP figures. A reconciliation of the Non-GAAP to GAAP figures are located on Exhibit A.

•	Global reported commissions and fees growth of 5.7% and organic commissions and fees growth of 5.6%.

Additionally, in 2013, the Company:

•	Generated 2013 cash flow from operating activities of $561 million, up $36 million from the prior year;

•	Maintained cash on hand of $796 million at December 31, 2013, up almost $300 million from year end 2012;

•	Refinanced over $500 million of debt, pushing out maturities 10 and 30 years, effectively increasing the weighted average maturity of our debt while mildly decreasing the overall cost of debt; and

•	Made substantive progress on key strategic initiatives centered around how and where we will compete, including executing and announcing a number of organizational structure changes, invested in markets where we see growth opportunities and divesting in markets where we don’t see the strategic advantage or growth opportunities.

The annual incentive compensation awards for our named executive officers (other than Joseph Plumeri) were based on a combination of the Company’s performance (80% for Dominic Casserley and 60% for Michael Neborak, Stephen Hearn, Timothy Wright, Todd Jones and Victor Krauze) and individual and business unit or corporate function performance (20% for Dominic Casserley and 40% for Michael Neborak, Stephen Hearn, Timothy Wright, Todd Jones and Victor Krauze). The Company performance portion was calculated measuring organic commissions and fees growth against a target of 5.8% and adjusted EBITDA against a target of $902 million. The Compensation Committee set challenging targets to incent the Company and the named executive officers to deliver strong financial performance. Because the Company’s actual performance was close to but did not reach these targets, the portion of the annual incentive compensation awards based on Company performance produced a blended payout percentage of 89.5% of the targets. The Compensation Committee similarly set demanding individual and business unit performance goals.

After taking into account both Company performance and individual and business unit performance based on the formula above, the annual incentive compensation awards to our named executive officers were as follows:

•	Dominic Casserley was awarded $2,061,000 representing approximately 92% of his target payout.

•	Michael Neborak was awarded $540,000, representing 90% of his target payout.

•	Stephen Hearn was awarded £975,200 (or $1,525,213), representing 92% of his target payout.

•	Timothy Wright was awarded £810,950 (or $1,268,326), representing approximately 93% of his target payout.

•	Todd Jones was awarded $708,600, representing approximately 94% of his target payout.

•	Victor Krauze was awarded $826,875, representing 90% of his target payout (pro-rated to reflect change in job responsibilities).

Joseph Plumeri’s 2013 pro-rated annual incentive compensation award was based 100% on Group financial performance. As a result, he was awarded $1,678,125, representing approximately 90% of his target payout. Mr. Plumeri resigned as Group CEO on January 6, 2013 and as Chairman of the Board on July 7, 2013.

Our current named executive officers also received time-based restricted share units (“RSUs”), performance-based RSUs and time-based options as long-term incentive awards. The performance-based RSUs are based on three-year performance period targets in lieu of the previous one-year performance targets, designed to encourage sustained financial performance. The value of these awards cannot be fully calculated until the requisite time periods are reached, the three-year performance period has ended and performance against the targets is calculated. The grant date fair value of the awards are below, however, the named executive officers will not realize the full value of such awards if the three-year performance targets are not reached:

•	Dominic Casserley: $5,250,000;

•	Michael Neborak: $1,000,000;

•	Stephen Hearn: $2,200,000;

•	Timothy Wright: $1,200,000; and

•	Todd Jones: $750,000.

Redesign of our Named Executive Officer Compensation for 2013

In 2012 and 2013, the Compensation Committee redesigned our named executive officer compensation after members of the Committee and management engaged in extensive shareholder engagement. As a result, shareholder support at our 2013 Annual General Meeting of Shareholders of our compensation program was sharply up at approximately 89% from approximately 54% the year before. However, not all of the changes could be implemented before 2013 and the Compensation Discussion and Analysis and compensation tables still focused on the compensation of our former CEO, Joseph J. Plumeri, who resigned effective January 6, 2013 but remained on as Chairman until July 7, 2013 to effect an orderly transition of knowledge and relationships. For 2013, all of the changes are fully implemented, as reflected throughout this proxy and summarized below. Specifically, the Board and Compensation Committee:

•	Sought advice from its independent compensation consultant, Towers Watson, regarding the design of the Company’s new CEO compensation package, including the level of pay relative to the market in which we compete for talent, the mix of fixed to variable pay components and the relationship of the CEO’s pay level compared to the other named executive officers’ compensation.

•	Revised financial metrics for the Company’s annual incentive compensation awards and performance-based long-term incentive awards to differentiate between and to emphasize both short-term and long-term financial performance.

•	Replaced adjusted earnings per share (“EPS”) and adjusted operating margin with organic commissions and fees growth and adjusted EBITDA as metrics for our annual incentive compensation awards because they believe they are key drivers of increasing cash flow and, therefore, important constituents of shareholder value creation. Additionally, adjusted EBITDA is an appropriate short-term metric because it measures cash-based operating income and ensures that appropriate investment in the Company is encouraged.

•	Eliminated the one-year performance period targets for the long-term incentive compensation awards and adopted three-year performance period targets to encourage sustained financial performance. They also replaced previously used metrics, adjusted EPS and adjusted operating margin, with organic commissions and fees growth and adjusted EBIT (modified by a cost of capital charge for acquisitions or a cost of capital credit for dispositions made during the performance period). Adjusted EBIT (modified as described above) is an appropriate long-term metric because it provides management accountability for investment decisions (mergers and acquisitions and capital expenditures) over time.

•	Adopted a strict policy prohibiting directors and executive officers from entering into margin accounts or pledging shares.

•	Confirmed our philosophy that incentive pay should be performance driven and not guaranteed. Accordingly, unless there are material and compelling circumstances (i.e., on a limited basis, in connection with new hires), the Compensation Committee will not approve guaranteed incentive awards. As discussed further below, our new Chief Executive Officer’s compensation does not include any guaranteed annual incentive compensation awards.

•	Revised our executive officer share ownership guidelines to require each executive officer to own shares equivalent in value to a multiple of his or her base salary, as set forth below:

Position	Multiple
Group CEO	6.0x base salary
Executive Officers Leading Major Business Units and Group CFO	3.0x base salary
Other Executive Officers	2.0x base salary

•	Required our executives to retain at least 50% of the net shares received under equity award programs until the ownership guidelines are met.

The Board and the Compensation Committee will continue to review the Company’s executive compensation programs and make improvements as appropriate.

Compensation Highlights for Our New CEO

In January 2013, the Board appointed Dominic Casserley as the Company’s CEO. The Company recruited Mr. Casserley from McKinsey & Company, where he led McKinsey’s Greater China Practice and its UK and Ireland Practice and served as a senior partner and member of the firm’s global board. At the same time, the Board promoted Mr. Stephen Hearn to the new role of Deputy CEO. This was a successful partnership in 2013 and the Board continues to believe the combination of Mr. Casserley’s external perspective and broad global financial experience and Mr. Hearn’s internal perspective and deep industry experience is a powerful partnership to drive the Company’s strategic direction.

Consistent with the Compensation Committee’s and Board’s compensation philosophy for 2013 and beyond, we structured Mr. Casserley’s compensation as follows:

•	Lowered the CEO’s total target pay package by over 25% compared to Mr. Plumeri resulting in less disparity between the compensation of the CEO and other named executive officers.

•	Lowered the CEO’s amount of fixed pay by almost 45% and added a cap on his annual incentive compensation awards.

•	Provided the CEO, as a transition payment, with a one-time sign-on cash award of $1,500,000, which was not paid until January 2014, the start of his second year of service. We believed this payment was reasonable and necessary to recruit our CEO given that he was moving from McKinsey & Company’s all-cash based compensation system to a system that combines cash and equity. Mr. Casserley is required to repay 50% of the award if he resigns without “good reason” (as such term is defined in his employment agreement) prior to the completion of two years of service.

•	Provided that the CEO’s 2013 annual incentive compensation awards, if any, would be paid partially in equity as a means to building share ownership.

•	Revised the CEO’s 2013 annual incentive award to be based 80% on the Company’s financial metrics and 20% on individual performance, with no guaranteed payment.

•	Continued the practice of providing a double trigger for accelerating vesting of the CEO’s equity upon a change of control.

Other Compensation Highlights

Other relevant parts of our compensation program are as follows:

•	Annual “say on pay” vote (as recommended by the Board and management in 2011 and as supported by a majority of shareholders).

•	Clawback policy applicable to executive officers for incentive payments and equity-based awards.

•	Significant share ownership guidelines for executive officers and outside directors and related retention policy.

•	Prohibition on margin accounts and pledging of shares by directors and executive officers.

•	No dividends paid on earned or unearned performance-based RSUs.

•	Independent evaluation of alignment of realizable pay to relative long-term performance.

•	Independent compensation consultant selected and overseen by the Compensation Committee.

•	No option repricings without shareholder approval.

•	Minimal perquisites for executives.

•	No excise tax gross-ups.

•	Compensation Committee oversight of risks associated with compensation policies and practices.

•	72.5% of the Group CEO total compensation is performance based and on average 68% of the business segment leaders total compensation leaders is performance-based.

4.	Amendment to 2012 Plan to Increase the Number of Shares Available for Issuance Under the 2012 Plan

At the Annual General Meeting of Shareholders, our shareholders are being asked to approve an amendment to the 2012 Plan to increase by 10,000,000 the number of ordinary shares reserved for issuance under the 2012 Plan to an aggregate of 23,000,000 shares. As of March 31, 2014, 544,700 ordinary shares were reserved for issuance and available for future awards under the 2012 Plan. As a result of the limited number of shares remaining available for issuance under the Company’s stock plans, and in order to have an appropriate supply of shares available for equity awards under the 2012 Plan to recruit, hire, and retain the talent necessary to achieve strong performance in the future, we are requesting the additional 10,000,000 shares for which shareholder approval is being sought. If the amendment is approved by the shareholders, approximately 10,544,700 shares would be available for the grant of new awards under the 2012 Plan (including shares available for issuance as of March 31, 2014). Upon the recommendation of the Compensation Committee, our Board of Directors unanimously approved the amendment to the 2012 Plan subject to shareholder approval. Until the amendment is approved by our shareholders, no awards may be granted under the 2012 Plan with respect to the additional shares reserved for issuance under the amendment.

5.	Renewal of the Directors’ Authority to Issue Shares under Irish Law

As a matter of Irish company law, the directors of a company may not issue new ordinary or preferred shares unless approved by shareholders and such authority can only be conferred for a maximum of five years. Shareholders previously conferred such authority on our Board but the authority is due to expire on December 30, 2014. It is now proposed to renew the directors’ authority for a five-year period to expire on July 23, 2019. Please note, we are not asking you to approve an increase to our authorized share capital. You are only being asked to renew the directors’ existing authority to issue shares for an additional five years. Your approval of this proposal will simply provide directors with continued flexibility to issue shares up to the maximum of our existing authorized but unissued share capital, subject to the requirements of the New York Stock Exchange (“NYSE”) to obtain further shareholder approval under certain conditions described in more detail in our proposal below.

6.	Renewal of the Directors’ Authority to Issue Shares for Cash Without First Offering Shares to Existing Shareholders

In general, unless otherwise authorized, before an Irish public limited company can issue shares for cash to any new shareholders, it must first offer the shares to existing shareholders of the company on a pro-rata basis (commonly referred to as the statutory pre-emption right). The Company’s articles of association currently authorize directors to issue new shares for cash, up to a maximum of the Company’s authorized but unissued share capital, without first offering them to existing shareholders, thereby opting out of the statutory pre-emption right (the “opt-out authority”). The opt-out authority has been in place since the Company’s redomiciliation to Ireland and reflects the authorizations in place prior to the redomiciliation. Under Irish law, the opt-out authority can be granted for a maximum period of five years, at which point it will lapse unless renewed by the shareholders of the Company by a special resolution. The current opt-out authority is due to expire on December 30, 2014. It is now proposed to renew the opt-out authority for a further five-year period to expire on July 23, 2019.

Similar to the authorization sought for Proposal Five, this authority is fundamental to our business and enables us to issue shares under our equity compensation plans and if applicable, will facilitate our ability to fund acquisitions and otherwise raise capital. We are not asking you to approve an increase in our authorized share capital. Instead, approval of this proposal will only grant the Board the authority to issue shares in the manner already permitted under our articles of association and merely place us on par with other NYSE-listed companies with whom we compete.

7.	Authorization to Hold the 2015 Annual General Meeting of Shareholders at a Location Outside of Ireland

Under Irish law, the Company’s shareholders must authorize holding any Annual General Meeting of Shareholders at a location outside of Ireland. The Board may desire to hold the 2015 Annual General Meeting of Shareholders in the United States, and is therefore asking our shareholders to authorize holding the 2015 Annual General Meeting of Shareholders at a location outside of Ireland.

8.	2015 Annual General Meeting Shareholder Submission Dates

•	Deadline for nominations for election to the Board:

•	Deadline for Rule 14a-8 shareholder proposals for inclusion in the Proxy Statement:

•	Date beyond which the Company is able to confer discretionary authority to vote on shareholder proposals on its appointees:

January 11, 2015

#

February 10, 2015

#

April 26, 2015

GENERAL INFORMATION ABOUT THE PROXY MATERIALS

AND THE 2014 ANNUAL GENERAL MEETING OF SHAREHOLDERS

References to “shares” in this Proxy Statement are to the ordinary shares, nominal value $0.000115 per share.

Why am I receiving these materials?

We are making this Proxy Statement available to you on or around June 6, 2014 because the Board of Directors is soliciting your proxy to vote at the Company’s 2014 Annual General Meeting of Shareholders on July 23, 2014. The information provided in this Proxy Statement is for your use in deciding how to vote on the proposals described below.

The Proxy Statement and the following documents are available on the website at www.proxyvote.com and the Company’s website at www.willis.com:

•	Our Notice of Annual General Meeting of Shareholders and Notice of Internet Availability of Proxy Materials;

•	Our Annual Report, which includes financial statements for the fiscal year ended December 31, 2013; and

•	Our Irish Statutory Accounts for the period ended December 31, 2013, and the reports of the directors and auditors thereon.

If you request, we will deliver to you a printed version of these materials.

How will the proxy materials be distributed and are they available on the Internet?

The instructions for accessing proxy materials and voting can be found in the information you received.

For shareholders who received a notice by mail about the Internet availability of proxy materials: You may access the proxy materials and voting instructions over the Internet via the web address provided in the Notice of Internet Availability. In order to access this material and vote, you will need the control number provided on the notice you received in the mail. You may vote by following the instructions on the notice or on the website.

For shareholders who received the proxy materials by mail: You may vote your shares by following the instructions provided on the proxy card or voting instruction form. If you vote by Internet or telephone, you will need the control number provided on the proxy card or voting instruction form. If you vote by mail, please complete, sign and date the proxy card or voting instruction form and mail it in the accompanying pre-addressed envelope.

You have the right to request paper copies of the proxy materials, free of charge, regardless of whether you are a record or beneficial owner of shares. Shareholders of record may request paper copies by contacting the Company Secretary or by following the instructions contained in the notice. If you hold shares through brokers, banks or other nominees, you should receive written instructions on how to request paper copies of the proxy materials if you so desire. We recommend that you contact your broker, bank or other nominee if you do not receive these instructions along with the Company’s proxy documents.

Why are there two sets of financial statements covering the same period?

Under applicable U.S. securities laws, we are required to send to you our financial statements for the fiscal year ended December 31, 2013. These financial statements, included in our Annual Report, are available on the website at www.proxyvote.com and the Company’s website at www.willis.com and, if you request, will be delivered in a printed version to you. Under Irish company law, we are also required to provide you with our Irish Statutory Accounts, including the reports of our directors and auditors thereon, which accounts have been prepared in accordance with Irish law. The Irish Statutory Accounts are available on the website at www.proxyvote.com and the Company’s website at www.willis.com, will be presented at the Annual General Meeting of Shareholders to be held on July 23, 2014 and, if you request, will be delivered in a printed version to you.

What is the recommendation of the Board of Directors on each proposal scheduled to be voted on at the meeting? How do the Board of Directors and executive officers intend to vote with respect to the agenda items?

The Company’s Board of Directors recommends that you vote FOR the election of each of the directors; FOR the ratification of the reappointment of Deloitte LLP as the Company’s independent auditors and the authorization of the Board of Directors, acting through the Audit Committee, to fix the independent auditor’s remuneration; FOR the approval, on an advisory basis, of the compensation of our named executive officers; FOR an amendment to the 2012 Plan to increase the number of shares authorized for issuance under the 2012 Plan; FOR the renewal of the directors’ authority to issue shares under Irish law; FOR the renewal of the directors’ authority to opt-out of statutory pre-emption rights under Irish law; and FOR the 2015 Annual General Meeting of Shareholders to be held at a location outside of Ireland.

Our directors and executive officers have indicated that they intend to vote their shares in favor of each of the proposals in accordance with the Board’s recommendations. As of May 30, 2014, our current directors, director nominees and executive officers and their affiliates beneficially owned in the aggregate approximately —% of our outstanding shares.

How do I attend the Annual General Meeting?

All shareholders of record on May 30, 2014 are invited to attend the Annual General Meeting in person. For admission to the meeting, shareholders of record should bring proof of identification and address. Those who have beneficial ownership of shares held by a bank, brokerage firm or other nominee should bring account statements or letters from their banks, brokers or other nominee showing that they owned Willis shares as of May 30, 2014. Registration will begin at 8:30 a.m. GMT on July 23, 2014 and the meeting will begin at 9:00 a.m. GMT.

Who is entitled to vote?

Holders of our shares, as recorded in our share register on May 30, 2014, may vote at the meeting. As of May 30, 2014, the latest practicable date, there were — shares outstanding. Holders are entitled to one vote per share. A list of shareholders will be available for inspection for at least 10 days prior to the meeting at our offices at 200 Liberty Street, New York, NY 10281-1003.

How do I vote?

You may vote in person at the meeting or by proxy. We recommend that you vote by proxy even if you expect to attend the meeting. You are entitled to appoint one or more proxies to attend, speak and vote instead of you. A proxy need not be a member of the Company. You will be able to change your vote at the meeting if you attend in person.

Please refer to your proxy card or the information forwarded by your bank, broker or other holder of record to see how you should complete your proxy card and deliver it to the Company.

How do proxies work?

The Company’s Board of Directors is asking for your proxy. Giving us your proxy means you authorize us to vote your shares at the meeting, or at any adjournment of the meeting, in the manner you direct. You may vote for or against the proposals or abstain from voting. You may also vote for all, some or none of the directors seeking election.

If you sign and return the enclosed proxy card but do not specify how to vote, we will vote your shares for all proposals in accordance with the recommendations made by the Board.

If your shares are held in an account with a broker, bank or other nominee, this institution is considered the shareholder of record and you are considered the “beneficial owner” or “street name holder” of those shares. In this case, your broker or bank (or its agent) or other nominee has forwarded the proxy materials, and separate voting instructions, to you. Because you are not the shareholder of record, you may not vote your shares in person at the Annual General Meeting unless you obtain a valid proxy from the broker, bank or other nominee that holds your shares, giving you the right to vote the shares in person at the meeting. As the beneficial owner of the shares, you have the right to direct your broker, bank or other nominee how to vote your shares by following the voting instructions provided to you with the proxy materials.

Under relevant NYSE rules, if you do not instruct your broker how to vote, your broker will only be able to vote your shares with respect to “routine” matters. The only routine matter is the ratification of the reappointment of Deloitte LLP as the Company’s independent auditors (Proposal 2). Broker discretionary voting is not permitted for any of the other proposals because they are “non-routine” matters.

As of the date hereof, we do not know of any other business that will be presented at the meeting. If other business shall properly come before the meeting or any adjournment or postponement thereof, your proxy gives the person or persons named in the proxy the authority to vote on the matter in accordance with the recommendation of our Board of Directors.

Who is paying the costs of soliciting this proxy?

In addition to this mailing, our employees may solicit proxies personally, electronically or by telephone. We pay the costs of soliciting this proxy. MacKenzie Partners has been retained to assist in the proxy solicitation at a base fee of approximately $15,000 plus expenses. We also reimburse brokers and other nominees for their expenses in sending these materials to you and getting your voting instructions. For further information on these arrangements, please refer to “Solicitation of Proxies.”

If I vote and then want to change or revoke my vote, may I?

If you are a shareholder of record, you may revoke your proxy at any time before the meeting by submitting a new proxy with a later date, by a later telephone or Internet vote, by voting in person at the meeting, or by notifying our Company Secretary. Written revocations to the Company Secretary should be directed to:

Company Secretary

c/o Office of the General Counsel

Willis Group Holdings Public Limited Company

200 Liberty Street

New York, NY 10281-1003

If your shares are held in a stock brokerage account or by a bank or other nominee on your behalf, follow the voting instructions provided to you with this Proxy Statement to determine how you may change your vote.

What is the quorum required for the Annual General Meeting?

In order to carry on the business of the meeting, we must have a quorum. Under our articles of association, a quorum is reached when shareholders holding at least 50% of our issued and outstanding shares are present in person or by proxy and entitled to vote.

Only the Company’s shareholders, their proxy holders, the Company’s directors, the Company’s auditors and the Company’s guests may attend the meeting.

What vote is required for approval of each proposal and what is the effect of broker non-votes and abstentions?

All proposals to be acted on at the meeting other than Proposal Six require the affirmative vote of a majority of the votes cast at a meeting at which a quorum is present. Proposal Six requires the affirmative vote of not less than 75% of the votes of the shareholders cast at a general meeting. Abstentions and broker non-votes, though counted for the purposes of determining that a quorum is present, will not be counted as votes cast and therefore will have no effect. A broker non-vote is a proxy submitted by a broker where the broker fails to vote on behalf of a client on a particular matter because the broker was not instructed by the beneficial owner when such instruction is required by the NYSE with respect to such matter.

Who will count the votes and certify the results?

Computershare has been appointed as the independent Inspector of Election and will count the votes, determine whether a quorum is present, evaluate the validity of proxies and ballots, and certify the results of the voting.

Who is your transfer agent?

Our transfer agent is Computershare. All communications concerning accounts of shareholders of record, including address changes, name changes, inquiries as to requirements to transfer shares and similar issues, can be handled by calling toll-free (866) 259-7716 (U.S.) or (201) 680-6578 (outside the U.S.) or (800) 231-5469 (hearing impaired) or by accessing the web site at www.computershare.com/investor.

PROPOSAL ONE

ELECTION OF DIRECTORS

The Company’s directors are elected by the affirmative vote of a majority of the votes cast by shareholders at the Annual General Meeting and hold office only until the next Annual General Meeting of Shareholders unless they are earlier removed or resign before that meeting. Any nominee for director who does not receive a majority of the votes cast is not elected to the Board. The Nominating and Corporate Governance Committee (the “Governance Committee”) has reviewed the needs of the Board and the qualities, experience and performance of each director and director nominee. At the Governance Committee’s recommendation, the Board has nominated all current directors to hold office until the next Annual General Meeting of Shareholders unless they are earlier removed or resign before that meeting.

The Board unanimously recommends you vote “FOR” the election of each of the directors.

Nominees for Election

Willis Group Holdings plc is a leading global risk advisor, insurance and reinsurance broker. Through its subsidiaries, Willis develops and delivers professional insurance, reinsurance, risk management, financial and human resources consulting and actuarial services to corporations, public entities and institutions around the world. We have approximately 21,700 employees around the world (including approximately 3,700 at our associate companies) and a network of in excess of 400 offices in approximately 120 countries.

Directors are responsible for overseeing the Company’s business around the globe consistent with their fiduciary duties. This requires highly-skilled individuals with various qualities, attributes and professional experience. The Governance Committee believes that the slate of nominees as a whole reflects the collective knowledge, integrity, reputation, and leadership abilities, and, as discussed more below, the diversity of skills and experience with respect to accounting and financial services, government and regulation, marketing and operations and global markets that the governance of the Company requires.

Qualifications

When recommending a person for new or continued membership on the Board, the Governance Committee considers each nominee’s individual qualifications in light of the overall mix of attributes represented on the Board and the Company’s current and future needs. In its assessment of each nominee, the Governance Committee considers the person’s integrity, experience, reputation, independence and when the person is a current director of the Company, his or her performance as a director. The Governance Committee considers each director’s ability to devote the time and effort necessary to fulfill responsibilities to the Company and, for current directors, whether each director has attended at least 75% of the aggregate of the total number of meetings held by the Board and any committee on which he or she served. In 2013, each director satisfied this requirement. The Governance Committee believes service on other public or private boards (including international companies) also enhances a director’s knowledge and board experience. It considers the experience of a director on other boards and board committees in both this nomination decision and in recommending the membership slate for each of the Company’s Board Committees.

The Governance Committee believes that including directors having current and previous leadership positions is important to the Board’s ability to oversee management. Extensive knowledge of the Company’s business and the industry is an important quality for directors. Additionally, because of the Company’s global reach, international experience or knowledge of a key geographic area is also important. As the Company’s business also requires continuous compliance with regulatory requirements and agencies, it is imperative for some directors to have legal, governmental, political or diplomatic expertise. If a person has served or currently serves in the public arena (whether through political service, employment as a CEO of a public company or membership on a board of a public company), then his or her integrity and reputation is also a matter of public record on which Company and its shareholders may rely. The Governance Committee also believes that the Company distinguishes itself from its competitors through marketing and, as a result, a strong marketing perspective should be represented. In light of its public and global nature (including conducting business in different countries and currencies), the Company also seeks international experience and a high level of financial literacy and experience on the Board and Audit Committee.

Diversity

The Company is committed to maintaining diversity on the Board as provided in the Company’s Corporate Governance Guidelines. The Board and the Governance Committee believe that diversity on the Board is important to ensuring a rounded perspective. Diversity is broadly interpreted by the Board to include viewpoints, background, experience, industry knowledge, and geography, as well as more traditional characteristics of diversity, such as race and gender. We believe that our commitment is demonstrated by the current structure of our Board and the varied backgrounds and skill sets of our current directors and nominees, which include three women, two persons of Asian descent and a mix of American, British, Irish and Spanish citizens.

Set forth below each biographical information is a summary of some of the key qualifications, attributes, skills and experiences discussed above that were considered by the Governance Committee for each person nominated for election at our 2014 Annual General Meeting of Shareholders. (The absence of a particular bullet-point for a director does not mean that the director does not possess other qualifications or skills in that area).

Biographical Information

Dominic Casserley — Mr. Casserley, age 56, joined the Company, as CEO and as a director on January 7, 2013 and currently serves as a member of the Company’s Executive Committee. Before joining the Company, he served as a senior partner of McKinsey & Company, which he joined in New York in 1983. During his 29 years at McKinsey & Company, Mr. Casserley was based in the U.S. for 12 years, Asia for five years, and, from 2000 until 2012, he worked across Europe while based in the London office. During his time at McKinsey & Company, Mr. Casserley led McKinsey’s Greater China Practice and its UK and Ireland Practice. Mr. Casserley was a member of McKinsey’s Shareholder Council, the firm’s global board, from 1999 to 2012 and for four years served as the Chairman of its Finance Committee. Mr. Casserley is a graduate of Cambridge University.

•	International Business Experience — Mr. Casserley’s expertise in the global financial services industry, including experience with insurance companies, and the skill of capitalizing on the opportunities of expanding into new markets, was obtained during his 29-year tenure at McKinsey where he spent 17 years working in Asia, Europe and London and, during which time, he led the firm’s Greater China Practice and its UK and Ireland Practice.

•	CEO/Management Experience — Mr. Casserley has served as the Company’s current Chief Executive Officer since January 7, 2013. In addition to serving as a senior partner at McKinsey & Company he served on the company’s global board for over 10 years and served as Chairman of the Finance Committee of that board for four years.

Anna C. Catalano — Ms. Catalano, age 54, joined the Board on July 21, 2006 and currently serves as a member of the Company’s Governance Committee and Compensation Committee. She was Group Vice President, Marketing for BP plc from 2001 to 2003. Prior to that she held various executive positions at BP and Amoco, including Group Vice President, Emerging Markets at BP; Senior Vice President, Sales and Operations at Amoco; and President of Amoco Orient Oil Company. She currently serves on the Board and the Governance Committee of Mead Johnson Nutrition and Chemtura Corporation and the Compensation Committees of Mead Johnson Nutrition, Chemtura Corporation and Kraton Performance Polymers. She serves on the Executive Committee of the Houston Chapter of the Alzheimer’s Association and serves as a director on the National Board of the Alzheimer’s Association. Ms. Catalano formerly served on the boards of SSL International plc, Hercules

Incorporated, Aviva plc and U.S. Dataworks and as an advisory board member of BT Global Services. Ms. Catalano holds a BS degree in Business Administration from the University of Illinois, Champaign-Urbana.

•	International Business — Ms. Catalano has significant executive experience in international business operations through her roles as: Group Vice President, Marketing at BP plc; Group Vice President, Emerging Markets at BP; Senior Vice President, Sales and Operations at Amoco; and President of Amoco Orient Oil Company. In 2001, Ms. Catalano was recognized by Fortune Magazine as being among the “Most Powerful Women in International Business.”

•	Marketing Experience — Ms. Catalano has over 25 years of experience in global marketing and operations. During her tenure as the head of marketing for BP plc, she was instrumental in the internal and external repositioning of the BP brand and was a primary voice behind the campaign to establish BP’s “Beyond Petroleum” positioning. She is also a frequent speaker on strategic and global branding.

•	Board and Committee Experience — Ms. Catalano has significant experience as a director and committee member from her service on other public company boards including her current service as a member of the Governance Committee of Mead Johnson Nutrition and Chemtura Corporation, the Compensation Committees of Mead Johnson Nutrition, Chemtura Corporation and Kraton Performance Polymers as well as her former service on the international company boards of SSL International plc and Aviva plc.

Sir Roy Gardner — Sir Roy Gardner, age 68, joined the Board on April 26, 2006 and currently serves as the Chairman of the Company’s Risk Committee and a member of the Executive Committee. He is a Chartered Certified Accountant and served as Chairman of Compass Group PLC, a food and support services company, until his retirement from the position in February 2014. He also served as Chairman of the Nominating Committee of Compass Group PLC. He is a Senior Advisor to Credit Suisse and also a Director and Chairman of the Nominating Committee of Mainstream Renewable Power Limited, Chairman of the Advisory Board of the Energy Futures Lab of Imperial College London, President of Carers UK, Chairman of the Apprenticeship Ambassadors Network and Chairman and member of several board committees of Enserve Group Ltd. In addition, he was Chairman of Connaught plc between May and September 2010. He previously held positions as Chief Executive of Centrica plc, Chairman of Manchester United plc, Chairman of Plymouth Argyle Football Club, Finance Director of British Gas plc, Managing Director of GEC-Marconi Ltd, Director of GEC plc and Director of Laporte plc.

•	International Business and Board Experience — The United Kingdom is an important market for the Company. Sir Roy Gardner is a well-respected British businessman who began his career in 1963 and has held leadership positions at or held director positions on the boards of a number of UK and other European companies.

•	CEO/Management Experience — Sir Roy Gardner’s senior leadership roles include his position as former Chief Executive of Centrica plc for 9 1/2 years. Centrica plc is a large multinational utility company that is based in the United Kingdom but also has interests in North America. It is listed on the London Stock Exchange and is a constituent of the FTSE 100 Index.

•	Extensive Knowledge of the Company’s Business — Sir Roy Gardner’s experience on the Board, his financial background as a UK-Chartered Certified Accountant and his former service as the Chairman of the Company’s Compensation Committee provides him with an extensive knowledge of the Company’s business and allows him to serve as an effective Chairman of the Company’s Risk Committee.

The Rt. Hon. Sir Jeremy Hanley, KCMG — Sir Jeremy Hanley, age 68, joined the Board on April 26, 2006 and currently serves as a member of the Company’s Audit Committee. He is a Chartered Accountant and a director of Willis Limited, a subsidiary of the Company, and a director and member of the Audit and Remuneration Committees of Langbar International Limited and of London Asia Capital plc. He also serves on the International Advisory Committee for GTECH S.p.A Sir Jeremy was a Member of Parliament for Richmond

and Barnes from 1983 to 1997 and held a number of ministerial position in the U.K. government, including Under Secretary of State for Northern Ireland, Minister of State for the Armed Forces, Cabinet Minister without Portfolio at the same time as being Chairman of the Conservative Party and Minister of State for Foreign & Commonwealth Affairs. He retired from politics in 1998. He also served on the Boards of Lottomatica S.p.A., Onslow Suffolk Limited, Mountfield Group Limited, Nymex London Limited and ITE Group plc. and the Audit Committee of the Joint Arab British Chamber of Commerce.

•	Legal, Governmental, Political or Diplomatic Expertise — Sir Jeremy Hanley has a deep understanding of UK governmental and regulatory affairs and public policy based on his 14 years as a member of Parliament and significant ministerial positions in the UK government. Sir Jeremy Hanley’s background is important for his role as a director of Willis Limited, a subsidiary of the Company regulated by the Financial Control Authority, the regulator of the financial services industry in the UK.

•	Financial Background — Sir Jeremy Hanley, a member of the Company’s Audit Committee, is a UK-Chartered accountant which qualifies him as an audit committee financial expert.

•	International Board and Committee Experience — Sir Jeremy Hanley also brings experience from his service on numerous international boards, including his former service on the Board and Audit Committee of Lottomatica S.p.A., an Italian company.

Robyn S. Kravit — Ms. Kravit, age 62, joined the Board on April 23, 2008 and currently serves as a member of the Company’s Risk Committee. She is an international business executive with almost 30 years of experience in establishing and directing significant China-based operations engaged in the international trading of industrial raw materials. Ms. Kravit co-founded Tethys Research LLC, a biotechnology company, and has acted as its Chief Executive Officer since 2000. From 2001 through 2010, Ms. Kravit was a Director of FONZ, the organization which manages commercial and educational activities for Smithsonian’s National Zoological Park, serving two terms as President and later chairing its Audit Committee. On January 1, 2012, she was appointed to a two-year term on the Standing Advisory Group of the Public Company Accounting Oversight Board (PCAOB), established by Congress to oversee the audits of public companies. She currently serves on the Advisory Council of Johns Hopkins University’s Whiting School of Engineering and the Board of Governors of the Washington Foreign Law Society. She previously served on the Board of InovaChem Inc. Ms. Kravit holds a BA in East Asian Studies from Vassar College, and a MA in East Asian Studies from Harvard University.

•	International Experience — China is an emerging market for the Company and Ms. Kravit’s almost 30 years of experience in international business, focusing on the Far East markets, provides the Company with an extensive knowledge base. She is fluent in Mandarin Chinese. She has established and directed significant China-based operations engaged in the international trading of industrial raw materials and has experience in devising marketing plans that adapt to evolving political and economic environments. She also has extensive experience in the management of foreign trade transactions and international risk management.

•	CEO/Management Experience — Ms. Kravit founded and since 2000 has been the Chief Executive Officer of Tethys Research LLC, a biotechnology company, and is responsible for contract, administrative and financial operations. Prior to Tethys, as Managing Director for Asian operations, Ms. Kravit functioned as CEO of a major business unit within a complex multinational corporation.

•	Financial Background — Ms. Kravit previously served on the Company’s Audit Committee and was appointed to a two-year term on the Standing Advisory Group of the PCAOB. The Standing Advisory Group advises the PCAOB on issues relating to the development of auditing standards.

Wendy E. Lane — Ms. Lane, age 63, joined the Board on April 21, 2004 and currently serves as the Chairman of the Company’s Compensation Committee and as a member of the Audit Committee and Executive Committee. She was a member of the CEO Search Committee as well as other ad hoc Board Committees convened from time to time. She has been Chairman of Lane Holdings, Inc., an investment firm, since 1992. Prior to forming Lane Holdings, Inc., Ms. Lane was a Principal and Managing Director of Donaldson, Lufkin and

Jenrette Securities Corporation, an investment banking firm, serving in these and other positions from 1981 to 1992. Ms. Lane is also a director and Audit Committee member of UPM-Kymmene Corporation, a Finnish publicly-held corporation and, until May 13, 2014, will serve as a member of the board, Nominating and Corporate Governance and Audit Committees of Laboratory Corporation of America. Ms. Lane holds a BA from Wellesley College and a MBA from Harvard Business School.

•	Financial Background — Ms. Lane has more than 15 years of experience in investment banking, including financings, mergers and acquisitions and advisory projects. Prior to forming her own investment firm in 1992, Ms. Lane was a Principal and Managing Director of Donaldson, Lufkin and Jenrette Securities Corporation, an investment banking firm, serving in these and other positions from 1981 to 1992. From 1977 to 1980, she was an investment banker at Goldman Sachs. Ms. Lane’s financial background qualifies her as an audit committee financial expert.

•	Extensive Knowledge of the Company’s Business — Ms. Lane’s service as a director, financial expertise, current dual service as the Chairman of the Company’s Compensation Committee and member of the Audit Committee and former service as a member of the Company’s Nominating and Corporate Governance Committee have provided Ms. Lane with an invaluable knowledge base of the Company and a deep understanding of the interrelationships of issues and decisions between the Committees. She was also part of the Search Committee formed by the Board in connection with appointing a new CEO.

•	International Board Experience — Ms. Lane has served for seven years on the board of UPM-Kymmene Corporation, a Finnish publicly held corporation with worldwide operations and revenues exceeding $11.5 billion.

•	Board and Committee Experience — As well as serving on almost all of Willis’ Committees, Ms. Lane serves on the Audit Committee of UPM-Kymmene Corporation, has chaired the Audit and Compensation Committees of Laboratory Corporation of America and has extensive committee experience on all of her current and past boards.

Francisco Luzón — Mr. Luzón, age 66, joined the Board on July 23, 2013 and currently serves as a member of the Governance Committee. From 1996 until January 2012, Mr. Luzón served in several capacities at Banco Santander, S.A. (a public company organized under the laws of Spain), most recently as Executive Board Member and General Manager of the Latin American Division, from 1996 until 1998, as Executive Director and Deputy to the Chairman and Head of Strategy, Communication and Investor Relations, and in 1998, as Head of Human Resources and Information Technology. Prior to that, Mr. Luzón held executive positions at several other banks, including Argentaria, S.A., Banco Exterior de Espana, S.A., Banco Bilbao Vizcaya and Banco Vizcaya. Within the last five years, Mr. Luzón has served as a Director of Banco Santander, S.A. and Inditex-Zara, the international fashion retail company. Mr. Luzón currently is a director of Latam Airlines Group, the international airline, and Member of its Finance Committee and its Strategy Committee. He also serves on the boards and advisory councils of numerous academic institutions, non-profit organizations and think tanks. He is also a consultant of the Interamerican Development Bank. Mr. Luzón has a Degree in business and economics from Bilbao University and, in 2010, received an Honorary Degree in economics from University Castilla La Mancha.

•	International Business and Management Experience — Mr. Luzón has significant international financial services experience, having served in executive roles most recently at Banco Santander, the Spanish financial institution, and other international banks over the last 30 years, and having worked in London, New York, Tokyo, the Middle East, North Africa and 12 countries in Latin America.

•	Financial Background — Mr. Luzón has over 40 years of experience working in mergers and acquisitions, the restructuring of numerous private and state-owned banks, insurance companies and financial institutions in Spain and throughout numerous countries in Latin America.

•

International Board Experience — Mr. Luzón also brings experience from his service on international boards, including his former service as a director of Banco Santander and Inditex-Zara, the international fashion retailer, and his current service as a director of Latam Airlines Group, the international airline. He has also served on the boards and advisory councils of numerous companies, academic institutions, not-for-profit organizations and think tanks.

James F. McCann — Mr. McCann, age 62, joined the Board on April 21, 2004 and currently serves as the Board’s non-executive Chairman of the Board, the Chairman of the Company’s Governance Committee, and as a member of the Executive Committee. Prior to serving as the non-executive Chairman of the Board, Mr. McCann served as the Company’s Presiding Independent Director. Mr. McCann was a member of the CEO Search Committee as well as other ad hoc Board Committees convened from time to time. He has served since 1976 as Chairman and Chief Executive Officer of 1-800-Flowers.Com, Inc., a florist and gift shop company. He also serves as a director for Scott’s Miracle-Gro, Dearborn National and JPMorgan Chase Regional Advisory Board. He previously served as a director and Compensation Committee member of Lottomatica S.p.A. and a director of Gateway, Inc. and The Boyds Collection, Ltd.

•	CEO/Management Experience — Mr. McCann has substantial management, strategic and operational experience as Chairman and CEO of 1-800-Flowers.com, Inc. The knowledge and experience he has gained through his leadership of a consumer-product and service-based public company for over 30 years continues to benefit the Company both in his role as a director, Chairman of the Board, the Chairman of the Governance Committee, Presiding Independent Director, and a member of the Executive Committee.

•	Extensive Knowledge of the Company’s Business — Mr. McCann’s service as a director of the Company, service as the Board’s non-executive Chairman of the Board, Presiding Independent Director, Chairman of the Governance Committee, member of the Executive Committee and former member of the Company’s Compensation Committee has provided him with an in-depth knowledge of the Company’s business and structure. He was also part of the Search Committee formed by the Board in connection with appointing a new CEO.

•	Board and Committee Experience — Mr. McCann has benefited from his service as a former director and member of the Compensation Committee of Lottomatica S.p.A., an Italian headquartered company and his experience as Chairman of 1-800-Flowers.com.

Jaymin Patel — Mr. Patel, age 46, joined the Board on July 23, 2013 and currently serves as a member of the Compensation Committee. Mr. Patel is currently the President and Chief Executive Officer of GTECH Americas, a division of GTECH S.p.A. (formerly named Lottomatica S.p.A.), a leading commercial operator and provider of technology in regulated worldwide gaming markets. Before becoming CEO of GTECH Corporation, then a subsidiary of Lottomatica Group S.p.A. in 2008, Mr. Patel held various executive positions at GTECH, including President and Chief Operating Officer (2007), Senior Vice President and Chief Financial Officer (2000-2007), Vice President, Financial Planning and Business Evaluation (1998-2000) and Finance Director, European and African Operations (1995-1997). From August 2006 until April 2007, Mr. Patel also served as Chief Financial Officer of Lottomatica S.p.A. (now GTECH S.p.A.). Prior to joining GTECH, Mr. Patel worked at PricewaterhouseCoopers in London. Mr. Patel serves as a member of the Board and the Executive Management Committee of GTECH S.p.A. Mr. Patel holds a B.A. with honors from Birmingham Polytechnic in the United Kingdom and qualified as a Chartered Accountant with PricewaterhouseCoopers in London.

•	CEO/Management Experience —Mr. Patel has approximately twenty years of experience as an executive of GTECH and is currently the President and Chief Executive Officer of GTECH Americas.

•	International Experience — As CEO of GTECH Americas, an international business that operates in over 55 countries, Mr. Patel has international business experience, especially growing GTECH in developing countries, including Latin America, Eastern Europe and Asia Pacific regions.

•	International Board Experience —Mr. Patel has served for six years on the Board and Executive Management Committee of Lottomatica Group S.p.A. (now GTECH S.p.A.), an Italian publicly held corporation with worldwide operations.

Douglas B. Roberts — Mr. Roberts, age 66, joined the Board on February 13, 2003 and currently serves as the Chairman of the Company’s Audit Committee and a member of the Executive Committee. He is the former Treasurer for the State of Michigan, a position held from April 2001 to December 2002 and from January 1991 to November 1998. From January 1999 to March 2001 he was Vice President of Business Development and Best Practices at Lockheed Martin IMS. Prior to January 1991, Mr. Roberts worked in the Michigan Senate as Director, Senate Fiscal Agency from April 1988 to December 1990 and as Deputy Superintendent of Public Instruction for the Department of Education. Mr. Roberts holds a doctorate in Economics from Michigan State University. Currently, Mr. Roberts is both a Professor and the Director for the Institute for Public Policy and Social Research at Michigan State University.

•	Legal, Governmental, Political or Diplomatic Experience — Mr. Roberts has a deep understanding of public finance and other public policy matters from his 28-year tenure in state government, including his years as a Michigan state treasurer and his current academic position. As Michigan state treasurer, he oversaw the state’s revenue and cash positions during a period of rebirth in Michigan’s finances and economy which included five ratings upgrades. In addition, the state Treasurer is the sole fiduciary of the state’s pension systems valued at approximately $50 billion.

•	Financial Background and Extensive Knowledge of the Company’s Business — Mr. Roberts’ business experience and education also qualify him as an audit committee financial expert and have positioned him well to serve as a Company’s director and as the Chairman of our Audit Committee.

Dr. Michael J. Somers — Dr. Somers, age 71, joined the Board on April 21, 2010 and currently serves as a member of the Company’s Audit Committee. He was Chief Executive Officer of the Irish National Treasury Management Agency from 1990, when it was established, until the end of 2009. The Agency, which is a commercial entity outside the civil service, was initially set up to arrange Ireland’s borrowing and manage its national debt. Its remit was extended to establish and manage the National Pensions Reserve Fund, of which Dr. Somers was a Commissioner, and the National Development Agency, of which he was Chairman. It also incorporated the State Claims Agency, which handles claims against the State and against hospitals and other medical institutions. Dr. Somers previously worked in the Irish Department of Finance and the Central Bank and served as Secretary General of the Department of Defense from 1985 to 1987. He was the Irish member of the EU Monetary Committee from 1987 to 1990 and chaired the EU group that established the European Bank for Reconstruction and Development. He served on the board of the Irish Stock Exchange until the end of 2009. He was the Irish Director on the Board of the European Investment Bank up to May 2013. He serves on the Boards of Allied Irish Banks plc, St. Vincent’s Healthcare Group Ltd., the Institute of Directors, Hewlett Packard International Bank plc, Fexco Holdings Ltd., and as Chairman of Goodbody Stockbrokers, a subsidiary of Fexco. He also serves as Chairman of the Audit Committees of Hewlett Packard International Bank plc and St. Vincent’s Healthcare Group and Chairman of the Risk Committee of the AIB Bank. He was awarded the honor of Chevalier of the Légion d’Honneur by the President of France. He previously served as a Council Member of the Dublin Chamber of Commerce and Ulysses Securitization plc, a government established special purpose entity whose purpose has expired and assets have been liquidated. He holds various degrees, including a master’s degree in economic science and a doctorate from University College Dublin. He is President of the Ireland Chapter of the Ireland-U.S. Council.

•	Financial Background — Dr. Somers has an extensive finance background as a result of his experience relating to Ireland’s borrowing and managing its national debt as well as his experience as the Irish member of the EU Monetary Committee.

•	International Business and Board Experience — Dr. Somers has extensive knowledge and experience in serving the Irish and European financial, business and governmental communities, including through his service on a number of Irish Boards. The Irish market is important to the Company which completed its redomicile to Ireland, in part, to facilitate business expansion. Dr. Somers also brings his experience on the Audit Committee and Risk Committee of various entities.

Jeffrey W. Ubben — Mr. Ubben, age 52, joined the Board on July 23, 2013 and is a member of the Company’s Risk Committee. Mr. Ubben is a Founder, Chief Executive Officer and the Chief Investment Officer

of ValueAct Capital. Prior to founding ValueAct Capital in 2000, Mr. Ubben was a Managing Partner at Blum Capital Partners for more than five years. Previously, Mr. Ubben spent eight years at Fidelity Investments where he managed the Fidelity Value Fund. Mr. Ubben is a former director and member of the Compensation Committee of Acxiom Corp., a former director and member of the Compensation Committee of Gartner Group, Inc., a former director and member of the Audit and Finance Committee of Misys, plc, a former director and member of the Nomination and Governance Committee of Omnicare, Inc., a former director and member of the Audit and Finance Committee of Sara Lee Corp. and a former director of several other public and private companies. In addition, Mr. Ubben serves as chairman of the national board of the Posse Foundation, is on the board of trustees of Northwestern University, and is also on the board of the American Conservatory Theater. He has a B.A. from Duke University and an M.B.A. from the J. L. Kellogg Graduate School of Management at Northwestern University.

•	Financial Background — Mr. Ubben has more than 20 years of experience in the investment management business.

•	CEO/Management Experience — Mr. Ubben’s leadership roles include serving as Chief Executive Officer and Chief Investment Officer of ValueAct Capital since 2000 and as Managing Partner at Blum Capital Partners for more than five years prior to joining ValueAct.

•	Board and Committee Experience — Mr. Ubben also brings experience from his prior service as a director and board committee member of numerous global public companies.

On April 25, 2013, the Company entered into a Nomination Agreement with ValueAct pursuant to which the Company’s Board of Directors agreed to nominate Mr. Ubben for election at the 2013 Annual General Meeting of Shareholders. In addition, ValueAct agreed, subject to exceptions, not to engage in certain transactions regarding the Company and its securities until a date specified in the Nomination Agreement. This agreement expires at the 2014 Annual General Meeting of Shareholders.

CORPORATE GOVERNANCE

In connection with consideration of Proposal 1 (Election of Directors), below is a summary of the Company’s corporate governance practices, guidelines and procedures.

Board and Committee Member Independence

Based on the recommendation of the Governance Committee, the Board has determined that, with the exception of Mr. Casserley, (i) all of the current directors and director nominees shown above and (ii) the members of the Audit Committee, Compensation Committee, Governance Committee and the Risk Committee are independent under the relevant Securities and Exchange Commission (“SEC”) rules, NYSE listing standards and the Board’s Director Independence Standards. The Board’s Director Independence Standards are part of the Company’s Corporate Governance Guidelines adopted by the Board and which comply and meet the requirements of the NYSE’s listing standards.

As discussed above, each director has significant experience and affiliations with other organizations. Accordingly, in evaluating the independence of each director, the Governance Committee considered that in the ordinary course of business, the Company provides services (such as insurance broking or consultancy services) to, receives services from or provides charitable donations to organizations affiliated with the directors. In addition, in the ordinary course of business and on an arm’s length basis, Robyn S. Kravit and James F. McCann receive broking or consultancy services from the Company on a personal basis. However, the Governance Committee determined that, in all of the above cases, the transactions do not impair the relevant director’s independence under the applicable SEC rules, NYSE listing standards or the Company’s Governance Guidelines.

Board Meetings and Attendance

The Board met formally nine times in 2013. The Board also met informally with management and its outside advisors on several occasions during the course of the year. Each of the current directors attended at least 75% of the aggregate of the total number of meetings held in 2013 of the Board and any committee on which he or she served.

The independent directors held separate executive sessions without senior management either before or after each of the Board’s regularly scheduled meetings in 2013. The Presiding Independent Director or non-Executive Chairman of the Board (as appropriate) chaired each executive session. Neither the CEO nor any member of management, at any level, attends the executive sessions of the independent directors unless invited in to discuss a particular matter.

All directors are expected to make every effort to attend the Annual General Meeting. All of the then current directors standing for re-election attended the 2013 Annual General Meeting of Shareholders held in Ireland.

Board Leadership Structure

As noted above, the members and chairs of each of our Board committees are independent based on the SEC’s, the NYSE’s and our governance standards. As a result, independent directors directly oversee such critical matters as the compensation policy for our executive officers, our nomination and corporate governance practices, and the integrity of our financial statements and internal controls over financial reporting.

In addition, the Board has determined that the Company and its shareholders are currently best served by having the roles of Chairman and CEO undertaken by different individuals. Since January 7, 2013, Mr. Casserley has served as CEO and Mr. Plumeri continued to serve in his role as Chairman until his retirement on July 7, 2013. Our Corporate Governance Guidelines further provide that when the roles of Chairman and CEO are held by the same individual, or when the Chairman is not independent under our Guidelines and relevant SEC and NYSE rules, the directors will appoint an independent director to serve as Presiding Independent Director. Mr. James McCann served as the Company’s Presiding Independent Director from October 17, 2012 until Mr. Plumeri’s retirement when the Board appointed Mr. McCann to serve as an independent non-executive Chairman of the Board, effective on July 8, 2013. Because Mr. McCann is independent under the Company’s Guidelines and relevant SEC and NYSE rules, the functions of the Presiding Independent Director are also performed by him as the Chairman.

Pursuant to the Company’s Corporate Governance Guidelines, as non-executive Chairman of the Board who is also satisfying the role of the Presiding Independent Director, Mr. McCann shall:

•	Convene and preside at executive sessions of the independent and non-management directors;

•	Serve as principal liaison on Board-related issues between the independent and non-management directors and the CEO; and, shall provide the CEO with feedback from executive sessions;

•	Discuss with the CEO prior to Board meetings the information to be provided to directors and review and approve such information;

•	Approve Board meeting agenda items and, with the CEO, propose for Board approval the Board’s calendar including the number and frequency of Board meetings, with regard to ensuring that there is sufficient time for discussion of all agenda items. He (and any other director) may request inclusion of additional agenda items;

•	Recommend to the Board the retention of outside advisors and consultants who report directly to the Board on board-related issues;

•	Consult with the Governance Committee on the appointment of chairs and members for Board Committees;

•	Be available for consultation and communication with shareholders in appropriate circumstances, as instructed by the Board; and

•	Perform such other functions and responsibilities as requested by the Board from time to time.

The Board’s Committees

The Committees and its members, as of May 30, 2014, are described below in further detail:

	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee	Risk Committee	Executive Committee
Dominic Casserley					X
Anna C. Catalano		X	X
Sir Roy Gardner				C	X
Sir Jeremy Hanley	X, F
Robyn S. Kravit				X
Wendy E. Lane	X, F	C			X
Francisco Luzón			X
James F. McCann			C, CB		C
Jaymin Patel		X
Douglas B. Roberts	C, F				X
Michael J. Somers	X, F
Jeffrey W. Ubben				X

C	Committee Chairman
CB	Chairman of the Board
F	Financial Expert
X	Committee Member

The Executive Committee has the full powers, authorities and discretions of the Board of the Directors, when it is not in session, in the management of the business and affairs of the Company, except as otherwise provided in the resolutions of the Board and under applicable law. The Executive Committee is currently composed of the Chairman of the Board, the CEO, the Presiding Independent Director (if any) and the Chairman of each Board Committee (James F. McCann, Dominic Casserley, Sir Roy Gardner, Wendy E. Lane and Douglas B. Roberts).

The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to:

•	The integrity of the Company’s financial statements;

•	The selection and oversight of the independent auditors;

•	The Company’s compliance with legal and regulatory requirements;

•	The independent auditors’ qualifications and independence;

•	The performance of the independent auditors and the Company’s internal audit function;

•	The establishment and maintenance of proper internal accounting controls and procedures; and

•	The treatment of concerns regarding accounting or auditing matters as reported under the Company’s whistleblower policy.

In addition, the Audit Committee provides an avenue for communication among internal audit, the independent auditors, management and the Board. The Audit Committee also focuses on major financial risk exposures, the steps management has taken to monitor and control such exposures, and, if appropriate, discusses with the independent auditor the guidelines and policies governing the process by which senior management and the relevant departments of the Company assess and manage the Company’s financial risk exposure. The Audit Committee operates under a charter, a copy of which can be found in the Investor Relations — Corporate Governance section of the Company’s website at www.willis.com. The Audit Committee is currently composed of Douglas B. Roberts (Chairman), Sir Jeremy Hanley, Wendy E. Lane and Michael J. Somers and met formally five times during 2013. In addition to holding formal meetings, the Audit Committee members met informally during the course of the year to discuss and review financial matters related to the Company as well as the Company’s filings with the SEC. After regularly scheduled meetings, the Committee also meets in executive session, which includes separate meetings with management, the internal auditors and external auditors. Mr. Roberts, Sir Jeremy Hanley, Ms. Lane and Mr. Somers are considered to be Audit Committee Financial Experts in light of their financial experience described in their biographies above.

The Compensation Committee determines and approves the Company’s CEO’s compensation and recommends to the Board the compensation of other executive officers and non-employee directors. In addition, the Compensation Committee oversees the administration of the Company’s share-based award plans and, in consultation with senior management, establishes the Company’s general compensation philosophy and oversees the development and implementation of the Company’s compensation programs. In connection with those objectives, the Compensation Committee is also responsible for:

•	Reviewing and approving annually performance goals and objectives relevant to the compensation of the CEO and other executive officers and evaluating their performance in light of those goals and objectives;

•	Reviewing and approving compensation policies applicable to the senior management of the Company;

•	Making recommendations to the Board on the Company’s existing and proposed incentive compensation plans and equity-based plans and overseeing the administration of these plans;

•	In consultation with senior management, overseeing regulatory compliance with respect to compensation matters;

•	Reviewing and discussing with senior management the Compensation Discussion and Analysis and approving its inclusion in the Company’s Proxy Statement and Annual Report on Form 10-K;

•	Reviewing the results of the “say-on-pay” proposals included in the Proxy Statement and the appropriate response;

•	Annually evaluating the independence of its compensation consultants, legal counsel or other advisors taking into consideration the factors enumerated in the NYSE listing standards and evaluating whether any conflict of interest exists with respect to its Compensation Consultant;

•	Reviewing an assessment of compensation risk to determine whether any material risks were deemed to be likely to arise from the Company’s compensation policies and programs, what mitigating factors are in place, and whether these risks would be reasonably likely to have a material adverse effect on its business; and

•	Providing input and advice on the implementation of the Company’s talent strategy, including recruiting and development strategies, and the development of senior leaders.

The Compensation Committee operates under a charter, a copy of which can be found in the Investor Relations — Corporate Governance section of the Company’s website at www.willis.com. The Compensation Committee is currently composed of Wendy E. Lane (Chairman), Anna C. Catalano and Jaymin Patel and met formally four times during 2013. In addition to holding formal meetings, the Compensation Committee members met informally during the course of the year to discuss compensation related matters and acted from time to time by unanimous written consent. After regularly scheduled meetings, the Committee also meets in executive session, which includes meetings with its Compensation Consultant.

The Risk Committee is responsible for assisting the Board in:

•	Monitoring oversight of the Company’s enterprise risk management;

•	Overseeing, on the basis of proposals from management, the creation, and subsequent assessment, of a framework, for approval by the Board, in relation to the management of risk;

•	Reviewing the adequacy of the Company’s resources to perform its risk management responsibilities;

•	Reviewing the activities of the Company’s Enterprise Risk Management Committee (“ERMC”), as well as reviewing and approving annually the Company’s Enterprise Risk Management Policy;

•	Meeting with the chairman and/or other members of the Company’s ERMC and Audit Committee, as needed or advisable, to discuss the Company’s corporate risk management framework and/or related areas; and

•	Reviewing and recommending any major transactions or decisions affecting the Company’s risk profile or exposure.

The Risk Committee operates under a charter, a copy of which can be found in the Investor Relations — Corporate Governance section of the Company’s website at www.willis.com. The Risk Committee is currently composed of Sir Roy Gardner (Chairman), Robyn S. Kravit and Jeffrey W. Ubben and met formally four times in 2013. After regularly scheduled meetings, the Committee also meets in executive session.

The Corporate Governance and Nominating Committee is responsible for assisting the Board in:

•	Developing and recommending director independence standards to the Board and periodically reviewing those standards;

•	Developing and recommending to the Board the director selection process for identifying, considering and recommending candidates to the Board and director qualification standards for use in selecting new nominees and periodically reviewing the process and standards;

•	Recommending to the Board the nominees to stand for election as directors at the next annual shareholder meeting and in the event of director vacancies;

•	Recommending to the Board, from time to time, changes the Committee believes is desirable to the size of the Board or any Committee thereof;

•	Recommending to the independent and non-management directors a nominee for Presiding Independent Director and recommending to the Board nominees and chairman for each Board Committee;

•	Reviewing periodically and recommending changes to the Board, from time to time, to the Company’s Corporate Governance Guidelines;

•	Reviewing the appropriateness of continued service on the Board of members whose circumstances have changed or who contemplate accepting a directorship to another company or an appointment to an audit committee of another company;

•	Administering and overseeing, on behalf of the Board, the evaluation process for the overall effectiveness of the Board (including the effectiveness of the Committees and the Board’s performance of its governance responsibilities); and

•	Assisting the Board in reviewing succession plans prepared by management for all senior management.

The Governance Committee identifies potential director nominees by preparing a candidate profile based upon the current Board’s strengths and needs and from a variety of sources, including engaging search firms or utilizing business contacts of the Board and senior management. Nominees must meet minimum qualification standards with respect to a variety of criteria including integrity, reputation, judgment, knowledge, experience, maturity, skills and personality, commitment and independence. The Governance Committee may also take into consideration additional factors it deems appropriate, which may include diversity, experience with business and other organizations, the interplay of the candidate’s experience with the experience of other Board members and the extent to which the candidate would be a desirable addition to the Board and any committee thereof.

With feedback from the Board members, members of the Governance Committee initiate contact with preferred candidates and, following feedback from interviews conducted by Governance Committee and Board members, recommend candidates to join the Board. The Governance Committee has the authority to retain a search firm to assist with this process. The Governance Committee considers candidates nominated by shareholders and ensures that such nominees are given appropriate consideration in the same manner as other candidates.

The Governance Committee operates under a charter, a copy of which can be found in the Investor Relations — Corporate Governance section of the Company’s website at www.willis.com. The Governance Committee currently consists of James F. McCann (Chairman), Anna C. Catalano and Francisco Luzón met formally six times during 2013. After regularly scheduled meetings, the Committee also meets in executive session.

Highlights of the Company’s Corporate Governance Guidelines

Based on the Governance Committee’s recommendation, Company’s Corporate Governance Guidelines include, among other things, the following policies:

•	Requiring the CEO to seek approval of the Governance Committee before serving on any other public company board;

•	Restricting directors (other than the CEO who is further restricted as noted above) from serving on the boards of more than 3 publicly-traded companies in addition to the Company’s Board;

•	Requiring a director who experiences materially changed circumstances to offer his or her resignation from the Board; and

•	Prohibiting directors and executive officers from having margin accounts and pledging Company shares.

Our Corporate Governance Guidelines and all Board Committee Charters can be found in the Investor Relations — Corporate Governance section of our website at www.willis.com. Copies are also available free of charge on request from the Company Secretary, Willis Group Holdings Public Limited Company, c/o Office of General Counsel, 200 Liberty Street, New York, NY 10281-1033.

Non-Employee Director Compensation

All non-employee directors (i.e., all directors other than Messrs. Casserley and Plumeri), receive an annual cash retainer fee of $100,000. In addition, (i) the Chairman of the Compensation Committee, the Chairman of the Governance Committee and the Chairman of the Risk Committee each receives an annual cash fee of $20,000; (ii) the Chairman of the Audit Committee receives an annual cash fee of $30,000; and (iii) the other members of the Audit Committee receive an annual cash fee of $10,000. The Presiding Independent Director, if any, receives an annual cash fee of $35,000. The non-executive Chairman of the Board receives an annual fee of $150,000 payable 50% in equity and 50% in cash, provided that the non-executive Chairman may elect to receive the fee 100% in equity. In 2013, the fee paid to Mr. McCann was made 50% in equity and 50% in cash. Accordingly, he received 1,781 RSUs on August 12, 2013 that will vest in full on August 12, 2014. Mr. McCann has already elected to receive his 2014 fee 100% in equity.

In addition, as part of their annual compensation, each non-employee director who is elected at the Company’s Annual General Meeting of Shareholders also receives time-based equity equivalent in value to $100,000 (based on the closing price of the Company’s shares as quoted on the NYSE on the date of grant) that vest in full on the one-year anniversary of the grant date. On August 12, 2013, the non-employee directors received 2,375 RSUs that will vest in full on August 12, 2014.

Non-employee directors are subject to share ownership guidelines that require them to hold Company shares equal to the lesser of 3.5 times the directors’ cash retainer of $100,000 (i.e., $350,000) or 10,000 shares within five years. Incumbent directors must comply by 2016 (i.e., five years of adoption of the guidelines). Ordinary shares, deferred shares, share equivalents, RSUs and restricted shares count toward satisfying the guidelines, but options to purchase shares do not. Each director is prohibited from transferring these shares until six months after he or she leaves Board service (other than to satisfy tax obligations on the vesting/distribution of existing equity awards), but is permitted to transfer any shares in excess of this amount. In the event a non-employee director has not acquired this threshold of shares, he or she is prohibited from transferring any Company shares (other than to satisfy tax obligations on the vesting/distribution of existing equity awards). In the case of financial hardship, the ownership guidelines would be waived until the hardship no longer applies or such appropriate time as the Compensation Committee determines. All directors who have been a member of the Board for at least five years satisfy the guidelines.

Sir Jeremy Hanley receives an additional annual fee of £50,000 for serving on the board of directors of Willis Limited, the Company’s principal insurance broking subsidiary outside of the USA. He has been a member of the Willis Limited board of directors since March 12, 2008 and he also serves on the Willis Limited board of directors’ audit committee.

The following table sets forth cash and other compensation paid or accrued to the non-employee directors of the Company during 2013.

Name of Non-Employee Director	Fees Earned or Paid in Cash ($)	Option Awards ($)	Share Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Joseph Califano (retired 7/23/13)	56,250	—	—	34,875	91,125
Anna C. Catalano	100,000	—	99,988	—	199,988
Sir Roy Gardner(3)	120,000	—	99,988	—	219,988
Sir Jeremy Hanley(4)	110,000	—	99,988	—	209,988
Robyn S. Kravit(5)	105,625	—	99,988	113,258	318,871
Jeffrey Lane (retired 7/23/13)	56,250	—	—	—	56,250
Wendy E. Lane(6)	130,000	—	99,988	93,205	323,193
Francisco Luzón (joined 7/23/13)	44,022	—	99,988	—	144,010
James F. McCann(7)	174,239	—	174,968	14,966	364,173
Jaymin Patel (joined 7/23/13)	44,022	—	99,988	—	144,010
Douglas B. Roberts(8)	130,000	—	99,988	41,545	271,533
Michael J. Somers	104,402	—	99,988	—	204,390
Jeffrey W. Ubben (joined 7/23/13)	44,022	—	99,988	—	144,010

(1)	Each of the directors received 2,375 RSUs on August 12, 2013 which vest in full on August 12, 2014 (other than Joseph Califano and Jeffrey Lane who retired from the Board effective July 23, 2013). Mr. McCann received an additional 1,781 RSUs as part of his Chairman fees which will also vest on August 12, 2014. The value shown is the full fair value as at the date of grant.

(2)	In connection with the Company’s redomicile to Ireland, the Company agreed to indemnify any director in the event they may need to pay additional taxes as a result of the redomicile. The above amounts reflect the gross-up payment made to the non-employee directors in 2013 in connection with taxes paid by them for the 2012 fiscal year. In the case of Ms. Lane, it also reflects $46,748 paid for the 2011 fiscal year. The Company also hired Ernst & Young in Dublin, Ireland to prepare the directors’ Irish 2013 tax returns which is expected to be less than $50,000 in the aggregate.

(3)	The above fees reflect Sir Roy Gardner’s role as the Chairman of the Risk Committee.

(4)	The above fees reflect Sir Jeremy Hanley’s role as a member of the Audit Committee. As noted above, he also receives an annual cash fee of £50,000 in connection with his service as a director on the Willis Limited board of directors.

(5)	The above fees reflect Ms. Kravit’s role as a member of the Audit Committee until July 23, 2013 when she became a member of the Risk Committee.

(6)	The above fees reflect Ms. Lane’s role as the Chairman of the Compensation Committee and a member of the Audit Committee.

(7)	The above fees reflect Mr. McCann’s role as Presiding Independent Director until July 7, 2013, non-executive Chairman of the Board from July 8, 2013 until December 31, 2013 and Chairman of the Governance Committee.

(8)	The above fees reflect Mr. Roberts’ role as the Chairman of the Audit Committee.

As of December 31, 2013, the non-employee directors owned the following equity (which include any RSUs, the settlement of which has been deferred):

	Shares	RSUs	Deferred RSUs	Options
Anna C. Catalano	9,409	2,375	1,361	30,000
Sir Roy Gardner	15,679	2,375	—	30,000
Sir Jeremy Hanley	14,487	2,375	3,189	30,000
Robyn S. Kravit	7,581	2,375	1,361	—
Wendy E. Lane	9,259	2,375	—	30,000	(1)
Francisco Luzón	6,760	2,375	—	—
James F. McCann	10,259	4,156	1,361	—
Jaymin Patel	—	2,375	—	—
Douglas B. Roberts	14,007	2,375	3,189	15,000	(1)
Michael J. Somers	4,034	2,375	—	—
Jeffrey W. Ubben	—	2,375	—	—

(1)	Represents options that were amended such that the owner would receive the intrinsic value in cash upon exercise rather than shares. These were all exercised in 2014.

For more information regarding the number of shares beneficially owned by each director as of May 6, 2014, see the section entitled “Security Ownership — Security Ownership of Certain Beneficial Owners and Management.”

The Board’s Role in Risk Oversight

The Board of Directors has the ultimate oversight responsibility for the risk management function of the Company. The Company implemented an enterprise-wide approach to risk management by establishing the Board Risk Committee, the Group Controls Committee and the Group ERMC. The members of the Group Controls Committee and the ERMC include senior executives in the finance, legal, internal audit and IT departments, including the Group General Counsel, Group Head of Risk and Compliance, the Group Chief Financial Officer and the Group Audit Director. They also include senior representatives from the Company’s main operating units such as our North America, Global and International businesses. Both the Controls Committee and the ERMC meets periodically throughout the year. The ERMC has adopted the Enterprise Risk

Management Policy, which operates as a framework for the identification, assessment, measurement, reporting, and management of exposure to the Company’s risk on an enterprise-wide basis.

Before the Board Risk Committee’s first meeting in April 2010, the full Board of Directors participated in an enterprise risk management review with management. The establishment of the Risk Committee provides an opportunity to focus on three primary areas of risk: financial risk, legal/compliance risk and operational/strategic risk. This review has become even more focused and in-depth with the establishment of the Risk Committee which meets, at a minimum, on a quarterly basis with members of the Group Controls Committee and the ERMC as well as with other members of senior management and heads of business units. After each meeting, the Risk Committee provides a regular report to the full Board, which will include its recommendations on whether to engage in certain proposed transactions. The Risk Committee regularly reviews the Group Risk Appetite Statement and recommends any changes to the full Board for approval.

In addition to the Risk Committee discussed above, other committees of the Board also assist it in its responsibility for oversight of risk management. In particular, the Audit Committee focuses on major financial risk exposures, the steps management has taken to monitor and control such risks, and, if appropriate, discusses with the independent auditor the guidelines and policies governing the process by which senior management and the relevant departments of the Company assess and manage the Company’s financial risk exposure and operational/strategic risk. The Governance Committee focuses on risks related to Board processes, Board composition and corporate governance. The Compensation Committee focuses on compensation-related risk and, accordingly, requested and evaluated the compensation risk analysis discussed below.

Compensation Risk Analysis

In October 2013, at the request of the Compensation Committee, Towers Watson (its current independent Compensation Consultant) worked with management to conduct a full risk assessment of the Company’s compensation programs. This assessment included an inventory of incentive compensation plans then in place at the Company, a review of the design and features of the Company’s material compensation programs with key members of management responsible for such programs and an assessment of program design and features relative to compensation risk factors.

With assistance from the Company’s management, Towers Watson, also reviewed the Company’s risk profile and related risk management processes and the findings of the compensation risk assessment to determine if any material risks were deemed to be likely to arise from the Company’s compensation policies and programs and to determine whether these risks would be reasonably likely to have a material adverse effect on its business. The determination, which was reviewed and affirmed by management and the Compensation Committee, was that the Company’s pay plans and policies were not reasonably likely to have a material adverse effect on the Company.

Review and Approval of Related Person Transactions

Willis has adopted written policies and procedures governing the review and approval of transactions between the Company and any of its directors or executive officers, nominees for directors, any security holder who is known to the Company to own of record or beneficially more than 5% of any class of the Company’s voting securities or their immediate family members (each, a “Related Person”) to determine whether such persons have a direct or indirect material interest. The Company’s directors, nominees for directors and executive officers complete an annual director and officer questionnaire which requires the disclosure of related person transactions. In addition, directors, nominees for directors and executive officers are obligated to advise the Audit Committee of any related person transactions of which they are aware, or become aware, and, in the event that any such transactions involve difficult or complex issues, the directors and executive officers are obligated to advise the Group General Counsel. Further, transactions that are determined to be directly or indirectly material to a Related Person are disclosed in the Company’s Proxy Statement or Annual Report on Form 10-K in

accordance with SEC rules. The Audit Committee reviews and approves or ratifies any related person transaction that is required to be disclosed. In the course of its review and approval or ratification of a disclosable related person transaction, the Audit Committee considers, among other factors it deems appropriate:

•	The position within or relationship of the Related Person with the Company;

•	The materiality of the transaction to the Related Person and the Company, including the dollar value of the transaction, without regard to profit or loss;

•	The business purpose for and reasonableness of the transaction (including the anticipated profit or loss from the transaction), taken in the context of the alternatives available to the Company for attaining the purposes of the transaction;

•	Whether the transaction is comparable to a transaction that could be available on an arms-length basis or is on terms that the Company offers generally to persons who are not Related Persons;

•	Whether the transaction is in the ordinary course of the Company’s business and was proposed and considered in the ordinary course of business; and

•	The effect of the transaction on the Company’s business and operations, including on the Company’s internal control over financial reporting and system of disclosure controls or procedures, and any additional conditions or controls (including reporting and review requirements) that should be applied to such transaction.

Any member of the Audit Committee who is a Related Person with respect to a transaction under review may not participate in the deliberations or vote regarding the approval or ratification of the transaction, provided, however, that such director may be counted in determining the presence of a quorum at a meeting at which the Audit Committee considers the transaction.

2013 Related Person Transactions Under Item 404 of Regulation S-K

No transactions are required to be disclosed under Item 404 of Regulation S-K.

Communications with Shareholders and Other Constituencies

The CEO is responsible for establishing effective communications with the Company’s stakeholder groups, including shareholders, the press, analysts, clients, suppliers, governments and representatives of the communities in which it operates. It is the policy of the Company for the CEO to appoint individuals to communicate and interact fully with these stakeholders and the Board will look to senior management to speak for the Company. This policy does not preclude non-employee directors from communicating directly with shareholders or other constituencies about Company matters, but any such communications will generally be held at the request of the Board or senior management and to ensure compliance with SEC and other regulations, with senior management or outside counsel present.

An interested person may communicate with independent directors or the non-management directors as a group by writing to the Company Secretary, c/o Office of General Counsel, Willis Group Holdings Public Limited Company, 200 Liberty Street, New York, NY 10281-1003.

A shareholder who wishes to propose an individual to the Governance Committee for its consideration as a nominee for election to the Board may do so by writing to the Company Secretary, c/o the Office of the General Counsel, Willis Group Holdings Public Limited Company, 200 Liberty Street, New York, NY 10281-1003.

For a more detailed description regarding the solicitation of proxies, including with respect to shareholder nominations of directors, see “Solicitation of Proxies.”

Vote Required for Special Meetings

Shareholders holding 10% of the Company’s share capital have the ability to convene a special meeting.

PROPOSAL TWO

RATIFICATION OF REAPPOINTMENT OF DELOITTE LLP AS INDEPENDENT AUDITORS AND AUTHORIZATION OF BOARD OF DIRECTORS, ACTING THROUGH THE AUDIT COMMITTEE, TO FIX THE AUDITOR’S REMUNERATION

The Audit Committee, in accordance with the authority granted by the Board of Directors, recommended for Board ratification the reappointment of Deloitte LLP, Independent Registered Public Accountants, to audit the financial statements of the Company (including for the Irish Statutory Accounts) for the fiscal year ending December 31, 2014. This selection was approved by the Board in February 2014 and ratification of such approval is being sought from shareholders at the Annual General Meeting. Deloitte LLP acted as the Company’s independent auditors (including for the Irish Statutory Accounts) for the year ended December 31, 2013. Representatives of Deloitte LLP will attend the Annual General Meeting of Shareholders, will have an opportunity to make a statement if they desire to do so, and will be available to answer any pertinent questions.

A majority of the votes cast by shareholders at the Annual General Meeting is required to ratify the reappointment of Deloitte LLP and to refer the issue of their remuneration for the 2014 audit to the Board of Directors, acting through the Audit Committee. In accordance with the Company’s articles of association, the Board of Directors delegates the determination of the audit fees, as well as fees for permitted non-audited services, to the Audit Committee.

The Board unanimously recommends you vote “FOR” the ratification of the reappointment of Deloitte LLP as the Company’s independent auditors and the authorization of the Board, acting through the Audit Committee, to fix the auditor’s remuneration.

Fees Paid to the Independent Auditors

The following fees have been, or will be, billed by Deloitte LLP and their respective affiliates for professional services rendered to the Company for the fiscal years ended December 31, 2013 and December 31, 2012.

	2013	2012
	($ in thousands)
Audit fees(1)	7,225	6,942
Audit related fees(2)	377	227
Tax fees(3)	132	170
All other fees(4)	14	980

Total fees	7,748	8,319

(1)	Fees for the audits of the Company’s annual financial statements and reviews of the financial statements included in the Company’s quarterly reports for that fiscal year and services relating to the Company’s 2013 debt offering ($139,000).

(2)	Audit related fees relate primarily to professional services such as employee benefit plan audits and non-statutory audits.

(3)	Tax fees comprise fees for various tax compliance engagements.

(4)	All other fees in 2013 relate to a compensation study in India. All other fees in the prior year relate primarily to assist with the Company’s internal review of certain payments made by our U.K. subsidiary between 2005 and 2009.

The Audit Committee approved all of the services described above in accordance with the Company’s pre-approval policy.

Audit Committee Pre-Approval Process

The Audit Committee has adopted a policy regarding the pre-approval of services provided by the Company’s independent auditors, which can be found in the Investor Relations — Corporate Governance section of the Company’s website at www.willis.com. This policy requires all services provided by the Company’s independent auditors, both audit and permitted non-audit services, to be pre-approved by the Audit Committee or the Chairman of the Audit Committee or, in his absence, any other member of the Committee. The pre-approval of audit and permitted non-audit services may be given at any time before the commencement of the specified service. The decisions of a designated member of the Audit Committee shall be reported to the Audit Committee at each of its regularly scheduled meetings.

Audit Committee Report

The primary function of the Audit Committee is to assist the Board of Directors in its oversight with respect to: (i) the integrity of the Company’s financial statements; (ii) the selection and oversight of the independent auditors; (iii) the Company’s compliance with legal and regulatory requirements; (iv) the independent auditors’ qualifications and independence; (v) the performance of the independent auditors and the Company’s internal audit function; (vi) the establishment and maintenance of proper internal accounting controls and procedures; and (vii) the treatment of concerns regarding accounting or auditing matters as reported under the Company’s whistleblower policy. The Audit Committee also focuses on major financial risk exposures, the steps management has taken to monitor and control such risks, and, if appropriate, discusses with the independent auditor the guidelines and policies governing the process by which senior management and the relevant departments of the Company assess and manage the Company’s financial risk exposure. The Audit Committee operates under a Charter, a copy of which can be found in the Investor Relations — Corporate Governance section of the Company’s website at www.willis.com. Executive management is responsible for the Company’s financial statements and overall reporting process, including the system of internal controls. The independent auditors are responsible for conducting annual audits and quarterly reviews of the Company’s financial statements and expressing an opinion as to the conformity of the annual financial statements with generally accepted accounting principles.

In the performance of its oversight function, the Audit Committee has reviewed and discussed the audited financial statements as of and for the year ended December 31, 2013, with management and the independent auditors. These discussions included the judgments regarding the quality and acceptability of the Company’s accounting principles, the clarity of the disclosures and the appropriateness of the accounting principles and underlying estimates and other communications required to be discussed by the Statement on Auditing Standards No. 61, Communication with Audit Committees, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has also discussed with the auditors, the auditors’ independence from the Company and its management, including the written disclosures and the letter received from the auditors regarding the auditors’ communications with the Audit Committee concerning independence as required by the Public Company Accounting Oversight Board in Rule 3526, Communication with Audit Committees Concerning Independence. The independent auditors and the Company’s Internal Auditors had full access to the Audit Committee, including at regular meetings without management present.

It is not the duty or responsibility of the Audit Committee to conduct auditing or accounting reviews or procedures. In performing their oversight function, members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Audit Committee’s considerations and discussions do not assure that the audit of the Company’s financial statements has been carried out in accordance with U.S. GAAP or that the financial statements are presented in accordance with U.S. GAAP.

Based upon the review and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above, the Audit Committee recommended that Deloitte LLP be retained to conduct the integrated audit of the financial statements of the Company (including the Irish

Statutory Accounts) and internal control over financial reporting for the fiscal year ending December 31, 2013, and agreed that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC. The Audit Committee also recommended that Deloitte LLP be retained to conduct the integrated audit of the Company’s financial statements (including the Irish Statutory Accounts) and internal control over financial reporting for the fiscal year ending December 31, 2014.

The Audit Committee is composed of Douglas B. Roberts (Chairman), Sir Jeremy Hanley, Wendy E. Lane and Michael J. Somers. Mr. Roberts, Sir Jeremy Hanley and Ms. Lane are all independent Audit Committee Financial Experts as defined by Regulation S-K in view of their respective financial expertise.

Submitted by the Audit Committee of the Board of Directors

Douglas B. Roberts (Chairman), Sir Jeremy Hanley, Wendy E. Lane and Michael J. Somers

EXECUTIVE COMPENSATION COMPENSATION DISCUSSION AND ANALYSIS

The following is an overview of the Compensation Committee’s philosophy and objectives in designing compensation programs for the Group CEO, the Group CFO, and the Company’s three other most highly compensated executive officers, collectively our “named executive officers”. For the fiscal year ended December 31, 2013, our named executive officers were:

•	Dominic Casserley (Group CEO);

•	Michael Neborak (Group CFO);

•	Stephen Hearn (Deputy CEO; CEO and Chairman, Willis Global);

•	Timothy Wright (CEO, Willis International);

•	Todd Jones (CEO, Willis North America);

•	Joseph Plumeri (Former Chairman and Group CEO); and

•	Victor Krauze (Chairman and former CEO, Willis North America).

Typically, there are five named executives officers, but we have seven because the SEC rules require us to include (i) Joseph Plumeri who served as the Group CEO in 2013 from January 1st to January 6th and (ii) Victor Krauze who ceased to be CEO of Willis North America on July 1, 2013.

On March 25, 2014, we announced that John Greene will succeed Michael Neborak as Group CFO on or before June 2, 2014. Michael Neborak will continue to serve as Group CFO during the transition period.

1.0	Executive Summary of our Named Executive Officer 2013 Compensation

1.1	Background

The Compensation Committee establishes, implements, and monitors the Company’s compensation programs, philosophy, and objectives. The Committee has two primary objectives: (i) to attract and retain highly qualified executives in the competitive marketplace in which the Company operates; and (ii) to create appropriate incentives for our executives to improve their individual performance and Company performance. To achieve these objectives, the Compensation Committee evaluates and sets the total compensation for each of our named executive officers — base salary, annual incentive compensation, and long-term incentive compensation — considering the scope of the named executive officer’s role, level of expertise, individual performance, business or function unit performance, Company performance, and compensation paid to similarly-situated executives in peer group companies from which we compete for talent. To assist the Compensation Committee in all aspects of the named executive officer and the Company’s compensation program, the Compensation Committee has retained Towers Watson as its independent compensation consultant.

The Compensation Committee spent significant time in 2012 and 2013 reviewing, evaluating, and re-designing our named executive officer compensation program, including a comprehensive shareholder outreach program to understand shareholder concerns.

The Committee and Board considered the various viewpoints expressed by our shareholders and market factors, and adopted several changes to Company policies and our named executive officer compensation program, including:

•	Revising the Company’s financial metrics for its 2013 annual incentive compensation awards and performance-based long-term incentive awards to emphasize both short-term and long-term financial performance. The annual and long-term incentive awards have different metrics, all of which are key drivers to increase cash flow and, therefore, important constituents of shareholder value enhancement.

•	Confirming our philosophy that incentive pay should be performance driven and not guaranteed. Accordingly, unless there are compelling circumstances (i.e., on a limited basis, in connection with new hires), the Compensation Committee will not approve guaranteed incentive awards.

•	Lowering our new CEO’s total target pay package by over 25% compared to Mr. Plumeri and lowering his amount of fixed pay by almost 45%.

1.2	The Company’s 2013 Financial Performance and Named Executive Officer Compensation

The macroeconomic environment in 2013, while better than 2012, remained challenging globally but especially in three of our key geographic markets, the United Kingdom, Western Europe and North America. Adjusted EBITDA, a key financial metric in calculating named executive officer compensation in 2013, was $874 million in 2013. That is down $16 million from $890 million in 2012. However, a like-for-like basis, assuming we expensed bonuses in 2012 the way we did in 2013, adjusted EBITDA in 2012 would have been $48 million lower, or $842 million. On that basis, adjusted EBITDA improved $32 million, or 3.8%, in 2013.

On the top line, Willis saw solid improvement in its revenues, with reported commissions and fees growth of 5.1% over 2012 and organic commissions and fees growth of 4.9%. That revenue growth breaks out by segment as follows:

•	North America reported commissions and fees growth of 5.4% and organic commissions and fees growth of 4.9%;

•	International reported commissions and fees growth of 3.9% and organic commissions and fees growth of 4.1%; and

•	Global reported commissions and fees growth of 5.7% and organic commissions and fees growth of 5.6%.

Additionally, in 2013, the Company:

•	Generated 2013 cash flow from operating activities of $561 million, up $36 million from the prior year;

•	Maintained cash on hand of $796 million at December 31, 2013, up almost $300 million from year end 2012;

•	Refinanced over $500 million of debt, pushing out maturities 10 and 30 years, effectively increasing the weighted average maturity of our debt while mildly decreasing the overall cost of debt; and

•	Made substantive progress on key strategic initiatives centered around how and where we will compete, including executing and announcing a number of organizational structure changes, invested in markets where we see growth opportunities and divesting in markets where we don’t see the strategic advantage or growth opportunities.

The annual incentive compensation awards for our named executive officers (other than Joseph Plumeri) were based on a combination of the Company’s performance (80% for Dominic Casserley and 60% for Michael Neborak, Stephen Hearn, Timothy Wright, Todd Jones and Victor Krauze) and individual and business unit or corporate function performance (20% for Dominic Casserley and 40% for Michael Neborak, Stephen Hearn, Timothy Wright, Todd Jones and Victor Krauze). The Company performance portion was calculated measuring organic commissions and fees growth against a target of 5.8% and adjusted EBITDA against a target of $902 million. The Compensation Committee set challenging targets to incent the Company and the named executive officers to deliver strong financial performance. Because the Company’s actual performance was close to but did not reach these targets, the portion of the annual incentive compensation awards based on Company performance produced a blended payout percentage of 89.5% of the targets. The Compensation Committee similarly set demanding individual and business unit performance goals.

After taking into account both Company performance and individual and business unit performance based on the formula above, the annual incentive compensation awards to our named executive officers were as follows:

•	Dominic Casserley was awarded $2,061,000 representing approximately 92% of his target payout.

•	Michael Neborak was awarded $540,000, representing 90% of his target payout.

•	Stephen Hearn was awarded £975,200 (or $1,525,213), representing 92% of his target payout.

•	Timothy Wright was awarded £810,950 (or $1,268,326), representing approximately 93% of his target payout.

•	Todd Jones was awarded $708,600, representing approximately 94% of his target payout.

•	Victor Krauze was awarded $826,875, representing 90% of his target payout (pro-rated to reflect change in job responsibilities).

Joseph Plumeri’s 2013 pro-rated annual incentive compensation award was based 100% on Group financial performance. As a result, he was awarded $1,678,125, representing approximately 90% of his target payout. Mr. Plumeri resigned as Group CEO on January 6, 2013 and as Chairman of the Board on July 7, 2013.

Our current named executive officers also received time-based RSUs, performance-based RSUs and time-based options as long-term incentive awards. The performance-based RSUs are based on three-year performance period targets in lieu of the previous one-year performance targets, designed to encourage sustained financial performance. The value of these awards cannot be fully calculated until the requisite time periods are reached, the three-year performance period has ended and performance against the targets is calculated. The grant date fair value of the awards are below, however, the named executive officer will not realize the full value of such awards if the three-year performance targets are not reached:

•	Dominic Casserley: $5,250,000;

•	Michael Neborak: $1,000,000;

•	Stephen Hearn: $2,200,000;

•	Timothy Wright: $1,200,000; and

•	Todd Jones: $750,000.

2.0	The Company’s Named Executive Officer Compensation Program

The Compensation Committee is responsible for establishing, implementing, and monitoring the Company’s compensation programs, philosophy, and objectives. The Company has two primary objectives in designing compensation programs for our named executive officers: (i) to attract and retain highly qualified and talented executives and professionals in the highly competitive marketplace in which the Company operates (which includes large financial services companies); and (ii) to create appropriate incentives for our executives to improve their individual performance with the objective of improving the Company’s long-term performance, thereby creating value and wealth for our shareholders. We want to incent executives to make the right investments, take appropriate risks, and execute on plans to drive shareholder value. Against those objectives, we consider each named executive officer’s total compensation in the context of compensation paid to similarly-situated executives in peer group companies from which we compete for talent, the scope of the role, the individual’s level of expertise and other market factors, and the performance of the individual, his or her business unit and the Company.

2.1	Compensation Committee Consultant

The Compensation Committee has the independent authority to hire external consultants and, accordingly, has retained Towers Watson since April 2011 to provide advice to the Compensation Committee on all matters related to the senior executives’ compensation and compensation programs. The Compensation Committee has the independent authority to terminate Towers Watson’s services at its discretion. Representatives from Towers Watson attended all of the Compensation Committee’s regularly scheduled meetings in 2013.

Towers Watson reports directly to the Compensation Committee and provides data on U.S. and U.K. executive compensation trends in the sectors in which the Company competes for senior executive talent as well as the broader market. In 2012 and 2013, Towers Watson advised the Compensation Committee on the redesign of the named executive officer compensation program and, in particular, the compensation package of Mr. Casserley, the Company’s new CEO, and certain changes to the compensation packages for the Company’s other executive officers. Towers Watson also assists with selecting appropriate peer companies and assessing non-employee director compensation. The fees paid to Towers Watson in 2013 for these services totaled $200,572.

The Compensation Committee uses the data and analysis provided by Towers Watson to better ensure that the Company’s compensation practices are consistent with the Company’s compensation philosophy and objectives for both the amount and composition of executive compensation, including that of the CEO. Based on the data and analysis provided by Towers Watson as well as information from management and outside counsel, the Compensation Committee applies business judgment in recommending compensation awards, taking into account the dynamic nature of the insurance sector internationally and the adaptability and response required by the Company’s leadership to manage significant changes that arise during the course of a year.

Before its appointment as the consultant to the Compensation Committee in 2011, Towers Watson had been providing investment advisory services for the Company’s UK pension plan and was engaged directly by the fiduciary trustees of the plan. These trustees operate independently of the Company’s management. In addition, Towers Watson also provides human resource consulting services to certain of the Company’s subsidiaries (the majority of services is provided to international subsidiaries where Towers Watson was hired by local management). The additional services provided to the Company’s significant subsidiaries totaled $1,455,928 for 2013, of which $1,210,029 related to the services provided for UK pension plan and $245,899 related to the human resource consulting services. The decision to engage Towers Watson for the human resource consulting services before 2011 was originally approved by management and since that time the Compensation Committee has reviewed and approved such services. None of the Towers Watson representatives that advise the Compensation Committee provide any other services to the Company’s subsidiaries. The Compensation Committee determined that those services, in addition to the other factors specified in the NYSE listing rules, produced no conflicts of interest.

2.2	Peer Group and Market Data

As providers of insurance brokerage and risk consultancy services, we have no direct competitors of comparable financial size in our marketplace. However, we compete for talent with brokers of all sizes, with insurance carriers, and with companies in other financial services sectors. Accordingly, to assist the Compensation Committee in judging the reasonableness of its compensation recommendations, we typically use data related to a group of peer companies in the insurance sector, some of whom do not directly operate as insurance brokers.

The Compensation Committee reviews its peer group on an annual basis to ensure that it remains reasonable and justifiable. It seeks to avoid changes unless there is some significant rationale. In 2013, following a review by Towers Watson and subsequent discussions between the Compensation Committee, Towers Watson, and management, the Compensation Committee approved a change to its peer group. The Compensation Committee approved removing Ace Limited and The Chubb Corporation due to their significantly larger revenue and market cap size and adding (i) Allied World Assurance Company, (ii) CNA Financial Corporation, (iii) Markel Corp, (iv) PartnerRe Ltd., and (v) Towers Watson & Co. based on similar size and other business comparability criteria. Making these changes increases the peer group size to 13 companies, and positions Willis at the 50th percentile in revenue and 61st percentile in market capitalization.

The current peer group is listed below and consists of a combination of large and small insurance brokers, insurance carriers and a human resources and consulting services company:

Insurance Brokers	Insurance Carriers	Human Resources and Consulting Services Company
AON plc	Allied World Assurance Company Holdings	Towers Watson & Co.
Arthur J. Gallagher & Co.	Arch Capital Group Limited
Brown & Brown Inc.	Axis Capital Holdings Limited
Jardine Lloyd Thompson Group plc	CNA Financial Corporation
Marsh & McLennan Companies, Inc.	Markel Corporation PartnerRe Ltd. XL Group plc

Our executive officers are based in both the United States and the United Kingdom. The country of each executive officer’s primary location is taken into account when reviewing and determining his or her annual base salary and, particularly, benefits.

In order to attract and retain exceptional senior executives, the Compensation Committee generally sets the executive officer’s base salary at the median but evaluates the executive officer’s total compensation (defined as base salary, annual incentive compensation and long-term incentive compensation) in the context of compensation paid to similarly-situated executives in our peer group companies, considering the performance of the individual, business/functional unit, and the Company as well as the scope of the role, the individual’s level of expertise and other market factors.

The Compensation Committee reviews each element of compensation separately, as well as the total compensation of named executive officers. Compensation differences among the named executive officers reflect their different roles, their contributions, and the different market pay relating to those roles.

2.3	Result of 2013 Say-on-Pay Vote

In connection with our 2013 Annual General Meeting of Shareholders, the proposal to approve the executive compensation of the Company's named executive officers for fiscal 2012 received 134,061,593 votes in favor of it, or approximately 89% of the votes cast. Although this vote was advisory (and therefore not binding on the Company or the Board), the Board and the Compensation Committee has considered, and will continue to consider, the outcome of the vote as well as shareholder comments when making future compensation decisions for named executive officers. Based on the results from the 2013 Annual General Meeting of Shareholders, the Compensation Committee believes that the shareholder vote endorses the compensation philosophy of the Company but continues to evaluate its plans based on advice of compensation experts as well as changing market conditions.

2.4	Summary Chart of the Components of Our Named Executive Officers’ Compensation

The chart below sets forth the main components, objectives, key features, and details of our named executive officer compensation program. As discussed in more detail in Section 3.0, the three components of our named executive officers’ compensation are: base salary, annual incentive compensation, and long-term incentive compensation.

Component	Objective	Key Features/Detail of Our 2013 Program
BASE SALARY (Fixed)	• Provides secure base of cash compensation • Attracts and retains highly talented executives

•    Generally positioned at/around median level in our peer group companies

•    Salary adjustments made only to reflect changes in responsibilities or when competitive market conditions warrant

•    The CEO’s amount of fixed pay was lowered by almost 45% from prior CEO

ANNUAL INCENTIVE COMPENSATION (Variable)

•    Incents and rewards executive officer contribution in generating:

•    strong financial performance at Company

•    strong financial/strategic performance at their business/functional unit

•    Retains strong performers

•    Provides annual performance-driven wealth creation

•    Annual incentive compensation awards for the CEO were based 80%, awards for the other named executive officers were based 60% and for Mr. Plumeri were based 100% on the Company’s performance against new revenue and profit financial metrics(1)(2):

•    Organic Commissions and Fees Growth

•    Adjusted EBITDA

•    For named executive officers other than the CEO, the annual incentive compensation awards are paid entirely in the form of cash(3)

•    Compensation Committee confirmed its philosophy that incentive pay should be performance driven and not guaranteed(4)

•    Payout determined using annual incentive sliding scale that correlates performance and payouts

•    The Company utilized a high ratio of variable pay to fixed pay to tie compensation to performance

•    Company financial metrics have a higher performance threshold for the CEO and other named executive officers than the pool established for other employees

•    The CEO’s annual incentive compensation awards are capped

•    For the CEO, lowered the proportion of target annual incentive compensation relative to long-term incentive compensation as compared to the former CEO

Component	Objective	Key Features/Detail of Our 2013 Program
LONG-TERM INCENTIVE COMPENSATION (Variable)

•    Aligns executive officers’ interests with those of our shareholders

•    Incents long-term decision making and strong-value creation

•    Rewards exceptional performance by executive officers

•    Retains strong performers

•    Grants made in the form of:

•    performance-based RSUs

•    time-based options

•    time-based RSUs

•    Earned performance portion of 2013 long-term incentive compensation will be determined using new revenue and profit metrics that are different from annual incentive compensation metrics(1)(2):

•    Organic Commissions and Fees Growth

•    Adjusted EBIT (with Cost of Capital Modifier)

•    Dividends were not payable on any performance-based RSUs

•    2013 Long-Term Incentive Program includes three-year performance period to better reflect pay for long-term performance. At the end of the three-year performance period, earned performance-based RSUs will be determined using long-term incentive sliding scale that incorporates symmetrical relationship between performance and payouts.

•    For CEO, increased the proportion of long-term incentive compensation relative to annual incentive compensation

(1)	The Board and Compensation Committee believe these metrics are key drivers of cash flow and shareholder value creation.

(2)	These financial metrics were the same for all employees in the Company and its subsidiaries, who received annual incentive compensation awards or performance-based equity.

(3)	From time to time, the Company may pay a portion of annual incentive compensation awards in the form of RSUs, provided there is sufficient available share capacity.

(4)	Accordingly, unless there are material and compelling circumstances (i.e., on a limited basis, in connection with new hires), the Compensation Committee will not approve guaranteed incentive awards.

2.5	Summary of CEO Compensation

In January 2013, the Board appointed Dominic Casserley as the Company’s new CEO and consistent with the Compensation Committee’s and Board’s compensation philosophy for 2013 and beyond, we structured the CEO compensation as follows:

•	Lowered the CEO’s total target pay package by over 25% compared to Mr. Plumeri resulting in less disparity between the compensation of the CEO and other named executive officers.

•	Lowered the CEO’s amount of fixed pay by almost 45%, increased the proportion of long-term incentive compensation relative to annual incentive compensation, as illustrated below, and added a cap on his annual incentive compensation awards.

•	Of the total compensation described above, 72.5% is performance-based.

•	Provided the CEO, as a transition payment, with a one-time sign-on cash award of $1,500,000, which was paid in January 2014, after the start of his second year of service. We believed this payment was reasonable and necessary to recruit our CEO given that he was moving from McKinsey & Company’s all-cash based compensation system to a system that combines cash and equity. Mr. Casserley is required to repay 50% of the award if he resigns without “good reason” (as such term is defined in his employment agreement) prior to the completion of two years of service.

•	Provided that the CEO’s 2013 annual incentive compensation awards, if any, would be paid partially in equity as a means to building share ownership.

•	Revised the CEO’s 2013 annual incentive compensation award to be based 80% on the Company’s financial metrics and 20% on individual performance, with no guaranteed payment.

•	Continued the practice of providing a double trigger for accelerating vesting of the CEO’s equity upon a change of control.

3.0	Named Executive Officer 2013 Annual Compensation

The key components of our named executive officers’ annual compensation are:

•	Base salary;

•	Annual incentive compensation (payable in cash and/or equity awards); and

•	Long-term incentive compensation.

Base Salary — Base salary is intended to provide a fixed level of remuneration to fairly compensate and retain executives for their time and effort based on the individual’s role, experience and skill. The Compensation Committee strives to set base salary at a competitive level in the relevant markets in which our executive officers operate. Base salaries are reviewed by the Compensation Committee for all the Company’s executive officers relative to our peer group and, from time to time, against other U.S. or U.K. survey data, as applicable. The base salary levels are generally positioned around the median of our peer group companies. In line with our compensation philosophy, exceptional performance by our executive officers is generally rewarded through annual and/or long-term incentive compensation and not through base salaries.

Adjustments to base salaries are made by the Compensation Committee to reflect changes in responsibilities or when competitive market conditions warrant. The following reflects the changes to the base salaries of our named executive officers during the past year:

•	As a result of the increase in responsibilities related to his promotion to Deputy CEO, Mr. Hearn received an increase in his annual base salary from £500,000 ($782,000) to £530,000 ($828,920), effective January 1, 2013.

•	As a result of increase of responsibilities related to his promotion to CEO of Willis North America, Mr. Jones received an increase in his annual base salary from $500,000 to $600,000 and, having proven himself in his new role, effective April 2014, received a further increase to $700,000 to bring his salary in line with the market.

Annual Incentive Compensation — Our annual incentive compensation plan is designed to incent and reward our named executive officers for their contribution in generating strong financial performance at the Company, strong financial or strategic performance at their business or functional unit, as well as to retain strong performers.

Each current named executive officer is eligible to receive an annual incentive compensation award under the Company’s Annual Incentive Plan (“AIP”). AIP awards are an integral component of the executive officer’s total compensation and are based on specific company financial results as well as individual executive officer strategic objectives, including business/functional unit performance. The AIP is intended to deliver exceptional pay for exceptional performance and provides a well-timed link between recent performance and individual compensation, which is especially pertinent with the de-emphasis on regular base-pay increases.

Annual incentive compensation, which may be paid in cash and/or equity, is granted under the Willis Group Senior Management Incentive Plan (the “SMIP”) to the extent named executive officers are “covered employees” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”). Generally, annual incentive compensation awards to the executive officers are approved and, for named executive officers who are “covered employees” under Section 162(m), are typically certified by the Compensation Committee in February, with payments made in March.

The 2013 annual incentive compensation awards under the AIP for the named executive officers were structured as follows:

•	For Mr. Casserley, 80%, for Messrs. Neborak, Hearn, Wright, Jones and Krauze, 60%, and for Mr. Plumeri, 100%, based on the following Company financial results:

•	For Mr. Casserley, 40%, for Messrs. Neborak, Hearn, Wright, Jones and Krauze, 30%, and for Mr. Plumeri, 50%, based on how the Company performed against an organic commissions and fees growth target of 5.8% (the same target used for the payout pool for all Company employees in the AIP); and

•	For Mr. Casserley, 40%, for Messrs. Neborak, Hearn, Wright, Jones and Krauze, 30%, and for Mr. Plumeri, 50%, based on how the Company performed against an adjusted EBITDA target of $902 million (the same target used for the payout pool for all Company employees in the AIP); and

•	For Mr. Casserley, 20%, and for Messrs. Neborak, Hearn, Wright, Jones and Krauze, 40%, based on how the named executive officer performed against individual strategic objectives, which for Messrs. Hearn, Wright, Jones and Krauze was largely based on the financial performance of their business units.

The resulting percentage was applied against the officer’s annual incentive compensation target award, which is a percentage of the officer’s base salary set forth below in the table “Summary of Annual Incentive Compensation Calculation for all Named Executive Officers”.

Company Performance Portion of Annual Incentive Compensation (80% of AIP for Casserley, 60% of AIP for Neborak, Hearn, Wright, Jones and Krauze and 100% for Plumeri)

As stated above, the Company financial measures used for determining the named executive officers’ annual incentive compensation award were organic commissions and fees growth and adjusted EBITDA. The Board selected those metrics because they believe they are key drivers of increasing cash flow and, therefore, important constituents of shareholder value creation. Additionally, adjusted EBITDA is an appropriate short-term metric because it measures cash-based operating income and ensures that appropriate investment in the Company is encouraged. As discussed above, the Compensation Committee set challenging but achievable stretch target levels at 100% payout to incent strong Company financial performance. In addition, the Compensation Committee believes it has set very aggressive metrics for the maximum level of financial performance, which would be extremely difficult to obtain but which, if attained, would have resulted in the creation of substantial long-term value for the Company.

With respect to the organic commissions and fees growth based component of the award, the following scale applied:

Organic Commissions and Fees Growth Target	AIP Payout as % of Target
>7.3%	Up to 150% (Up to 180% for the CEO)(1)
7.3%	115%
5.8%	100%
4.3%	85%
3.3%	70%
<3.3%	0%

(1)	Pursuant to Mr. Casserley’s employment agreement, he had a maximum payout of 400% of his base salary.

As stated above, the Company reported 2013 organic commissions and fees growth of 4.9%. Based on the interpolation of the above sliding scale, this produced a payout percentage of 90.8% for this portion of each of the named executive officer’s annual incentive compensation award.

With respect to the adjusted EBITDA component of the award, the following scale applied:

Adjusted EBITDA Target	AIP Payout as % of Target
>$953 million	Up to 150% (Up to 180% for the CEO)(1)
$953 million	115%
$902 million	100%
$869 million	85%
$852 million	70%
<$852 million	0%

(1)	Pursuant to Mr. Casserley’s employment agreement, he had a maximum payout of 400% of his base salary.

The Company reported 2013 adjusted EBITDA of $874 million. Based on the interpolation of the above sliding scale, this produced a payout percentage of 88.2% for this portion of each of the named executive officer’s annual incentive compensation award.

Based on the application of the above two scales, the blended payout percentage for the Company’s performance against the organic commissions and fees growth and adjusted EBITDA targets was 89.5% of target. This comprised 80% of Mr. Casserley’s annual incentive compensation award, 100% of Mr. Plumeri’s annual incentive compensation award and 60% of each of the other named executive officer’s annual incentive compensation award.

Individual Strategic Objectives and Business Unit Financial Goals (20% of AIP for Casserley, 40% of AIP for Neborak, Hearn, Wright, Jones and Krauze and 0% for Plumeri)

The Compensation Committee then considered the individual strategic objectives and business unit financial goals established at the beginning of 2013. The Compensation Committee reviewed the executives’ performance against those objectives in the context of the overall Company financial and strategic performance. The Compensation Committee consulted with the Chairman of the Board regarding Mr. Casserley’s achievement of his objectives. Key factors and resulting payout decisions are set forth below:

Dominic Casserley

•	Group organic commissions and fees growth for 2013 led larger peers.

•	Established a strategic plan for the Company and the major business units and announced goals at the Willis Investor Conference to deliver, over a medium-term period of five years, mid-teens total shareholder return, consistent revenue growth in the mid-single digits and target revenue growth to outpace expense growth by more than 70 basis points.

•	Developed the appropriate organizational design and began to implement the Company’s business realignment strategy that included the appointments of new global industry and product heads, the creation of a new Global Human Capital & Benefits Practice, a geographic realignment of the firm’s leadership team in North America and the merger of the Company’s UK retail and Global Specialty businesses.

•	Established disciplined mergers and acquisitions approach by executing on strategic acquisitions and disposals in support of the new strategy, investing in geographies and products offering strong growth opportunities and margins, and divesting from non-strategic businesses. This includes, among other things, renegotiating the Gras Savoye call option, acquiring Prime Professionals and divesting a small book of commercial clients in England.

•	Refinanced over $500 million of debt to enhance financial flexibility, pushing out maturities 10 and 30 years, effectively increasing the weighted average maturity of the Company’s debt while mildly decreasing the overall cost of debt.

•	Conducted the first Willis Investor Conference in the past several years.

•	Developed and began to implement a talent strategy and worked with the Board to revamp the Company’s annual and long-term incentive awards, including the financial metrics.

•	Launched Global 360, a suite of facilities for our specialty insurance clients which we expect will provide faster placement and claims agreements for our clients, and promote greater price competition in the specialty insurance market.

•	Developed innovation challenges within the Company and expanded marketing presence with the Willis Resilience Expedition to South Pole.

•	Completed a seamless transition into role as Group CEO, including the development of effective working relationships with executive officers and members of the Board.

As a result of the achievement of these goals, the Compensation Committee funded this portion of his annual incentive compensation award at 100%.

Michael Neborak

•	Refinanced over $500 million of debt to enhance financial flexibility, pushing out maturities 10 and 30 years, effectively increasing the weighted average maturity of the Company’s debt while mildly decreasing the overall cost of debt.

•	Redesigned the five-year financial model, to include, among other things, mergers and acquisitions activity and share buybacks.

•	Improved the Company’s internal control environment, continued to streamline the Company’s financial processes to reduce complexity and leverage technology, improved financial forecasting, evolved external financial reporting, developed and implemented a mergers and acquisitions capital charge to business units.

•	Developed and implemented talent plans for his function.

As a result of the achievement of these goals, the Compensation Committee funded this portion of his annual incentive compensation award at 90.8%.

Stephen Hearn

•	Achieved for Global business unit, organic commissions and fees growth of 6.6% (adjusted to exclude the results of the Willis Capital Markets & Advisory business) and adjusted EBITDA[2] of approximately $320 million.[3]

•	Designed and began to implement the Company’s business realignment strategy that included the appointments of new global industry and product heads, and the merger of the Company’s UK retail and Global Specialty businesses.

•	Launched Global 360, a suite of facilities for our specialty insurance clients which we expect will provide faster placement and claims agreements for our clients, and promote greater price competition in the specialty insurance market.

•	As Deputy CEO, worked with the Group CEO to develop overall Group strategy and action plan, including engaging with the Board of Directors.

As a result of the achievement of these goals, the Compensation Committee funded this portion of his annual incentive compensation award at 95.8%.

Timothy Wright

•	Achieved for the International business unit, organic commissions and fees growth of 5.7% and adjusted EBITDA of approximately $227 million (results adjusted to remove the impact of revenue recognition charge).

[2]	The non-GAAP measure of adjusted EBITDA, for the purposes of evaluating business unit financial performance for compensation purposes, is calculated by excluding interest expense, tax, depreciation, amortization of intangibles, the impact of foreign exchange and certain other items for which segment management are not held accountable, from segment net income, the most directly comparable GAAP measure.

[3]	Compensation Committee set the target performance for the named executive officers at levels they believe are challenging but achievable, taking into consideration the current economic and business environment.

•	Developed and began to implement initiatives to drive organic and inorganic growth across International and to rationalize International’s portfolio in certain markets and created a new Global Human Capital & Benefits Practice.

•	Assumed lead relationship with Gras Savoye.

As a result of the achievement of these goals, the Compensation Committee funded this portion of his annual incentive compensation award at 97.5%.

Todd Jones

•	Achieved for WNA business unit, organic commissions and fees growth of 4.5% and adjusted EBITDA of approximately $313 million (results adjusted to remove impact of revenue recognition charge).

•	Designed and began to implement refined large account strategy and approach regarding small and middle-market accounts, implemented changes to assist in the Company’s business realignment strategy, led investments in the Human Capital Practice, and implemented a geographic realignment of the firm’s leadership team in North America.

•	Improved client retention rates from 2012 and trained approximately 139 new associates in its Sales 2.0 process.

•	Completed a smooth transition into his new role as CEO of WNA.

As a result of the achievement of these goals, the Compensation Committee funded this portion of his annual incentive compensation award at 102.0%.

Victor Krauze

•	Achieved for WNA business unit, organic commissions and fees growth of 4.5% and adjusted EBITDA of approximately $313 million (results adjusted to remove the impact of revenue recognition charge).

•	Provided transition support to Todd Jones in his new role as CEO of WNA.

As a result of the achievement of these goals, the Compensation Committee funded this portion of his annual incentive compensation award at 90.8%.

The following table sets forth the calculation for 2013 annual incentive compensation awards for all named executive officers:

Summary of Annual Incentive Compensation Calculation for all Named Executive Officers

Named Executive Officer(1)	2013 Salary ($/£)		Bonus Target as % of Salary ($/£)	Payout % Relating to Company Portion of AIP		Payout % Relating to Individual/ Bus. Unit Portion of AIP	Total Payout as a % of Bonus Target	Bonus Payout ($/£)
				Organic Commissions and Fees Target	Adjusted EBITDA Target
Dominic Casserley(2)		$1,000,000	225%	90.8%	88.2%	100.0%	91.6%		$2,061,000
Michael Neborak		$600,000	100%	90.8%	88.2%	90.8%	90.0%		$540,000
Stephen Hearn	£ $	530,000 or 828,920	200%	90.8%	88.2%	95.8%	92.0%	£ $	975,200 or 1,525,213
Timothy Wright	£ $	500,000 or 782,000	175%	90.8%	88.2%	97.5%	92.7%	£ $	810,950 or 1,268,326
Todd Jones(3)		$600,000	125%	90.8%	88.2%	102.0%	94.5%		$708,600
Victor Krauze(4)		$700,000	175%	90.8%	88.2%	90.8%	90.0%		$826,875
Joseph Plumeri(5)		$1,000,000	375%	90.8%	88.2%	N/A	89.5%		$1,678,125

(1)	The figures for Messrs. Hearn and Wright have been converted into dollars at the average exchange rate for 2013 (£1:$1.564).

(2)	Pursuant to Mr. Casserley’s employment agreement, he received the first $1,000,000 of his annual incentive compensation award in cash and the balance of $1,061,000 in equity of which 50% was issued in time-based RSUs and 50% in time-based options. One-third of the equity grant vested immediately on the grant date (March 31, 2014) and one-third will vest on each of the second and third anniversary of his employment commencement date (January 7, 2015 and January 7, 2016).

(3)	In 2013, as a result of Mr. Jones’s promotion to CEO of WNA, his AIP target was 125% of his base salary. Effective 2014, the Compensation Committee approved an increase in his AIP target to 150% of his base salary.

(4)	Mr. Krauze’s AIP target was pro-rated to 75% of the original 175% target to reflect the change in his job responsibilities.

(5)	Pursuant to Mr. Plumeri’s 2010 employment agreement he had a threshold, target and maximum annual incentive payout percentages for 2013 under his employment agreement of 250%, 375% and 500% of base salary. The above amount was prorated to reflect his January 7, 2013 separation date.

Long-Term Incentive Compensation

Our long-term incentives are a significant element of our executive officers’ compensation and have typically been in the form of equity awards. In 2011, we implemented a Long-Term Incentive Program for senior leaders (“2011 LTI Program”). In that year, we granted options and deferred cash as a portion of the long-term incentive plan as an alternative to the use of RSUs due to the lack of share availability under the Company’s equity plans at the time. In 2012, the Compensation Committee adopted the 2012 Long-Term Incentive Program, which included grants of options, performance-based RSUs and time-based RSUs.

In April 2013, the Compensation Committee adopted the 2013 Long-Term Incentive Program (the “2013 LTI Program”), which, consistent with the 2012 Long-Term Incentive Program, had both performance-based and time-based components to both reward performance and help ensure retention. Each of the named executive officers (other than Messrs. Plumeri and Krauze) were eligible to participate in the 2013 LTI Program and, accordingly, Messrs. Casserley, Neborak, Hearn, Wright and Jones received grants of options, performance-based RSUs and time-based RSUs under the program. Consistent with the 2011 LTI Program and the 2012 LTI Program, all executive officers, other than Mr. Casserley, received their grants under the 2013 LTI Program in December. Mr. Casserley received his grant in May because he did not receive any equity grants upon his appointment to CEO and the Compensation Committee wanted to more quickly align his interests with shareholders. The performance-based equity included performance targets established in the second quarter of 2013.

For the named executive officers, their individual 2013 awards were comprised of:

Options	Performance- Based RSUs	Time-Based RSUs
25%	50%	25%

The equity granted under the 2013 LTI Program was made under the 2012 Plan. The Committee selected the above mix of equity awards to appropriately balance the objectives of pay for performance, retention, and shareholder alignment. The options and time-based RSUs will generally vest one third on each of the first, second and third anniversaries of the grant date, subject to the continued employment of the participant during the vesting period. The performance period for the performance-based RSUs is from January 1, 2013 through December 31, 2015. The performance-based RSUs that have been earned based on the performance of the 2013 LTI Program targets will generally vest 100% on March 5, 2016, subject to the continued employment of the participant during the vesting period. Cash dividends are payable on the time-based RSUs and are distributed upon vesting.

The amount of performance-based RSUs granted under the 2013 LTI Program will be earned 50% based on the achievement of an organic commissions and fees growth target and 50% based on the achievement of an adjusted EBIT target. The Board replaced previously used metrics, adjusted EPS and adjusted operating margin, with organic commissions and fees growth and adjusted EBIT (modified by a cost of capital charge for acquisitions or a cost of capital credit for dispositions made during the performance period). The decision to select organic commissions and fees growth as a metric for both the AIP and the 2013 LTI Program was done to emphasize the strategic importance of accelerating the Company’s top line revenue growth. Adjusted EBIT (modified as described above) is an appropriate long-term metric because it provides management accountability for profit performance including investment decisions (mergers and acquisitions and capital expenditures) over time. In 2014, the Compensation Committee approved an adjustment in the adjusted EBIT performance target to conform to a reclassification of foreign exchange in the Company’s balance sheet. This adjustment does not change the required underlying performance percentages but rather conforms the target to ongoing financial presentation methodology.

If the targets are not achieved at 100%, the earned amount of the performance-based RSU award would be reduced in accordance with the following sliding scales:

Performance Against Organic Commissions and Fees Growth Target	% of Earned Performance Based-RSUs
125%	125%
110%	110%
100%	100%
85%	90%
70%	80%
<70%	0%

Performance Against Adjusted EBIT Target	% of Earned Performance Based-RSUs
104%	125%
102%	110%
100%	100%
98%	90%
94%	80%
<94%	0%

Details of the 2013 equity award grants made to the named executive officers and the awards earned as a result of the Company’s financial performance are contained in the compensation tables “Grants of Plan-Based Awards” and “Outstanding Equity Awards at Fiscal Year End.” Details concerning the employment agreements of the named executive officers are set forth in the sections entitled “Compensation Tables — Dominic Casserley’s Employment Agreement,” “— Other Named Executive Officers’ Employment Agreements and “—Joseph Plumeri’s Employment Agreement (Former CEO).”

Long-term incentive awards that are intended to be “qualified performance-based compensation” under Section 162(m) were granted under the SMIP, under the 2012 Plan, or under a combination of the SMIP and the 2012 Plan.

3.1	Perquisites and Other Benefits for Executive Officers

The Company does not believe that providing generous executive perquisites is either necessary to attract and retain executive talent or consistent with our pay-for-performance philosophy. Therefore, other than the benefits described in the “Summary Compensation” table, we do not provide perquisites such as personal use of aircraft, excise tax gross-ups, financial planning services, club memberships or vacation homes to our executive officers.

The Company provides retirement, life insurance and medical benefits to our executive officers to be competitive with the marketplace in which our executive officers operate (which are largely the same as those provided to other employees in the workplace).

Retirement income was provided to Mr. Plumeri and is provided to some other executive officers through our defined benefit retirement plans. The U.S. defined benefit plan was closed to new hires on January 1, 2007 and was frozen on May 15, 2009. Newly hired executive officers only participate in defined contribution plans. The Company also maintains the Willis Pension Scheme (UK), an approved U.K. defined benefit plan. The Willis Pension Scheme (UK) was closed to new members beginning on January 1, 2006. In 2006, it was replaced by the Willis Stakeholder Pension Scheme, a defined contribution plan for new employees. Details of the retirement benefits received by the named executive officers are contained in the compensation tables in the section entitled “Pension Benefits.”

For U.S. employees, a 401(k) Plan is available for saving towards retirement pursuant to which the Company makes matching contributions. The matching contribution for 2013 was made on December 31, 2013 for eligible employees who were still employed by the Company on that date.

The Company also maintains a deferred compensation plan for certain U.S. employees whose annual salary is in excess of $250,000 that allows them to plan their tax position through a deferral of part of their annual compensation. Employees are eligible to receive deferred Company compensation awards. Mr. Jones received a deferred compensation award from the Company in the amount of $350,000 in 2009, and therefore maintains a balance in this plan. Mr. Krauze received a deferred compensation award from the Company in the amount of $350,000 in 2009, and in previous years he elected to defer some of his salary and bonus into his account. Mr. Krauze maintained a balance in the plan until January 3, 2014, at which time he received a distribution of his entire account. The Company also made certain contributions to the deferred compensation plan on behalf of Mr. Plumeri. As provided in his 2010 employment agreement, the Company contributed $800,000 annually on behalf of Mr. Plumeri to provide him with retirement income. The final installment of the contribution for Mr. Plumeri under this plan was paid on April 15, 2013, reflecting a pro-rata payment for 2013 in the sum of $400,000. Upon his retirement on July 7, 2013, Mr. Plumeri received a distribution of his entire account.

4.0	Clawback Policy

Under the Company’s clawback policy, the Board, or any of its committees, may to the extent permitted by applicable law, cancel or require reimbursement of any incentive payments or equity-based awards received by an executive officer after December 31, 2008, if and to the extent that (i) the incentive payment or equity award was based on the achievement of Company financial results which are subsequently restated, (ii) the Compensation Committee determines that the executive officer engaged in fraud, negligence or other misconduct that contributed to the need to restate the Company’s financial results and (iii) the incentive payments or equity-based award values made to the executive officer would have been lower if the Company’s results had been properly reported. In such cases, the Company will seek to recover from the executive officer the amount by which the actual incentive payment or equity award for the relevant period exceeded the amount that the executive officer would have received based on the restated results. The Company’s clawback policy is posted on its website under Investor Relations — Corporate Governance.

The Company will comply, and has modified its award agreements to so indicate, with the provisions of the Dodd-Frank Act, and will adopt a revised mandatory clawback policy that will require the Company, in the event of a restatement, to recover from current and former executives any incentive-based compensation, for the three years preceding the restatement, that would not have been awarded under the restated financial statements. The Compensation Committee periodically reviews the Company’s clawback policy and, to ensure full compliance, will propose its final recommendations to the full Board once it has had the benefit of reviewing the SEC’s proposed and final rules for the legislation.

5.0	Executive Officer and Non-Employee Director Share Ownership Guidelines

We maintain share ownership guidelines under which executive officers and non-employee directors are expected to acquire a meaningful level of share ownership in the Company, so as to further align their interests with those of our shareholders. In February 2013, the Compensation Committee revised the executive officer share ownership guidelines to require them to own shares equivalent in value to a multiple of his or her base salary, as set forth below:

Position	Multiple
Group CEO	6.0x base salary
Executive Officers Leading Major Business Units and Group CFO	3.0x base salary
Other Executive Officers	2.0x base salary

Executives are encouraged to comply with their applicable guideline as soon as practical given their individual circumstances and no later than five years from (i) March 1, 2013 (the date of the implementation of the policy (i.e., March 1, 2018)) or (ii) the date of the executive’s hiring or promotion. The failure to comply with or make reasonable progress towards meeting the share ownership guidelines in a timely fashion will result in the executive being required to retain all net shares acquired by him or her under the exercise of share options or the vesting of RSUs (net of shares surrendered for the payment of the exercise price and any taxes).

For purposes of meeting the executive officer share ownership guidelines, the related value, using the three-month average share price of the following shares, will be counted towards achieving and maintaining compliance: shares owned outright; shares or units held in Willis broad-based share purchase plans (i.e., the ESPP, UK Sharesave); unvested RSUs and RSUs subject to time-based vesting; and unvested earned performance-based RSUs. Options and unearned performance RSUs are not counted as shares owned for purposes of the guidelines.

Executives are required to retain at least 50% of the net shares received under equity award programs until the ownership guidelines are met.

As discussed under “Corporate Governance — Non-Employee Director Compensation,” non-employee directors are required to hold shares equal to the lesser of 3.5 times the directors’ cash retainer of $100,000 (i.e., $350,000) or 10,000 shares.

6.0	Anti-Hedging Policies

The Company prohibits directors and executive officers from pledging any Company shares, entering into margin accounts, short selling any Company shares, selling shares “against the box” and buying or selling puts or calls relating to Company shares.

7.0	Share Award Policy

The Board of Directors’ has a policy governing the granting of options and other share-based awards under the Company’s Plans.

It is the Company’s policy to neither backdate option grants or other share-based awards to take advantage of a lower share price nor to schedule grants of options or other share-based awards before or after specific events to take advantage of anticipated movements in the price of our shares.

It is also the Company’s policy to grant options with an exercise price no less than the closing sales price as quoted on the NYSE on the date of grant, except in the case of any sharesave sub-plans adopted by the Company for non-U.S. employees, for which the exercise price of the option is set at a 5% or 10% discount off the closing sales price on the date before employees are invited to participate.

In addition to approving share-based awards to executive officers, the Compensation Committee is responsible for approving the overall allocation of share-based awards to the employees of the Company and its subsidiaries and affiliates for the forthcoming year. Implementation of the granting of such awards within the agreed annual plan is delegated to the Share Award Committee consisting of the CEO, the Group Chief Financial Officer and the Group Human Resources Director. The members of the Share Award Committee work closely with the Chairman of the Compensation Committee to ensure that, in particular, the timing of grants is appropriate.

Awards may be made at a time when the Company is in possession of material non-public information, so long as the timing of the award is not motivated by an intention to improperly use any such material non-public information for the benefit of the recipient.

Under this policy, annual share-based awards for executive officers are authorized by the Compensation Committee and the grant date shall be the date of that meeting or a date specified by the Compensation Committee no later than 30 days following that meeting. Except as directed by the Compensation Committee, share-based awards granted in connection with a new hire, a promotion or the assignment of additional responsibilities to an existing employee or for retention purposes will be considered granted on March 5th, May 10th, August 10th, November 10th or December 5th (or if the applicable grant date is not a trading day, the next trading day) on the date most closely following the date on which such recipient’s employment or promotion or assignment of new responsibilities commenced and such retention award was approved.

8.0	Tax and Accounting Implications

The Compensation Committee considers the anticipated tax treatment to the Company and to the executive officers in its review and establishment of compensation programs and payments. Section 162(m) imposes a limit on the amount the Company may deduct for U.S. tax purposes for compensation paid to our CEO and our three most highly compensated executive officers employed at the end of the year (other than the Chief Financial Officer). However, compensation which qualifies as “performance-based” under Section 162(m) is excluded from the limit if, among other requirements, the compensation is payable only upon the attainment of pre-established, objective performance goals under a plan approved by the Company’s shareholders.

The SMIP, which was approved by shareholders at the 2005 Annual General Meeting, is intended to comply with the provisions of, and to be administered in compliance with the requirements of, Section 162(m). The Company is also authorized to grant equity awards that are intended to qualify as “performance-based” compensation under the 2012 Plan.

The SMIP provides for an annual incentive compensation award equal to 5% of the Company’s earnings for the fiscal year, which the Compensation Committee may reduce (but not increase) in its discretion. For this purpose, “earnings” means the Company’s operating income before taxes and extraordinary loss as reported in its audited consolidated financial statements, as adjusted to eliminate the effect of certain events specified in the SMIP. The Compensation Committee also takes other performance metrics and other factors into consideration in determining amounts payable under the SMIP (including, among other things, revenue and profit metrics), but the amounts payable under the SMIP may not exceed the amount described above. The Compensation Committee designates the executive officers who participate in the SMIP.

The performance goals applicable to equity awards granted under the Company’s 2012 Plan that are intended to qualify as “performance-based” compensation may be based on a number of different performance criteria set out in the 2012 Plan that was last approved at the 2012 Annual General Meeting. In determining the payout amounts under AIP awards granted pursuant to the SMIP, the Compensation Committee may also consider attainment of performance goals that are based on any or a combination of the following performance criteria: (i) annual revenue, (ii) budget comparisons, (iii) controllable profits, (iv) EPS or Adjusted EPS, (v) expense management, (vi) improvements in capital structure, (vii) net income, (viii) net or gross sales, (ix) operating income (pre — or post-tax), (x) profit margins, (xi) operating or gross margin, (xii) profitability of an identifiable business unit or product, (xiii) return on investments, (xiv) return on sales, (xv) return on stockholders’ equity, (xvi) total return to stockholders, (xvii) assets under management, (xviii) investment management performance, (xix) mutual and other investment fund performance, (xx) cash flow, operating cash flow, or cash flow or operating cash flow per share (before or after dividends), (xxi) price of the shares or any other publicly traded securities of the Company, (xxii) reduction in costs, (xxiii) return on capital, including return on total capital or return on invested capital, (xiv) improvement in or attainment of expense levels or working capital levels, and (xv) performance of the Company relative to a peer group of companies and/or relevant indexes on any of the foregoing measures.

Interpretations of and changes in applicable tax laws and regulations as well as other factors beyond the control of the Compensation Committee can affect deductibility of compensation and there can be no assurance that compensation paid to our executive officers who are covered by Section 162(m) will be treated as qualified performance-based compensation. Our general policy is to preserve the tax deductibility of compensation paid to the CEO and other named executive officers, including annual incentives and equity awards under the terms of the Company’s Plans (which include the Company’s equity plans or any sub-plans thereto, including the 2012 Plan, the Willis Group Holdings 2008 Share Purchase and Option Plan (the “2008 Plan”), the 2000 Hilb, Rogal and Hamilton Share Incentive Plan (the “2000 HRH Plan”) and the 2007 Hilb Rogal and Hobbs Share Incentive Plan (the “2007 HRH Plan”). The Compensation Committee reserves the right to use its judgment to authorize compensation payments that may not be deductible when the Compensation Committee believes that such payments are appropriate and in the best interests of the Company, taking into consideration changing business conditions and the performance of its employees.

The Compensation Committee will continue to monitor developments and assess alternatives for preserving the deductibility of compensation payments and benefits to the extent reasonably practicable, consistent with its compensation policies and as determined to be in the best interests of the Company and its shareholders.

It is also the Company’s general policy to deliver equity-based compensation to employees in as tax-efficient a manner as possible, taking into consideration the overall cost to the Company, for which the Company accounts in accordance with ASC 718.

9.0	Payments on Change of Control and Termination

Historically, the Company has been selective in providing for potential payments relating to a change of control. The Compensation Committee may enter into such agreements when in its business judgment it believes that such payments are appropriate and in the best interests of the Company. No named executive officer is entitled to any automatic payments in connection with a change of control of the Company. However, certain equity awards held by our named executive officers vest in part or in full upon a change of control and the deferred cash awards held by our named executive officers may, in the discretion of the Compensation Committee, become payable upon a change of control. Treatment of equity awards in this manner (as opposed to cash payments that are not automatically accelerated) ensures that our executives are motivated primarily by the needs of the businesses for which they are responsible, rather than circumstances that are outside the ordinary course of business — i.e., circumstances that might lead to the termination of an executive’s employment or that might lead to a change in control of the Company. Generally, this is achieved by assuring our named executive officers that they will receive their equity awards if their employment is adversely affected in these circumstances, subject to certain conditions. We believe that these benefits help ensure that affected executives act in the best interests of our shareholders, even if such actions are otherwise contrary to their personal interests. This is critical because these are circumstances in which the actions of our named executive officers may have a material impact upon our shareholders.

The Company provides severance protection to executive officers in limited circumstances primarily where the employee is terminated by the Company without cause or the employee resigns for good reason. The Compensation Committee believes that severance benefits are a necessary component of a competitive compensation program and, in certain cases, are in consideration for an executive’s agreement not to compete. Messrs. Casserley and Hearn are also entitled to enhanced severance benefits in the event their employment is terminated by the Company without cause or by the executive for good reason in connection with a change of control in order to avoid any associated distractions. The Compensation Committee believes that its use of severance benefits is not significantly different from the severance benefits typically in place at other companies.

Dominic Casserley (Group CEO)

Under his employment agreement dated as of October 16, 2012, in the event that Mr. Casserley’s employment is terminated by the Company without “cause,” Mr. Casserley resigns for “good reason” (as such terms are defined in his employment agreement) or Mr. Casserley is terminated as a result of the non-renewal of his employment agreement by the Company within the first four years of employment (a “Qualifying Termination”), Mr. Casserley would be entitled to receive severance payments and benefits, including partial service vesting credit (but not performance-vesting credit) for his annual equity-based long-term incentive awards. In the event of a Qualifying Termination within two years following a “change of control” (as such term is defined in his employment agreement), certain of Mr. Casserley’s severance payments would be paid in a lump sum (rather than installments) and Mr. Casserley would receive full service-vesting credit (but not performance-vesting credit) for each of the annual equity-based long-term incentive awards granted to him. Lastly, upon termination of employment (other than for “cause”) concurrent with or following the expiration of the full five-year term of the agreement, Mr. Casserley would be entitled to partial service-vesting credit (but not performance-vesting credit) for each of the annual equity-based long-term incentive awards granted to him and such termination will be treated as retirement for purposes of compensation previously paid or payable to him. Further information regarding Mr. Casserley’s employment agreement and details of the change of control and severance provisions are contained in the section entitled “Compensation Tables — Dominic Casserley’s Employment Agreement (Group CEO).”

Other Named Executive Officers

Stephen Hearn

At the same time the Board appointed Mr. Casserley as the Company’s new CEO, it promoted Mr. Hearn to the new role of Deputy CEO. Mr. Hearn had been employed by the Company for almost four years and in January 2012 was promoted to Chairman and CEO of Willis Global, encompassing the Company’s global reinsurance, placement and specialty operations. The Board believes the combination of Mr. Casserley’s external perspective and broad global experience and Mr. Hearn’s internal perspective and deep industry experience is a powerful partnership to drive the Company’s strategic direction.

On October 16, 2012 and as amended in 2014, in connection with this promotion to Deputy CEO, Mr. Hearn entered into an amended employment agreement which became effective on January 1, 2013. Under the amended contract, in the event that Mr. Hearn’s employment is terminated without “cause” or Mr. Hearn resigns for “good reason” (as such terms are defined in his employment agreement), Mr. Hearn would be entitled to receive severance payments and benefits including partial acceleration of his long-term incentive awards. In the event that Mr. Hearn’s employment is terminated without “cause” or Mr. Hearn resigns for “good reason” within two years following a “change in control” (as such term is defined in his employment agreement), Mr. Hearn would be entitled to receive an enhanced severance payment. In April 2014, the Compensation Committee approved an amendment to the employment agreement entitling the officer to additional severance benefits upon termination detailed further in the section entitled “Compensation Tables — Other Named Executive Officers’ Employment Agreements”.

Timothy Wright

On July 19, 2012 and as amended in 2014, Mr. Wright entered into an amendment to his employment agreement which provides that in the event Mr. Wright is terminated by the Company for any reason other than for “cause” (as such term is defined in his amendment), he will be entitled to receive a severance payment. In

April 2014, the Compensation Committee approved an amendment to the employment agreement entitling the officer to additional severance benefits upon termination detailed further in the section entitled “Compensation Tables — Other Named Executive Officers’ Employment Agreements”.

Todd Jones

On August 22, 2013 and as amended in 2014, Mr. Jones entered into an amended employment agreement with Willis North America, Inc. The amended employment agreement was effective as of July 1, 2013, when Mr. Jones was appointed CEO of Willis North America. Under the amended employment agreement, in the event that Mr. Jones’ employment is terminated without “Good Cause” or Mr. Jones resigns for “Good Reason” (as such terms are defined in his employment agreement), Mr. Jones would be entitled to receive a severance payment. In April 2014, the Compensation Committee approved an amendment to the employment agreement entitling the officer to additional severance benefits upon termination detailed further in the section entitled “Compensation Tables — Other Named Executive Officers’ Employment Agreements”.

Michael Neborak

On May 8, 2014, Mr. Neborak entered into a letter agreement with Willis North America, Inc. which provides that he will cease serving as Group CFO effective as of such date as may be determined by the Company (which is expected to be June 1, 2014) and his employment will terminate effective as of July 1, 2014. Pursuant to the letter agreement, upon terminating employment, Mr. Neborak will be eligible to receive severance payments and continued healthcare coverage for up to one year. In addition, all of Mr. Neborak’s unvested stock option, RSU and deferred cash awards that are scheduled to vest solely based on continued service during the one year period following his separation date will accelerate and vest on his separation date.

Victor Krauze

On July 1, 2013, Mr. Krauze entered into a letter agreement providing that he would cease serving as Chief Executive Officer of Willis North America, Inc., but continue to serve as Chairman of Willis North America, Inc. Upon ceasing to serve as CEO of Willis North America, Mr. Krauze became entitled to the severance payments and benefits under the letter agreement on terms consistent with those set forth in the October 16, 2012 amendment to his promotion letter.

Further information regarding employment agreements and restrictive covenant agreements and details of the applicable termination provisions are contained in the sections entitled “Compensation Tables — Other Named Executive Officers’ Employment Agreements”, ”— Potential Payments to Named Executive Officers other than the CEO Upon Termination or Change of Control” and “— Payments to our Former Group CEO and to the Former CEO of WNA.”

COMPENSATION COMMITTEE REPORT

This report is submitted to the shareholders of Willis Group Holdings Public Limited Company by the Compensation Committee of the Board of Directors. The Compensation Committee consists solely of non-executive directors who are independent, as determined by the Board in accordance with the Company’s guidelines and NYSE listing standards.

The Compensation Committee has reviewed, and discussed with management, the Compensation Discussion and Analysis contained in this Proxy Statement, and based on this review and discussion, recommended to the Board that it be included in this Proxy Statement.

Submitted by the Compensation Committee of the Board of Directors

Wendy E. Lane (Chairman), Anna Catalano and Jaymin Patel

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of our executive officers serves as a member of the Board of Directors or compensation committee of any entity that has one or more of its executive officers serving as a member of the Compensation Committee. In addition, none of our executive officers serves as a member of the compensation committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors.

COMPENSATION TABLES

Summary Compensation Table

The following table sets forth the total compensation earned for services rendered in 2013 by (1) the Company’s Group CEO, Mr. Casserley, (2) the Company’s former Group CEO, Mr. Plumeri (who resigned as CEO on January 6, 2013 and retired as Chairman of the Board on July 7, 2013), (3) the Group CFO, (4) each of the three most highly compensated executive officers of the Company and (5) Mr. Krauze, who would have been one of the three most highly compensated executive officers had he been an executive officer at the end of the year.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Share Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation (1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compen- sation ($)(4)	Total ($)
Dominic Casserley	2013	985,819	1,500,000	3,937,490	1,362,875	1,000,000	—	145,211	8,931,395
Group CEO(5)

Michael Neborak
Group CFO	2013	600,000	140,625	749,939	249,998	540,000	—	7,650	2,288,212
	2012	575,000	528,000	749,955	249,993	—	—	5,000	2,107,948
	2011	500,000	450,000	—	182,891	281,250	—	4,167	1,418,308

Stephen Hearn(5)
Deputy CEO; CEO & Chairman Willis Global	2013	828,920	140,625	1,649,915	549,993	1,525,213	—	99,470	4,794,136
	2012	792,500	1,291,775	1,879,742	549,994	—	—	95,100	4,609,111

Timothy Wright(5)
CEO, Willis International	2013	782,000	187,500	899,918	299,995	1,268,326	—	37,125	3,474,864
	2012	792,500	1,228,375	1,124,965	374,993	—	—	33,085	3,553,918

Todd Jones	2013	550,000	56,250	562,466	187,494	708,600	41,164	36,289	2,142,263
CEO, Willis North America

Victor Krauze
Chairman, Willis North America	2013	700,000	375,000	—	—	826,875	361,176	712,582	2,975,633
	2012	681,250	910,000	899,979	299,993	—	257,453	23,230	3,071,905
	2011	625,000	750,000	1,037,750	243,851	375,000	134,232	9,971	3,175,804

Joseph Plumeri
Former Group CEO	2013	518,939	—	—	—	1,678,125	(69,462)	435,065	2,632,129
	2012	1,000,000	—	6,911,420	—	905,963	(17,281)	1,016,660	9,834,043
	2011	1,000,000	—	8,539,014	—	729,166	10,164	1,197,933	11,476,277

(1)	For all named executive officers other than Messrs. Casserley and Plumeri, the Bonus column reflects the vested portion of time-based deferred cash grants made to the officers in 2011 pursuant to the 2011 LTI Program. Mr. Krauze’s deferred cash award vested in its entirety. For Mr. Casserley, the Bonus column reflects the $1,500,000 sign-on bonus he received in January 2014.

Due to the nature of the named executive officers’ 2013 annual incentive compensation awards, they are reflected in the column “Non-Equity Incentive Plan Compensation.” In 2013, all named executive officers, other than Mr. Casserley, were paid 100% of their annual incentive compensation award in cash. The Non-Equity Incentive Plan Compensation column reflects only that portion of the 2013 annual incentive compensation award paid in cash to Mr. Casserley. Because the RSUs and option awards granted as part of his 2013 annual incentive compensation award are granted in March 2014, these equity awards (approximately $1,061,000 in grant value) will be reflected in the Share Awards and Option Awards columns next year.

(2)

For awards subject to performance conditions, the amount included in the table is the full fair value at the grant date based on the probable outcome with respect to the satisfaction of the performance condition consistent with the recognition criteria in FASB ASC Topic 718 (excluding the effect of estimated forfeiture). For more information regarding the equity awards, see the “Grants of Plan-Based Awards” table and the “Outstanding Equity Awards at Fiscal Year End” table.

(3)	The US Pension share was closed to new hires on January 1, 2007 and frozen on May 15, 2009. The Willis Pension Scheme (UK) was closed to new members beginning on January 1, 2006.

The Change in Pension Value and Nonqualified Deferred Compensation Earnings column includes the aggregate earnings Mr. Plumeri receives under the non-qualified deferred compensation plan, which for the period from January 1, 2013 to July 7, 2013 was ($18,816), reflecting investment earnings of $(424) offset by Social Security and Medicare taxes totaling $19,240. Mr. Plumeri’s account was distributed to him upon his retirement on July 7, 2013 in a lump sum payment. The Change in Pension Value of $(50,646) reflects changes in valuation assumptions required by applicable accounting rules and actuarial standards and a one-year increase in the executive’s age.

(4)	For 2013, the All Other Compensation column for the named executive officers consisted of:

a.	For Mr. Casserley, (i) relocation expenses in the amount of $116,311, (ii) commuting expenses and (iii) the Company’s funded contribution to the Willis Stakeholder Pension Scheme.

b.	For Mr. Neborak, the Company’s contribution to his 401(k) Plan.

c.	For Mr. Hearn, the Company’s contribution to the Willis Stakeholder Pension Scheme in the amount of $99,470.

d.	For Mr. Wright, (i) contributions to a personal pension arrangement set up by Mr. Wright for his own personal benefit through April 2013 and, from May 2013 onward, a cash supplement paid in lieu of the Company pension contributions in the aggregate amount of $24,006 and (ii) a car allowance and parking spot. The Company has no ongoing role in the governance or management of the personal pension arrangement and no residual liabilities in respect of it.

e.	For Mr. Jones, (i) the Company’s contribution to his 401(k) Plan, (ii) commuting expenses, (iii) a parking spot and (iv) an apartment.

f.	For Mr. Krauze, (i) a $700,000 severance payment that will be made to him over the course of 2014, (ii) the Company’s contribution to his 401(k) Plan, (iii) medical benefits and (iv) an apartment.

g.	For Mr. Plumeri, (i) a deferred compensation credit of $400,000 pursuant to the terms of his previous employment agreement, which he received for each year he continued to be with the Company and which was paid into a non-qualified deferred compensation plan on his behalf, after the payment of Social Security and Medicare taxes and (ii) dividend equivalents on vested RSUs in the amount of $35,065. Mr. Plumeri resigned as CEO on January 6, 2013 and retired as Chairman of the Board on July 7, 2013 and, as a result, will no longer be receiving these benefits.

(5)	Messrs. Casserley, Hearn and Wright receive their salaries in pounds sterling and the above figures have been converted into dollars at the average exchange rate for 2013 (£1:$1.564). The Compensation Committee also authorizes Messrs. Hearn and Wright bonuses in pounds sterling and, as a result, those have been converted at the same exchange rate.

GRANT OF PLAN-BASED AWARDS

The following table sets forth the grants of plan-based awards made to the named executive officers during 2013.

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stocks or Units (#)	All Other Awards Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date		Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Dominic Casserley	5/10/13	(1)	4/23/13	—	—	—	25,920	64,799	80,999	—	—	—	2,625,007
	5/10/13	(2)	4/23/13	—	—	—	—	—	—	32,399	—	—	1,312,483
	5/10/13	(3)	4/23/13	—	—	—	—	—	—	—	143,915	40.71	1,362,875

Michael Neborak	12/16/13	(1)	4/23/13	—	—	—	4,512	11,281	14,101	—	—	—	499,974
	12/16/13	(2)	4/23/13	—	—	—	—	—	—	5,640	—	—	249,965
	12/16/13	(3)	4/23/13	—	—	—	—	—	—	—	28,506	44.32	249,998

Stephen Hearn	12/16/13	(1)	4/23/13	—	—	—	9,928	24,819	31,024	—	—	—	1,099,978
	12/16/13	(2)	4/23/13	—	—	—	—	—	—	12,409	—	—	549,967
	12/16/13	(3)	4/23/13	—	—	—	—	—	—	—	62,713	44.32	549,993

Timothy Wright	12/16/13	(1)	4/23/13	—	—	—	5,415	13,537	16,921	—	—	—	599,960
	12/16/13	(2)	4/23/13	—	—	—	—	—	—	6,768	—	—	299,958
	12/16/13	(3)	4/23/13	—	—	—	—	—	—	—	34,207	44.32	299,995

Todd Jones	12/16/13	(1)	4/23/13	—	—	—	3,384	8,461	10,576	—	—	—	374,992
	12/16/13	(2)	4/23/13	—	—	—	—	—	—	4,230	—	—	187,474
	12/16/13	(3)	4/23/13	—	—	—	—	—	—	—	21,379	44.32	187,494

Victor Krauze	—		—	—	—	—	—	—	—	—	—	—	—

Joseph Plumeri	—		—	—	—	—	—	—	—	—	—	—	—

(1)	Pursuant to 2013 LTI Program, Messrs. Casserley, Neborak, Hearn, Wright and Jones received time-based RSUs, performance-based RSUs and options. Mr. Casserley received his grant on May 10, 2013 and the remaining named executive officers received their grant on December 16, 2013.

The performance-based RSUs will be earned as to 50% if an organic commissions and fees growth target for January 1, 2013 through December 31, 2015 is met and 50% if an adjusted EBIT target for January 1, 2013 through December 31, 2015 is met. The earned performance-based RSUs will vest in full on March 5, 2016.

If the targets are not achieved at 100%, the amount of the award will be reduced on a sliding scale basis. The target amount above reflects the face value of the award which will be paid out if both the organic commissions and fees growth target and adjusted EBIT target hit at 100%. The maximum amount above reflects highest possible payout of the award which will result if the organic commissions and fees growth target hits 125% and the Adjusted EBIT target hits 105%. The maximum amount reflects a payout of 125% of the face value of the award. The threshold amounts reflect the minimum possible payout which will result if only one target is achieved and such target is achieved at the minimum payout level (e.g., if either 70% of the organic commissions and fees growth target or 95% of the adjusted EBIT target are met). The threshold amount reflects a payout of 80% on one half of the face value of the award.

(2)	The time-based RSUs granted pursuant to the 2013 LTI Program will vest one-third on each of the first, second and third anniversaries of the grant date. Dividend equivalents will be paid when the RSUs vest equal to the dividend rate applicable to all record holders on record dates falling between the time of grant and the time of vest.

(3)	The options granted pursuant to the 2013 LTI Program will vest 33%, 33% and 34% on each of the first, second and third anniversaries of the grant date.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth the options and share-based awards held by the named executive officers as of December 31, 2013.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)
Dominic Casserley	—		143,915	(2)	—	40.71	5/10/21	—		—	—		—
	—		—		—	—	—	32,399	(3)	1,451,799	—		—
	—		—		—	—	—	—		—	64,799	(4)	2,903,643

Michael Neborak	—		16,234	(5)	—	41.51	5/2/19	—		—	—		—
	—		34,059	(6)	—	33.54	12/26/20	—		—	—		—
	—		28,506	(7)	—	44.32	12/16/21	—		—	—		—
	—		—		—	—	—	7,453	(8)	333,969	—		—
	—		—		—	—	—	13,119	(9)	587,862	—		—
	—		—		—	—	—	5,640	(10)	252,728	—		—
	—		—		—	—	—	—		—	11,281	(11)	505,502

Stephen Hearn	8,332	(12)	—		—	25.79	11/3/15	—		—	—		—
	—		16,234	(5)	—	41.51	5/2/19	—		—	—		—
	—		74,931	(6)	—	33.54	12/26/20	—		—	—		—
	—		62,713	(7)	—	44.32	12/16/21	—		—	—		—
	—		—		—	—	—	4,355	(13)	195,148	—		—
	—		—		—	—	—	16,398	(8)	734,794	—		—
	—		—		—	—	—	28,860	(9)	1,293,217	—		—
	—		—		—	—	—	12,409	(10)	556,047	—		—
	—		—		—	—	—	—		—	24,819	(11)	1,112,139

Timothy Wright	75,000		25,000	(14)	—	26.17	5/5/20	—		—	—		—
	—		21,645	(5)	—	41.51	5/2/19	—		—	—		—
	—		51,089	(6)	—	33.54	12/26/20	—		—	—		—
	—		34207	(7)	—	44.32	12/16/21	—		—	—		—
	—		—		—	—	—	11,180	(8)	500,976	—		—
	—		—		—	—	—	19,677	(9)	881,726	—		—
	—		—		—	—	—	6,768	(10)	303,274	—		—
	—		—		—	—	—	—		—	13,537	(11)	606,593

Todd Jones	10,000	(15)	—		—	38.06	3/19/14	—		—	—		—
	16,666	(16)	—		—	37.06	5/6/15	—		—	—		—
	37,500		12,500	(14)	—	26.17	5/5/17	—		—	—		—
	—		6,492	(5)	—	41.51	5/2/19	—		—	—		—
	—		10,217	(6)	—	33.54	12/26/20	—		—	—		—
	—		21,379	(7)	—	44.32	12/16/21	—		—	—		—
	—		—		—	—	—	2,236	(8)	100,195	—		—
	—		—		—	—	—	3,936	(9)	176,372	—		—
	—		—		—	—	—	4,230	(10)	189,546	—		—
	—		—		—	—	—	—		—	8,461	(11)	379,137

Victor Krauze	—		—		—	—	—	—		—	—		—

Joseph Plumeri	100,000	(17)	—		—	38.06	3/19/14	—		—	—		—
	500,000	(18)	—		—	32.78	6/20/14	—		—	—		—
	650,000	(19)	—		—	37.06	5/6/15	—		—	—		—

(1)	The market value of shares or units that have not vested has been calculated using the closing price of the Company’s shares on December 31, 2013, as quoted on the NYSE ($44.81), the last business day of the year.

(2)	Time-based options were granted on May 10, 2013. The option will vest 33%, 33% and 34% on the first, second and third anniversaries of the grant date.

(3)	Time-based RSUs were granted on May 10, 2013. The RSUs will vest 33%, 33% and 34% on the first, second and third anniversaries of the grant date.

(4)	Performance-based RSUs were granted on May 10, 2013, 50% of which are earned if an organic commissions and fees growth target for January 1, 2013 through December 31, 2015 is met and 50% of which are earned if an adjusted EBIT target for January 1, 2013 through December 31, 2015 is met. If the targets are not achieved at 100%, the amount of the award is reduced on a sliding scale basis. Earned RSUs will vest in full on March 5, 2016.

(5)	Performance-based options were granted on May 2, 2011. The Company did not achieve performance targets for these options and the amount of the original award was reduced on a sliding scale basis. The options will vest 50% on each of the third and fourth anniversaries of the grant date.

(6)	Time-based options were granted on December 26, 2012. The options will vest 50% on each of the second and third anniversaries of the grant date.

(7)	Time-based options were granted on December 16, 2013. The options will vest 33% and 34% on each of the first, second and third anniversaries of the grant date.

(8)	Time-based RSUs were granted on December 26, 2012. The RSUs will vest 50% on each of the second and third anniversaries of the grant date.

(9)	Performance-based RSUs were granted on December 26, 2012.The Company did not achieve performance targets for these RSUs and the amount of the original award was reduced on a sliding scale basis. The RSUs will vest 50% on each of the second and third anniversaries of the grant date.

(10)	Time-based RSUs were granted on December 16, 2013. The RSUs will vest 33%, 33% and 34% on the first, second and third anniversaries of the grant date.

(11)	Performance-based RSUs were granted on December 16, 2013, 50% of which are earned if an Organic Commissions and Fees Growth target for January 1, 2013 through December 31, 2015 is met and 50% of which are earned if an adjusted EBIT target for January 1, 2013 through December 31, 2015 is met. If the targets are not achieved at 100%, the amount of the award is reduced on a sliding scale basis. Earned RSUs will vest in full on March 5, 2016.

(12)	Performance-based options were granted on November 3, 2008. The Company did not achieve performance targets for these options and the amount of the original award was reduced on a sliding scale basis. The options are fully exercisable.

(13)	Time-based RSUs were granted on March 1, 2012. The RSUs will vest 33%, 33% and 34% on the first, second and third anniversaries of the grant date.

(14)	Performance-based options were granted on May 5, 2009. The Company met the performance targets for these options. The options will become exercisable 25% on each of the second, third, fourth and fifth anniversaries of the grant date.

(15)	Time-based options were granted on March 19, 2004. The options were exercised in full on February 20, 2014.

(16)	Performance-based options were granted on May 6, 2008. The Company did not achieve performance targets for these options and the amount of the original award was reduced on a sliding scale basis. The options are fully exercisable.

(17)	Time-based options were granted on March 19, 2004 and Mr. Plumeri exercised the options in full in 2014.

(18)	Time-based options were granted on June 20, 2006 and are fully exercisable.

(19)	Performance-based options were granted on May 6, 2008. The Company met the performance targets for these options. The options are fully exercisable.

Option Exercises and Shares Vested

The following table sets forth the share options exercised and the RSU vestings during 2013 by the named executive officers.

	Option Awards		Share-Based Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired On Vesting (#)	Value Realized On Vesting ($)(1)
Dominic Casserley	—	—	—	—
Michael Neborak	—	—	5,438	235,955
Stephen Hearn	—	—	5,545	221,067
Timothy Wright	227,775	2,402,851	—	—
Todd Jones	3,600	47,102	3,023	114,904
Victor Krauze	299,208	2,606,597	41,437	1,699,007
Joseph Plumeri	—	—	294,747	12,136,263

(1)	The value realized in respect of vested RSUs is calculated using the closing price, as quoted on the NYSE, on the date of such RSUs vesting.

Pension Benefits for Executive Officers

North America — The Company maintains a US retirement program, the Willis North America Inc. Pension Plan, a qualified defined benefits plan. This plan provides members with a pension on normal retirement age of 60 or 65 based on the length of service, pensionable remuneration and when they first joined the plan. Participants are 100% vested in the plan after completing five years of service. Employees also become 100% vested if they are participants in the plan and are employed by Company after reaching age 60. The plan was closed to new hires on January 1, 2007 and was frozen on May 15, 2009.

If participants are vested and married, their surviving spouses may be entitled to survivor benefits from the plan, if the participants die before starting retirement benefits. The default death benefit is the survivor portion of a 50% Joint & Survivor annuity commencing at an early or normal retirement date. If participants are active with 10 or more years of service, the death benefit is 50% of the accrued benefit and commences immediately. If participants are age 55 with 10 or more years of service, they may elect an enhanced survivor benefit.

Mr. Plumeri commenced his pension benefit effective August 1, 2013. At that date, Mr. Plumeri had approximately 13 years of vesting service and 8.58 years of benefit service (since the Plan was frozen in 2009 for the purpose of calculating the benefit). The accrued annual benefit for Mr. Plumeri, payable as a normal-form annuity beginning on August 1, 2013, is $56,184 (Mr. Plumeri is over 65). At this retirement age, the years of benefit service and annual maximum average salary for Mr. Plumeri are approximately 8.5 years and $202,000, respectively.

As of December 31, 2013, Mr. Krauze had approximately 17 years of vesting service and 12.25 years of benefit service (since the Plan was frozen in 2009 for the purpose of calculating the benefit). The accrued annual benefit for Mr. Krauze, payable as a normal-form annuity beginning at age 65 is $62,043. At a retirement age of 65, the years of benefit service and annual maximum average salary for Mr. Krauze are approximately 23 years and $201,001, respectively. Mr. Krauze can retire early with an unreduced accrued benefit as of February 1, 2022, assuming he remains employed to that date.

As of December 31, 2013, Mr. Jones had approximately 10 years of vesting service, and 5.667 years of benefit service (since the Plan was frozen in 2009 for the purpose of calculating the benefit). The accrued annual benefit for Mr. Jones, payable as a normal-form annuity beginning at age 65 is $28,419. At a retirement age of 65, the years of benefit service and annual maximum average salary for Mr. Jones are approximately 22 years and $196,000, respectively. Mr. Jones can retire early with an unreduced accrued benefit as of October 1, 2028, assuming he remains employed to that date.

Also, Willis North America, Inc. has a 401(k) Plan covering its eligible employees and those of its subsidiaries and provides matching contributions. Shares are available as an investment option to participants in the Willis 401(k) Retirement Savings Plan. The matching contribution for 2013 was made on December 31, 2013 for eligible employees who were still employed by the Company on that date.

United Kingdom — The Company’s current executive officers are eligible to participate in the Company’s defined contribution plan, the Willis Stakeholder Pension Scheme.

Under the Willis Stakeholder Pension Scheme, pensionable remuneration is generally based on full basic salary less an offset in respect of the U.K. State Pension, currently £5,727, in the case of most members. In addition, pensionable remuneration for members who joined the Scheme after June 1, 1989, is subject to a cap, currently £141,600. Company contributions depend on the rate of the participants’ own contribution, with the maximum contribution payable by the Company being 10% of pensionable remuneration, except in the case of Mr. Hearn where contributions were made at the rate of 12% of basic salary in line with a contractual arrangement transferred from an acquired employer and exceed the standard rates payable to most other associates. As of April 1, 2014, Mr. Hearn elected to receive his pension contributions as a cash pension allowance rather than as a contribution to the pension scheme, due to changes in tax regulation. The Willis Stakeholder Pension Scheme is formed of a series of individual investment policies established in the names of members and administered by a third party to which the Company contributes.

Mr. Wright established a personal pension arrangement similar to the Willis UK defined contribution plan to which the Company contributes. The Company has no ongoing role in the governance or management of Mr. Wright’s plan and no residual liabilities in respect of it. From May 1, 2013, Mr. Wright has elected to receive his pension contributions as cash rather than as contribution to a pension scheme.

Rest of World — Elsewhere, pension benefits for our employees are typically provided in the country of operation through defined contribution plans.

The following table sets forth the retirement benefits that may be received by the named executive officers that participate in a defined benefit pension scheme:

Name	Plan Name	Number of Years Credited Service(1)	Present Value of Accumulated Benefit ($’000)		Payments During Last Fiscal Year ($)
J. Plumeri	Willis North America Inc. Pension Plan	8.583	583	(2)	23,410
V. Krauze	Willis North America Inc. Pension Plan	12.25	554		—
T. Jones	Willis North America Inc. Pension Plan	5.67	180		—

(1)	Represents service for benefit purposes.

(2)	Represents the value of remaining payments at December 31, 2013.

Non-Qualified Deferred Compensation

The following table sets forth the non-qualified deferred compensation received by Mr. Plumeri (the Company’s Former CEO) and Mr. Krauze as well as the amount to be received by Mr. Jones. None of the other named executive officers receives deferred compensation.

Name	Executive Contributions in Last Fiscal Year ($)		Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)		Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
J. Plumeri	400,000	(1)	—	(18,816	)(2)	8,671,568	—
V. Krauze	—		—	404,336	(3)	—	1,675,132
T. Jones	—		—	63,313	(4)	—	515,127

(1)	Effective from October 15, 2003, Mr. Plumeri has received an annual deferred compensation credit of $800,000, which is made to a non-qualified deferred compensation plan on his behalf. Actual payments into the plan are made after deducting Social Security and Medicare Taxes from the $800,000 annual credit. The final installments were contributed on January 15, 2013 (in the amount of $200,000) and April 15, 2013 (in the amount of $200,000).

(2)	Aggregate earnings are included in Mr. Plumeri’s Change in Pension Value in the “Summary Compensation” table. For the period January 1 – July 6, 2013, investment earnings of $(424) were offset by Social Security and Medicare taxes totaling $19,240. Mr. Plumeri’s account was withdrawn and distributed to him in July, 2013.

(3)	Aggregate earnings for Mr. Krauze include those made on the Company-granted award in the amount of $350,000 in 2009 as well as salary and bonus deferrals Mr. Krauze elected to make in prior years. Mr. Krauze’s entire account was distributed to him on January 3, 2014.

(4)	Aggregate earnings for Mr. Jones include those made on the Company-granted award in the amount of $350,000 in 2009.

Dominic Casserley’s Employment Agreement (Group CEO)

In negotiating the agreement with Mr. Casserley, the Company considered, among other things, the Company’s peer group compensation, current market practice regarding CEO pay, ISS and shareholder concerns, pay-for-performance concerns, the Committee’s policy to limit the grants of guaranteed compensation, internal executive compensation practices and the opportunity to split the roles of Chairman of the Board and CEO. These considerations were balanced with the fact that the Company needed to provide competitive pay to attract a high caliber candidate.

On October 16, 2012, Mr. Casserley executed an employment agreement with a subsidiary of the Company. The employment agreement has an initial term ending on December 31, 2015 and will automatically renew for up to two additional one-year renewal terms, unless either party provides notice of nonrenewal at least 90 days prior to the end of the initial term or first renewal term, as applicable. Upon a “change of control” (as such term is defined in his employment agreement) the term will automatically extend until and expire upon the second anniversary of the “change of control” or, if later, December 31, 2015. Mr. Casserley’s agreement provides for him to be paid, beginning as of his commencement of employment with the Company on January 7, 2013: (i) an annual base salary of $1,000,000; (ii) an annual incentive award with a target value of 225% of his base salary (i.e., $2,250,000), a maximum value of 400% of his base salary (i.e., $4,000,000), and a lesser value for below target performance as may be established by the Board or the Compensation Committee, such annual incentive compensation awards described in further detail below; (iii) an annual equity-based long-term incentive award of 525% of base salary (i.e., $5,250,000) at target, and upon such other terms and conditions as may be established by the Board or the Compensation Committee for officers generally, with the mix of equity to reflect that of the executive team in general; (iv) reimbursement of his and his family’s relocation costs to the New York metropolitan area from London, England and, following his termination of employment with the Company other than for “cause” (as such term is defined in his employment agreement), his and his family’s return to the London metropolitan area; (v) employee benefits as are provided generally to other similarly-situated senior management employees of the

Company, the use of a car and driver at his principal office location and the use of private aircraft owned or leased by the Company for business travel in accordance with the Company’s policy; and (vi) an employment commencement transition award of $1,500,000 to be paid after the completion of one year of service (i.e., January 7, 2014), 50% of which is subject to repayment if Mr. Casserley resigns without “good reason” (as such term is defined in his employment agreement) prior to the completion of two years of service.

With respect to Mr. Casserley’s annual incentive award, if Mr. Casserley is entitled to an annual incentive award exceeding $1,000,000 in respect of the Company’s 2013 fiscal year, then the first $1,000,000 will be paid in cash and any amounts exceeding $1,000,000 up to $2,500,000 will be paid in the form of equity-based awards, with one-third being immediately vested by reason of his completion of one year of service and the remainder subject to vesting on the second and third anniversaries of Mr. Casserley’s employment commencement date if Mr. Casserley is employed by the Company on each of the anniversary dates. One-half of such equity-based awards will be in the form of options to purchase ordinary shares of the Company, and one-half of such equity-based awards will be in the form of RSUs.

In the event that Mr. Casserley’s employment is terminated by the Company without “cause,” Mr. Casserley resigns for “good reason” or Mr. Casserley is terminated as a result of the non-renewal of his employment agreement by the Company within the first four years of employment (a “Qualifying Termination”), Mr. Casserley would be entitled to the following benefits: (i) an amount equal to two times the sum of his annual base salary and target annual incentive compensation award, payable in installments over 24 months (the “Severance Payment”), (ii) a pro-rata portion of his annual incentive compensation award for the year in which the termination of employment occurs, based on actual performance, payable at the same time that annual incentive compensation awards are payable generally, (iii) payment of the employment commencement transition award described above, to the extent unpaid, (iv) continued medical coverage at the active employee rate for Mr. Casserley, his spouse and then covered dependents for up to 18 months, (v) two years of service-vesting credit (but not performance-vesting credit) for one half of the annual equity-based long-term incentive awards granted to him during the first three years of service; (vi) one year of service-vesting credit (but not performance-vesting credit) for the remainder of the annual equity-based long-term incentive awards granted to him; (vii) each vested stock option held by Mr. Casserley will remain exercisable for three years following the termination date or, if earlier, the normal expiration date of the stock option; and (viii) accrued benefits including any annual incentive compensation awards earned but unpaid for any completed fiscal year. For purposes of determining the service-vesting credit described above each annual equity-based long-term incentive award will be deemed to have been granted not later than April 30th of the year of grant and vest at a rate not greater less than 1/3rd per year on each of the first three anniversaries of the date of grant.

In the event of a Qualifying Termination within two years following a “change of control,” Mr. Casserley would be entitled to the severance benefits described above except that the Severance Payment would be paid in a lump sum and Mr. Casserley would receive full service-vesting credit (but not performance-vesting credit) for each of the annual equity-based long-term incentive awards granted to him.

Lastly, upon termination of employment (other than for “cause”) concurrent with or following the expiration of the full five year term of his employment agreement, Mr. Casserley would be entitled to the following benefits: (i) two years of service-vesting credit (but not performance-vesting credit) for each of the annual equity-based long-term incentive awards granted to him, (ii) each vested stock option held by Mr. Casserley will remain exercisable for three years following the termination date or, if earlier, the normal expiration date of the stock option and (iii) such termination will be treated as retirement for purposes of compensation previously paid or payable to him. As described above, for purposes of determining the service-vesting credit described above each annual equity-based long-term incentive award will be deemed to have been granted no later than April 30th of the year of grant and vest at a rate not greater less than 1/3rd per year on each of the first three anniversaries of the date of grant.

The agreement also contains non-competition, non-solicitation and confidentiality covenants.

Other Named Executive Officers’ Employment Agreements

Each of the other named executive officers’ have an employment agreement with a subsidiary of the Company. The material economic terms of such agreements are described below. Each of the agreements also contains non-competition, non-solicitation and confidentiality covenants.

Further information regarding the change of control and severance provisions in our named executive officers’ employment and restrictive covenant agreements other than Mr. Casserley are contained in the section entitled “Compensation Tables — Potential Payments to Named Executive Officers other than the CEO Upon Termination or Change of Control” as well as “— Payments to our Former Group CEO and to the Former CEO of WNA.”

Stephen Hearn

In connection with his promotion to Deputy CEO, on October 16, 2012, Mr. Hearn entered into an amended employment agreement which became effective on January 1, 2013 and provides: (i) an annual base salary of £530,000 (or $828,920); (ii) an annual incentive award with a target value of 200% of his base salary; and (iii) an annual long-term incentive award of 260% of his base salary at target. The employment agreement does not have a fixed term. Pursuant to Mr. Hearn’s amended employment agreement, if Mr. Hearn’s employment is terminated by the Company without Cause or by the executive for Good Reason, he would be entitled to: (i) an amount equal to 150% of the sum of his annual base salary and target annual incentive award, which amount will be offset against any pay provided during the 12-month notice period set forth in the employment agreement or any pay in lieu of notice and will be payable in a lump sum; (ii) a pro-rata portion of his annual incentive award for the year in which the termination of employment occurs, based on actual performance, payable at the same time that annual incentive compensation awards are payable generally; (iii) any annual incentive compensation awards earned but unpaid for any prior fiscal year; and (iv) continuation for 18 months of group medical coverage at the same rate that is applicable to active senior executive officers. In the event that Mr. Hearn’s employment is terminated by the Company without Cause or by the executive for Good Reason within two years following a change of control, Mr. Hearn would be entitled to receive the severance benefits described above, except that the severance payment in prong (i) would be increased to 200% of the sum of his annual base salary and target annual incentive award.

In April 2014, the Compensation Committee approved an amendment to Mr. Hearn’s employment agreement whereby he would receive full service-vesting credit (but not performance vesting credit) for all of his long-term incentive awards if he is terminated by the Company without Cause or by the officer for Good Reason within 24 months following a change of control.

Timothy Wright

Mr. Wright’s employment agreement, dated as of December 17, 2007 and as amended July 19, 2012, provides that Mr. Wright, who originally joined the Company as the Group Chief Operating Officer and currently serves as the CEO of Willis International, is entitled to an annual base salary of £405,000 (or $633,420) and an annual incentive award with a target value equal to 175% of his base salary. As a result of an increase of responsibilities related to his promotion to CEO of Willis International, Mr. Wright received an increase in 2012 in his annual base salary to £500,000 (or $782,000). The employment agreement does not have a fixed term. In the event Mr. Wright’s employment is terminated without “Cause” (as defined in his employment agreement), he will receive severance pay equal to the sum of his annual base salary and target annual incentive compensation award at the time he is served with notice of termination.

In April 2014, the Compensation Committee approved an amendment to Mr. Wright’s employment agreement that would entitle him to receive, in addition to the severance payments described above, in the event of a termination by the Company without cause or by the officer for Good Reason (as defined in the amended employment agreement), the following: (i) a pro-rata portion of his annual incentive compensation award for the year in which termination of employment occurs, based on actual performance, payable at the same time that annual incentive compensation awards are paid generally; (ii) continued medical coverage at the active employment rate for up to 12 months or, in lieu of such coverage monthly payments equal to premium rates; (iii) one additional year of service-vesting credit (but not performance-vesting credit) for each of his long-term incentive awards; and (iv) each vested stock option held by him will remain exercisable until the earlier of one year following the termination date (or, if later, the post-termination expiration date specified in the applicable stock option agreement) and the normal expiration date of the stock option. In the event he was terminated by the Company without Cause or by the officer for Good Reason within 24 months following a change of control, he would be entitled to receive (i) an amount equal to two times the sum of annual base salary and target annual incentive compensation award; (ii) a pro-rata portion of his target annual incentive compensation award for the year in which termination of employment occurs, payable at the same time that annual incentive compensation awards are paid generally; (iii) continued medical coverage at the active employment rate for up to 12 months or, in lieu of such coverage monthly payments equal to premium rates; (iv) full service-vesting credit (but not performance vesting credit) for all of his long-term incentive awards; and (v) each vested stock option held by him will remain exercisable until the earlier of one year following the termination date (or, if later, the post-termination expiration date specified in the applicable stock option agreement) and the normal expiration date of the stock option.

Todd Jones

Mr. Jones’ employment agreement, effective as of July 1, 2013, provides that Mr. Jones is entitled to an annual base salary of $600,000 and an annual incentive award with a target value equal to 125% of his annualized base salary. Prior to July 1, 2013 Mr. Jones’ annual base salary was $500,000. Effective April 2014, his base salary will increase to $700,000 and his annual incentive award will have a target value equal to 150% of his annualized base salary. The employment agreement does not have a fixed term. In the event Mr. Jones’ employment is terminated without “Good Cause” or Mr. Jones resigns for “Good Reason” (as such terms are defined in his employment agreement), he will receive severance payments equal to the sum of his annual base salary and target annual incentive compensation award at the time of his employment termination.

In April 2014, the Compensation Committee approved an amendment to Mr. Jones’ employment agreement that would entitle him to receive, in addition to the severance payments described above, in the event of a termination by the Company without cause or by the officer for Good Reason (as defined in the amended employment agreement), the following: (i) a pro-rata portion of his annual incentive compensation award for the year in which termination of employment occurs, based on actual performance, payable at the same time that annual incentive compensation awards are paid generally; (ii) continued medical coverage at the active employment rate for up to 12 months or, in lieu of such coverage monthly payments equal to premium rates; (iii) one additional year of service-vesting credit (but not performance-vesting credit) for each of his long-term incentive awards; and (iv) each vested stock option held by him will remain exercisable until the earlier of one year following the termination date (or, if later, the post-termination expiration date specified in the applicable stock option agreement) and the normal expiration date of the stock option. In the event he was terminated by the Company without Cause or by the officer for Good Reason within 24 months following a change of control, he would be entitled to receive (i) an amount equal to two times the sum of annual base salary and target annual incentive compensation award; (ii) a pro-rata portion of his target annual incentive compensation award for the year in which termination of employment occurs, payable at the same time that annual incentive compensation awards are paid generally; (iii) continued medical coverage at the active employment rate for up to 12 months or, in lieu of such coverage monthly payments equal to premium rates; (iv) full service-vesting credit (but not performance vesting credit) for all of his long-term incentive awards; and (v) each vested stock option held by him will remain exercisable until the earlier of one year following the termination date (or, if later, the post-termination expiration date specified in the applicable stock option agreement) and the normal expiration date of the stock option.

Michael Neborak

Mr. Neborak’s employment agreement effective as of July 6, 2010 provided for an annual base salary of $500,000, which the Committee increased to $600,000 based on the results of a market review, and an annual incentive award with a target value equal to 100% of his base salary. The employment agreement did not have a fixed term. In the event Mr. Neborak was terminated without “cause,” the employment agreement provided that he would receive severance pay equal to 12 months of base salary. The Company also entered into a separate restrictive covenant agreement with Mr. Neborak effective as of August 2, 2010, which provided, in part, that we may require that Mr. Neborak refrain from undertaking any activity deemed to be in competition with the Company for a period of up to 12 months following termination of employment, in exchange for monthly payments equivalent to his base salary and the provision of continued medical coverage during such period.

On May 8, 2014, Mr. Neborak entered into a letter agreement with Willis North America, Inc. which provides that Mr. Neborak will cease serving as Group CFO effective as of such date as may be determined by the Company (which is expected to be June 1, 2014) and that his employment will terminate on July 1, 2014. The letter agreement provides that until his separation date, Mr. Neborak will continue to receive his current base salary of $600,000. Further, the letter agreement superseded the severance provisions in Mr. Neborak’s employment agreement and provided that subject to his execution of a release of claims, compliance with the terms of the letter agreement and his employment not being terminated for “Cause” (as defined in his offer letter), Mr. Neborak is entitled to the following severance benefits: (i) an amount equal to one times the sum of his annual base salary and target annual incentive award; (ii) continued medical coverage at the active employee rate for up to 12 months or, in lieu of such coverage, monthly payments equal to the applicable premium rates; (iii) all of Mr. Neborak’s unvested stock option, RSU and deferred cash awards that are scheduled to vest solely based on continued service during the one year period following his separation date will accelerate and vest on his separation date; and (iv) each vested stock option held by Mr. Neborak will remain exercisable until the earlier of 18 months following the termination date (or, if later, the post-termination expiration date specified in the applicable stock option agreement) and the normal expiration date of the stock option.

Victor Krauze

Mr. Krauze’s employment agreement, effective as of December 3, 2010, and promotion letter, dated as of April 8, 2011, provided for a base salary of $625,000 which the Committee increased to $700,000 in response to market conditions.

On July 1, 2013, Mr. Krauze entered into a letter agreement, which superseded his employment agreement and promotion letter and provided that he would cease serving as CEO of Willis North America, but continue to serve as Chairman of Willis North America, Inc. Under the letter agreement, Mr. Krauze would continue to receive the same annual base salary and was eligible to receive a discretionary bonus with respect to the Company’s 2013 fiscal year.

Upon ceasing to serve as CEO of Willis North America, Inc., Mr. Krauze became entitled to the following severance payments and benefits under the letter agreement, on terms consistent with those set forth in the October 16, 2012 amendment to his promotion letter: (i) 12 months of salary continuation; (ii) reimbursement for COBRA coverage for 12 months; (iii) vesting of deferred compensation and deferred cash awards; and (iv) vesting of outstanding equity awards.

Joseph Plumeri’s Employment Agreement (Former CEO)

On January 6, 2013 Mr. Plumeri resigned as the Group CEO. Mr. Plumeri continued to serve as non-executive chairman and as an employee of Willis North America, Inc., a subsidiary of the Company until his retirement on July 7, 2013. Until his retirement, all of the terms of Mr. Plumeri’s existing employment agreement dated as of January 1, 2010, remained in effect, except as amended on October 16, 2012 to reflect his duties, responsibilities and reduced time commitment to the Company as non-executive chairman beginning on January 7, 2013. The rationale for the new arrangements with Mr. Plumeri was to facilitate a seamless transition with the Company’s new CEO, particularly in light of Mr. Plumeri’s long tenure, deep industry knowledge and relationships. The amendment to Mr. Plumeri’s employment agreement also satisfied the requirements for his retirement or earlier resignation to constitute a “mutual retirement” for purposes of Mr. Plumeri’s unvested RSU awards and, as a result, upon Mr. Plumeri’s retirement or his earlier resignation the service requirements for Mr. Plumeri’s RSU awards were be waived.

Under his employment agreement, Mr. Plumeri’s annual base salary of $1,000,000, which was not increased since he joined Willis in October 2000, was maintained through his retirement date. Similarly, Mr. Plumeri was eligible to receive a pro-rata annual incentive compensation award for 2013, subject to the achievement of performance targets to be determined by the Compensation Committee. Mr. Plumeri’s employment agreement provided for threshold, target and maximum annual incentive payout percentages for 2013 of 250%, 375% and 500% of base salary. Mr. Plumeri also continued to receive a pro rata portion of his annual deferred compensation credit of $800,000, the last installment of which was contributed on April 15, 2013. Mr. Plumeri was not entitled to receive a long-term incentive award during 2013.

Potential Payments to our Group CEO Upon Termination or Change of Control

The following table shows the estimated payments and benefits that our Group CEO would have received if his employment had terminated or a Change of Control (defined below) occurred on December 31, 2013.

Dominic Casserley	Severance ($)	Value of Unvested Deferred Cash Awards ($)(3)	Total Payments on Termination ($)	Welfare/ Other ($)	Intrinsic Value of Unvested Share-Based Awards ($)(5)
Termination by the Company without Cause or by the officer with Good Reason(1)(6)	10,061,000	—	10,061,000	882	4,945,494
Termination on Change of Control(2)(6)	10,061,000	—	10,061,000	882	4,945,494
Termination for Other Reasons(4)	3,561,000	—	3,561,000	—	4,945,494
Change of Control(5)(6)	—	—	—	—	4,945,494

(1)	Mr. Casserley’s employment agreement provides that in the event that his employment is terminated by the Company without Cause, Mr. Casserley resigns for Good Reason or Mr. Casserley is terminated as a result of the non-renewal of his employment agreement by the Company within the first four years of employment (a “Qualifying Termination”), Mr. Casserley would be entitled to the following severance payments and benefits: (i) an amount equal to two times the sum of his annual base salary and target annual incentive award, payable in installments over 24 months (the “Severance Payment”), (ii) a pro-rata portion of his annual incentive award for the year in which the termination of employment occurs, based on actual performance, payable at the same time that annual incentive compensation awards are payable generally, (iii) payment of the employment commencement transition award of $1,500,000, to the extent unpaid, (iv) continued medical coverage at the active employee rate for Mr. Casserley, his spouse and then covered dependents for up to 18 months, and (v) accrued benefits including any annual incentive compensation awards earned but unpaid for any completed fiscal year.

Further, Mr. Casserley’s employment agreement and equity award agreements provide that in the event of a Qualifying Termination, Mr. Casserley is entitled to (i) two years of additional service-vesting credit (but not performance-vesting credit) for one half of the annual equity-based long-term incentive awards granted to him during the first three years of service, (ii) one year of service-vesting credit (but not performance-vesting credit) for the remainder of the annual equity-based long-term incentive awards granted to him. For purposes of determining the service-vesting credit described above each annual equity-based long-term incentive award will be deemed to have been granted not later than April 30th of the year of grant and vest at a rate not greater less than 1/3rd per year on each of the first three anniversaries of the date of grant.

(2)	Mr. Casserley’s employment agreement and equity award agreements provides that in the event of a Qualifying Termination within two years following a Change in Control, Mr. Casserley would be entitled to the severance payments and benefits described in footnote (1) above; provided, that the Severance Payment would be paid in a lump sum and Mr. Casserley would receive full service-vesting credit (but not performance-vesting credit) for each of the annual equity-based long-term incentive awards granted to him.

(3)	Mr. Casserley has not been granted any deferred cash awards.

(4)	Mr. Casserley’s employment agreement provides that in the event that his employment is terminated due to death or disability, Mr. Casserley would be entitled to (i) payment of the employment commencement transition award of $1,500,000, to the extent unpaid, (ii) a pro-rata portion of his annual incentive award for the year in which the termination of employment occurs, based on actual performance, payable at the same time that annual incentive compensation awards are payable generally and (iii) full acceleration of all equity incentive awards granted to Mr. Casserley in 2013.

(5)	Mr. Casserley is not entitled to any automatic payments or benefits upon the occurrence of a Change in Control, however, the Board has the discretion to accelerate the vesting of all outstanding equity awards upon a “Change in Control.

For purposes of this section it has been assumed that the Company has exercised its discretion to fully vest equity awards (at the target level of achievement) held by Mr. Casserley. The table above shows the intrinsic value of all unvested option and RSU awards held by Mr. Casserley as of December 31, 2013.

(6)	The term “Cause” means (i) indictment for, conviction of or plea of no contest or guilty to, a misdemeanor involving sexual misconduct or to a felony under U.S. federal or state law, or equivalent crime under the laws of the United Kingdom, (ii) willful misconduct with regard to his material duties and responsibilities with the Company, (iii) willful breach of material obligations under Mr. Casserley’s employment agreement, (iv) drug addiction or habitual intoxication that adversely effects job performance or the reputation or best interests of the Company; or (v) commission of fraud, embezzlement, misappropriation of funds, willful breach of fiduciary duty or willfully engaging in a material act of dishonesty against the Company.

The term “Good Reason” means (i) any change in title such that Mr. Casserley is not the Chief Executive Officer or the most senior executive officer of the Company, or any requirement that Mr. Casserley report to any member of the Board on a regular basis who has material operational responsibilities, (ii) the failure to pay, or to make a timely grant of, any material amount of compensation or any material benefit under Mr. Casserley’s employment agreement, (iii) any material adverse change in duties, responsibilities or authority, or the assignment to Mr. Casserley of any duties materially inconsistent with his position as the most senior executive officer of the Company, or the failure of Mr. Casserley to report directly to the Board, (iv) the failure to nominate Mr. Casserley as a candidate for election or re-election to the Board, (v) any relocation of Mr. Casserley’s principal office to a location other than New York, New York, or London, England, metropolitan areas, or (vi) any material breach of this Mr. Casserley’s employment agreement.

The term “Change in Control” means: (i) the acquisition of ownership, directly or indirectly, beneficially or of record, by any person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of equity interests representing more than 30% of the aggregate ordinary voting power represented by the issued and outstanding equity interests of the Company; (ii) occupation of a majority of the seats (other than vacant seats) on the Board by persons who were neither (1) nominated by the board of directors of the Company nor (2) appointed by directors so nominated; provided a person shall not be deemed so nominated or appointed if such nomination or appointment is the result of a proxy contest or a threatened proxy contest; (iii) a merger, consolidation or other corporate transaction such that the shareholders of the Company immediately prior to such transaction do not own more than 50% of the aggregate ordinary voting power of the surviving entity (or its parent) immediately after such transaction in approximately the same proportion to each other as immediately prior to the transaction; or (iv) the sale of all or substantially all of the assets of the Company.

Potential Payments to Named Executive Officers other than the CEO Upon Termination or Change of Control

The following table sets forth the estimated payments and benefits our named executive officers other than the CEO would have received assuming the named executive officer was terminated or a change of control occurred on December 31, 2013.

Name	Severance ($)	Value of Unvested Deferred Cash Awards ($)	Total Payments on Termination ($)	Welfare/ Other ($)	Intrinsic Value of Unvested Share-Based Awards ($)(1)
Michael Neborak
Termination by the Company without Cause or by the officer with Good Reason(2)(5)	600,000	201,375	801,375	17,628	2,131,446
Termination on Change of Control(3)	600,000	201,375	801,375	17,628	2,131,446
Termination for Other Reasons(4)(5)	600,000	201,375	801,375	17,628	2,131,446
Change of Control(6)	—	201,375	201,375	—	2,131,446

Stephen Hearn(7)
Termination by the Company without Cause or by the officer with Good Reason(2)(8)	5,564,626	257,625	5,822,251	882	4,820,119
Termination on Change of Control(3)(8)	6,881,177	257,625	7,138,802	882	4,820,119
Termination for Other Reasons(4)	—	257,625	257,625	—	4,820,119
Change of Control(6)	—	257,625	257,625	—	4,820,119

Timothy Wright(7)
Termination by the Company without Cause or by the officer with Good Reason(2)(8)	2,277,055	268,500	2,545,555	—	3,422,532
Termination on Change of Control(3)(8)	2,277,055	268,500	2,545,555	—	3,422,532
Termination for Other Reasons(4)	—	268,500	268,500	—	3,422,532
Change of Control(6)	—	268,500	268,500	—	3,422,532

Todd Jones
Termination by the Company without Cause or by the officer with Good Reason(2)(8)	1,350,000	103,050	1,453,050	—	1,364,834
Termination on Change of Control(3)(8)	1,350,000	103,050	1,453,050	—	1,364,834
Termination for Other Reasons(4)	—	103,050	103,050	—	1,364,834
Change of Control(6)	—	103,050	103,050	—	1,364,834

(1)

Mr. Hearn’s amended employment agreement provides that in the event that his employment is terminated by the Company without Cause or Mr. Hearn resigns for Good Reason, any options, restricted shares, deferred cash or other long term incentive awards due to vest during the twelve month period following the termination date will vest on the termination date. “Cause” is defined as (i) gross and or chronic neglect of duties, (ii) conviction of an offence involving moral turpitude, (iii) dishonesty, embezzlement, fraud or other material willful misconduct in connection with employment, (iv) the issuance of any final order for removal as an associate or officer of the Company by any regulatory authority, (v) violation of any obligation or confidence, fiduciary duty, duty of loyalty or other material obligation owed to the Company in any employment or other agreement with the Company or implied as common law, (vi) material breach of the Company’s code of ethics, or (vii) failure to maintain any insurance or license necessary for the performance of duties to the Company. “Good Reason” is defined as (i) a reduction in base salary or a material adverse reduction in benefits (other than (a) in the case of base salary a reduction offset by an increase in bonus opportunity upon the attainment of reasonable performance goals or (b) a general reduction in compensation or benefits affecting a broad group of employees), (ii) a material adverse reduction in principal duties and responsibilities or (iii) a significant transfer away from his primary service area or primary workplace other than as permitted by existing service contracts.

On May 8, 2014, Mr. Neborak entered into a letter agreement with Willis North America, Inc. which provides that he will cease serving as Group CFO effective as of such date as may be determined by the Company (which is expected to be June 1, 2014) and his employment will terminate effective as of July 1, 2014. Pursuant to the letter agreement, in connection with his separation, all of Mr. Neborak’s unvested stock option, RSU and deferred cash awards that are scheduled to vest solely based on continued service during the 18 month period following his separation date will accelerate and vest on his separation date.

The Board may, in its discretion, accelerate each of the unvested option, RSU and deferred cash awards held by Messrs. Neborak, Hearn, Wright and Jones upon a termination of employment by the Company without cause.

For purposes of this section, it has been assumed that the Company has exercised its discretion to fully vest the option, RSU and deferred cash awards (at the target level of achievement) held by Messrs. Neborak, Hearn, Wright and Jones. The table above shows the intrinsic value of all unvested option, RSU and deferred cash awards held by the executives as of December 31, 2013.

(2)	Mr. Neborak’s employment agreement provides that in the event his employment was terminated by the Company without Cause, the executive would receive severance pay equal to 12 months of base salary. “Cause” was defined as (i) gross and or chronic neglect of duties, (ii) conviction of a felony or misdemeanor involving moral turpitude, (iii) material willful dishonesty, embezzlement, fraud or other material willful misconduct in connection with employment, (iv) the issuance of any final order for removal as an associate of the Company by any state or federal regulatory agency, (v) violation of the restrictive covenant provisions in an employment agreement or other agreement with the Company, (vi) material breach of any material duty owed to the Company, including, without limitation the duty of loyalty, (vii) material breach of any other material obligations under an employment or other agreement with the Company, (viii) material breach of the Company’s code of ethics, (ix) failure to achieve reasonable performance goals as specified by the Company or (x) failure to maintain any insurance or license necessary for the performance of duties to the Company. On May 8, 2014, Mr. Neborak entered into a letter agreement with Willis North America, Inc. which provides that he will cease serving as Group CFO effective as of such date as may be determined by the Company (which is expected to be June 1, 2014) and his employment will terminate effective as of July 1, 2014. Pursuant to the letter agreement, in connection with his separation, Mr. Neborak is entitled to (i) an amount equal to one times the sum of his annual base salary and target annual incentive award and (ii) continued medical coverage at the active employee rate for up to 12 months or, in lieu of such coverage, monthly payments equal to the applicable premium rates. The amounts set forth in the table above shows the payments that would have been payable to Mr. Neborak pursuant to his employment agreement at December 31, 2013.

Mr. Hearn’s employment agreement provides that in the event Mr. Hearn’s employment is terminated by the Company without Cause or Mr. Hearn resigns for Good Reason, he would be entitled to: (i) an amount equal to 150% of the sum of his annual base salary and target annual incentive award, which amount will be offset against any pay provided during the 12-month notice period set forth in the employment agreement or any pay in lieu of notice and will be payable in a lump sum, (ii) a pro-rata portion of his annual incentive award for the year in which the termination of employment occurs, based on actual performance, payable at the same time that annual incentive compensation awards are payable generally, (iii) any annual incentive compensation awards earned but unpaid for any prior fiscal year, and (iv) continuation of group medical coverage at the same rate that is applicable to active senior executive officers for up to 18 months.

Mr. Wright’s employment agreement provides that in the event he is terminated by the Company for any reason other than for Cause (as defined in footnote 1 above with respect to Mr. Hearn), he will be entitled to receive an amount equal to the sum of his annual base salary and target annual incentive compensation award at the time he is served with notice of termination, which amount will be offset against any pay provided during the six-month notice period set forth in the employment agreement or any pay in lieu of notice and will be payable in a lump sum.

Mr. Jones’ employment agreement provides that in the event that his employment is terminated without Good Cause or Mr. Jones resigns for Good Reason, he will be entitled to receive an amount equal to the sum of his annual base salary and target annual incentive compensation award at the time of his employment termination. “Cause is defined as (i) gross and or chronic neglect of duties, (ii) conviction of a felony or misdemeanor involving moral turpitude, (iii) dishonesty, embezzlement, fraud or other material willful misconduct in connection with employment, (iv) the issuance of any final order for removal as an associate of the Company by any state or federal regulatory agency, (v) violation of the restrictive covenant provisions in an employment agreement or other agreement with the Company, (vi) material breach of any material duty owed to the Company, including, without limitation the duty of loyalty, (vii) material breach of any other material obligations under an employment or other agreement with the Company, or (viii) material breach of the Company’s code of ethics. “Good Reason” is defined as (i) a material reduction in status, title, position, authority or responsibilities, (ii) a reduction in base salary, (iii) a material breach of any material provision of Mr. Jones’ employment agreement or (iv) a requirement that Mr. Jones relocate his office by more than 35 miles.

(3)	The occurrence of a Change of Control will not trigger any automatic cash payments to Messrs. Neborak, Hearn and Wright however, pursuant to his amended employment agreement, upon a termination of employment by the Company without Cause within two years following a Change of Control, Mr. Hearn is entitled to an enhanced severance payment. The enhanced severance payment is equal to 200% (rather than 150%) of the sum of his annual base salary and target annual incentive award, which amount will be offset against any pay provided during the 12-month notice period set forth in his employment agreement or any pay in lieu of notice. Further, the deferred cash awards held by the executives may, in the discretion of the Compensation Committee, vest and become payable and, as described below, certain option and RSU awards held by the executives will vest.

The amounts payable to Messrs. Neborak Hearn, Wright and Jones in respect of termination of employment on December 31, 2013 in connection with a Change of Control would be calculated on the same basis described in Termination by the Company without Cause above.

Mr. Neborak’s employment agreement provided that in the event of Change of Control all of his RSUs and options would immediately vest in full. All other RSU, option and deferred cash awards may vest upon the occurrence of a Change of Control, in the sole discretion of the Board.

For purposes of the option, RSU and deferred cash awards, “Change of Control” is defined as (i) the acquisition of ownership, directly or indirectly, beneficially or of record, by any person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the date hereof) of the ordinary shares of the Company representing more than 50% of the aggregate voting power represented by the issued and outstanding ordinary shares of the Company; or (ii) occupation of a majority of the seats (other than vacant seats) on the Board of the Company by persons who were neither (a) nominated by the Company’s Board nor (b) appointed by directors so nominated.

For purposes of Mr. Hearn’s amended employment agreement “Change of Control” is defined as: (i) the acquisition of ownership, directly or indirectly, beneficially or of record, by any person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the date hereof) of equity interests representing more than thirty (30%) of the aggregate voting power represented by the issued and outstanding equity interests of the Company; occupation of a majority of the seats (other than vacant seats) on the Board of the Company by persons who were neither (a) nominated by the Company’s Board nor (b) appointed by directors so nominated; (iii) a merger, consolidation or other corporate transaction of the Company such that shareholders of the Company immediately prior to such transaction do not own more than fifty percent (50%) of the aggregate ordinary voting power of the surviving entity (or its parent) immediately after such transaction in approximately the same proportion to each other as immediately prior to the transaction; or (iv) the sale of all or substantially all of the assets of the Company.

For purposes of this section it has been assumed that the Company has exercised its discretion to fully vest the option, RSU and deferred cash awards (at the target level of achievement) held by Mr. Neborak, Hearn,

Wright and Jones to the extent that such awards do not automatically vest in full. The table above shows the intrinsic value of all unvested option, RSU and deferred cash awards held by the executives as of December 31, 2013.

(4)	The unvested option, RSU and deferred cash awards held by Messrs. Neborak, Hearn, Wright and Jones each vest in full upon a termination of employment due to death or permanent disability; provided, that, performance-based option and deferred cash awards only vest to the extent that performance targets have been achieved on the date of termination of employment. In addition, the Board, in its sole discretion, may accelerate the vesting of all option, RSU and deferred cash awards upon a termination of employment due to retirement.

For purposes of this section it has been assumed that the Company has exercised its discretion to fully vest the option, RSU and deferred cash awards (at the target level of achievement) held by Messrs. Neborak, Hearn, Wright and Jones to the extent that such awards do not automatically vest in full. The table above shows the intrinsic value of all unvested option, RSU and deferred cash awards held by the executives as of December 31, 2013.

(5)	Mr. Neborak entered into restrictive covenant agreements with the Company, effective on August 2, 2010. The agreement provided, in part, that for a period of 12 months directly following his termination of employment for any reason the executive must refrain from working for, engaging or generally having a financial interest in certain of the Company’s competitors. During the non-compete period, the Company would have been obligated to make payments to the officer equal to the base salary payments the executive would have received if he had remained in the Company’s employ during such period. In addition, the Company would have been required to pay for the cost of the officer’s medical coverage during the non-compete period. The Company could have elected to shorten the non-competition period for Mr. Neborak, in which case the Company would have only been obligated to provide the officer with the base salary payments and medical benefits described above during the shortened non-compete period.

The table above shows the payments Mr. Neborak would have received had a termination of employment taken place on December 31, 2013, assuming that payments and benefits were provided for the full 12 month non-compete period.

(6)	The occurrence of a Change of Control will not trigger any automatic cash payments to Messrs. Neborak, Hearn, Wright and Jones. However, as described in Termination by the Company on Change of Control above, the option, RSU and deferred cash awards held by the executives may vest upon the occurrence of a Change of Control, in the sole discretion of the Board.

For the purpose of this section, it has been assumed that the Company has exercised its discretion to fully vest the option, RSU and deferred cash awards (at the target level of achievement) held by Messrs. Neborak, Hearn, Wright and Jones to the extent that such awards do not automatically vest in full. The table above shows the intrinsic value of all unvested option, RSU and deferred cash awards held by the executives as of December 31, 2013.

(7)	Messrs. Hearn and Wright receive their salaries and annual incentive compensation awards in pounds sterling. The dollar figures shown have been calculated at the exchange rate as at December 31, 2013 (£1: $1.656).

(8)	In April 2014, the Compensation Committee approved an amendment to Mr. Hearn’s employment agreement whereby he would receive full service-vesting credit (but not performance vesting credit) for all of his long-term incentive awards if he is terminated by the Company without Cause or by the officer for Good Reason within 24 months following a change of control.

In April 2014, the Compensation Committee approved an amendment to Mr. Wright’s and Mr. Jones’ employment agreements that would entitle each of them to receive, in addition to the severance payments described above, in the event of a termination by the Company without cause or by the officer for Good Reason (as defined in the amended employment agreement), the following: (i) a pro-rata portion of the officer’s annual incentive compensation award for the year in which termination of employment occurs, based on actual performance, payable at the same time that annual incentive compensation awards are paid generally; (ii) continued medical coverage at the active employment rate for up to 12 months or, in lieu of such coverage monthly payments equal to premium rates; (iii) one additional year of service-vesting credit (but not performance-vesting credit) for each of his long-term incentive awards; and (iv) each vested stock option held by him will remain exercisable until the earlier of one year following the termination date (or, if later, the post-termination expiration date specified in the applicable stock option agreement) and the normal expiration date of the stock option. In the event he was terminated by the Company without Cause or by the officer for Good Reason within 24 months following a change of control, he would be entitled to receive (i) an amount equal to two times the sum of annual base salary and target annual incentive compensation award; (ii) a pro-rata portion of his target annual incentive compensation award for the year in which termination of employment occurs, payable at the same time that annual incentive compensation awards are paid generally; (iii) continued medical coverage at the active employment rate for up to 12 months or, in lieu of such coverage monthly payments equal to premium rates; (iv) full service-vesting credit (but not performance vesting credit) for all of his long-term incentive awards; and (v) each vested stock option held by him will remain exercisable until the earlier of one year following the termination date (or, if later, the post-termination expiration date specified in the applicable stock option agreement) and the normal expiration date of the stock option.

Payments to our Former Group CEO and to the Former CEO of WNA

Mr. Plumeri resigned as Group CEO on January 6, 2013 and retired on July 7, 2013. In accordance with the terms of his employment agreement, upon Mr. Plumeri’s retirement, he became entitled to receive a pro-rata portion of his annual incentive award for the 2013 fiscal year, based on actual performance for such year. In 2014 a pro-rata award of $1,678,125 was paid to Mr .Plumeri. In addition, in accordance with the terms of his employment agreement, the service requirements for Mr. Plumeri’s RSU awards were waived upon Mr. Plumeri’s retirement and he became vested in $7,027,706 of RSUs, based on closing price for our ordinary shares on July 7, 2013.

Mr. Krauze ceased to serve as CEO of WNA on July 1, 2013. Pursuant to his July 1, 2013 letter agreement with WNA, which contains severance terms that are consistent with the October 16, 2012 amendment to his promotion letter, Mr. Krauze become entitled to receive: (i) 12 months of salary continuation, which is equivalent to $700,000, (ii) reimbursement for COBRA coverage for 12 months, with an estimated value of $12,653, and (iii) full vesting of his outstanding equity and deferred cash awards. The total value of such accelerated vesting is $1,361,994 based on the closing price for our ordinary shares on July 1, 2013.

PROPOSAL THREE

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Act enables our shareholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC’s rules, including the “Compensation Discussion and Analysis,” the “Summary Compensation” table and related tables and disclosure (also referred to as “say-on-pay”).

As noted above, the Company’s objective is to attract and retain highly qualified and talented executives and professionals. This is paramount, as the marketplace in which the Company operates is highly competitive and includes substantial financial services companies. We also aim to create appropriate incentives for our executives to improve their individual performance with the objective of improving the Company’s long-term performance and value. These objectives form the basis of the Company’s compensation philosophy.

•	Based on the Company’s financial performance in 2013:

•	All named executive officers received annual incentive compensation awards ranging from approximately 90% to 94% of their target payouts.

•	All current named executive officers other than the Group CEO received long-term incentive awards with grant date fair values ranging from $750,000 to $2,200,000, with the performance-based RSU portion comprising 50% of the award, options comprising 25% of the award and time-based RSUs comprising 25% of the award.

•	The Group CEO received a long-term incentive award equal to $5,250,000, with the performance-based RSU portion comprising 50% of the award and options comprising 25% of the award and time-based RSUs comprising 25% of the award.

•	In 2012 and 2013, the Compensation Committee redesigned our named executive officer compensation after members of the Committee and management engaged in extensive shareholder engagement. As a result, shareholder support of our compensation program at our 2013 Annual General Meeting of Shareholders was sharply up at approximately 89% from approximately 54% the year before. However, not all of the changes could be implemented before 2013 and the Compensation Discussion and Analysis and compensation tables still focused on the compensation of our former CEO who resigned on January 6, 2013 but remained on as Chairman until July 7, 2013 to reflect an orderly transition of knowledge and relationships. For 2013, all of the changes are fully implemented, as reflected throughout this proxy and some of which are summarized below:

•	Revised Company’s financial metrics for its 2013 annual incentive compensation awards and performance-based long-term incentive awards to emphasize both short-term and long-term financial performance. The annual and long-term incentive awards have different metrics, all of which are key drivers to increase cash flow and, therefore, important constituents of shareholder value enhancement.

•	Eliminated the one-year performance period targets in the 2013 long-term incentive awards in favor of a three-year performance period to encourage sustained performance.

•	Lowered the new CEO’s total target pay package by 26% compared to the 2012 CEO resulting in less disparity between the compensation of the CEO and other named executive officers.

•	Lowered the new CEO’s amount of fixed pay by almost 45% and adding a cap on his annual incentive compensation awards.

•	Adopted a strict policy prohibiting directors and executive officers from pledging shares or entering into margin accounts.

•	Revised the executive officer share ownership guidelines to require each executive officer to own shares equivalent in value to a multiple of his or her base salary ranging from two to six times his or her base salary, depending on the officer’s level of position.

•	Required executives to retain at least 50% of shares received under equity award programs until the ownership guidelines are met.

•	No executive officer has any guaranteed annual incentive compensation for 2013.

Shareholders are encouraged to read the “Compensation Discussion and Analysis” section of this Proxy Statement for a more detailed discussion of how the Company’s compensation programs reflect our overarching compensation philosophy and core principles. We are asking our shareholders to indicate their support for our named executive officer compensation as described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers. Accordingly, we will ask our shareholders to vote “FOR” the following resolution:

“RESOLVED, that the shareholders of Willis Group Holdings Public Limited Company approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Company’s Proxy Statement for the 2014 Annual General Meeting of Shareholders in accordance with the SEC’s rules, including the “Compensation Discussion and Analysis,” the “Summary Compensation” table and related tables and disclosure.”

The advisory vote will not be binding on the Compensation Committee or the Board of Directors. However, they will consider the outcome of the vote and take into consideration any concerns raised by investors when determining future compensation arrangements.

The Board of Directors unanimously recommends a vote “FOR” the advisory resolution approving the overall executive compensation of our named executive officers, described in this Proxy Statement pursuant to the compensation disclosure rules of the SEC.

PROPOSAL FOUR

APPROVAL OF AN AMENDMENT TO THE

WILLIS GROUP HOLDINGS PUBLIC LIMITED COMPANY 2012 EQUITY INCENTIVE PLAN

TO INCREASE THE NUMBER OF SHARES RESERVED FOR ISSUANCE UNDER THE PLAN

At the Annual General Meeting of Shareholders, our shareholders are being asked to approve an amendment to the 2012 Plan to increase by 10,000,000 the number of ordinary shares reserved for issuance under the 2012 Plan to an aggregate of 23,000,000 shares. Upon the recommendation of the Compensation Committee, our Board of Directors unanimously approved the amendment to the 2012 Plan on April 24, 2014 subject to shareholder approval. Until the amendment is approved by our shareholders, no awards may be granted under the 2012 Plan with respect to the additional shares reserved for issuance under the amendment. The 2012 Plan, which was approved by our shareholders in 2012, has not been amended in any other way.

As of March 31, 2014, 544,700 ordinary shares were reserved for issuance and available for future awards under the 2012 Plan. In addition, as of March 31, 2014, we also had 718,448 ordinary shares reserved for issuance and available for future award under the 2007 HRH Plan. As a result of the limited number of shares remaining available for issuance under the Company’s stock plans, and in order to have an appropriate supply of shares available for future equity awards under the 2012 Plan to recruit, hire, and retain the talent necessary to achieve strong performance in the future, we are requesting the additional 10,000,000 shares for which shareholder approval is being sought. In determining the number of additional shares to allocate to the 2012 Plan, the Company analyzed various metrics, including burn rate and dilution. The Company considered information published by Institutional Shareholder Services (“ISS”) as well as the proxy voting guidelines of certain institutional advisors.

The Company’s calculated three-year average gross burn rate using ISS’s calculation methodology of 3.09% is within ISS’s established cap for our industry gross burn rate of 3.30%.

The Board and the Compensation Committee also considered the Company’s prospective equity compensation requirements and the dilutive impact of the proposed share increase under the 2012 Plan. The potential dilution to current shareholders that could result from the future issuance of shares reserved under our equity plans, including the shares being considered by this proposal, would be approximately 9.40% (expressed as a percentage where the numerator is the sum of 10,000,000 new shares reserved, plus 1,263,148 shares currently reserved but not issued, plus 14,665,592 shares subject to outstanding awards, and the denominator is the sum of numerator, plus the 179,249,064 shares outstanding. After considering the foregoing, the Company forecasted that our total share reserve resulting from this proposal would be appropriate to satisfy expected equity compensation needs for approximately two years, based on our current compensation design and historical grant patterns, understanding that the share reserve could last for a longer or shorter period of time based on various factors which cannot be predicted at this time, e.g., growth of our employee population, future grant practices, and stock price and prevailing market conditions, etc.

As of March 31, 2014, there were 11,793,560 options outstanding in aggregate under all equity-based compensation plans sponsored by the Company with a weighted average exercise price of $35.78 and a weighted average remaining term of 5.0 years, and 2,872,032 full value awards that were unvested and outstanding. All employee stock purchase plan shares have been excluded from the above share totals.

Key Terms of the Plan at a Glance

The following is a summary of the key provisions of the 2012 Plan, assuming the amendment is adopted as set forth and stated herein.

Plan Term:	April 25, 2012 to the earlier of: (1) its termination by the Committee; (2) April 24, 2022.

Eligible Participants

Employees of the Company and any subsidiary of the Company (including designated associated companies) are eligible to receive each type of award offered under the 2012 Plan, including “incentive stock options,” within the meaning of Section 422 of the Code.

Consultants and non-employee directors are eligible to receive awards other than incentive stock options under the 2012 Plan.

Shares Available for Awards

Over the term of the 2012 Plan, 23,000,000 shares (after giving effect to the increase of 10,000,000 shares if the amendment is approved) plus any unissued or undelivered shares subject to outstanding awards granted under the 2008 Plan that are not issued or delivered to a participant for any reason, subject to adjustment to reflect capital adjustment of the Company.

If the amendment is approved by the shareholders, approximately 10,544,700 shares would be available for the grant of new awards under the 2012 Plan (including shares available for issuance as of March 31, 2014).

Award Types	(1) Share options (2) Share appreciation rights (SARs) (3) Restricted shares (4) Restricted share units (5) Performance-based awards (6) Other share-based awards

Award Terms (Exercisability Period)	Share options will have a term of no longer than 10 years, and incentive stock options granted to 10% owners will have a term of no longer than 5 years. All other awards have the terms set forth in the applicable award agreement and in the 2012 Plan.

ISO Limits	No more than 5,000,000 shares may be issued upon the exercise of incentive stock options granted under the 2012 Plan.

162(m) Share Limits

Section 162(m) of the Code requires among other things that the maximum number of shares awarded to an individual must be approved by the shareholders in order for the awards granted under the plan to be eligible for treatment as performance-based compensation that will not be subject to the $1 million limitation on tax deductibility for compensation paid to certain specified senior executives. Accordingly, the 2012 Plan limits awards granted to an individual participant in any fiscal year to:

(1)    No more than 2,000,000 shares subject to share options or share appreciation rights;

(2)    No more than 609,756 shares subject to full value awards (e.g., restricted shares and restricted share unit awards); and

(3)    No more than $5,000,000 may be paid in cash during any calendar year with respect to any award.

Vesting	Determined by the Compensation Committee within limits set forth in the 2012 Plan.

Not Permitted

(1)    Repricing or reducing the exercise price of a share option without shareholder approval.

(2)    Settling, canceling or exchanging any outstanding share option or share appreciation right in consideration for the grant of a new award with a lower exercise price or for a cash payment.

(3)    Adding shares back to the number of shares available for issuance when (i) shares covered by an award are tendered or withheld in payment of the purchase price or tax withholding of an option or settlement of an award, (ii) shares are not issued or delivered as a result of net settlement of an outstanding SAR or option, and (iii) shares are repurchased on the open market with the proceeds of the exercise of an option.

Change in Control	No single-trigger vesting acceleration.

The following summary of certain features of the 2012 Plan is not a complete description of all of the provisions of the 2012 Plan, and is qualified in its entirety by reference to the full text of the 2012 Plan, which we have filed electronically with this proxy statement at Exhibit B and is available on the SEC’s website at www.sec.gov.

Description of the 2012 Plan

Purpose of the 2012 Plan

The purpose of the 2012 Plan is to: (i) promote our long term financial interests and growth by attracting and retaining personnel with the training, experience and ability that enables them to make a substantial contribution to the success of our business; (ii) motivate management personnel by means of growth-related incentives to achieve long range goals; and (iii) further align the interests of participants with those of our shareholders through opportunities for increased share or share-based ownership by granting restricted share units, share options and other share-based awards.

Administration

The Compensation Committee will administer the 2012 Plan (including the 2012 UK Sharesave Sub-Plan, as defined below), including, without limitation, the determination of the participants to whom awards will be made, the number of shares subject to each award and the various terms of those awards (including, without limitation, the acceleration of the vesting of any award or the extension of any exercise period so long as it does not extend beyond the term of the option). The Compensation Committee may also adopt, interpret or revise any rules or regulations including the adoption of sub-plans under the 2012 Plan for the purpose of complying with securities, exchange control or tax laws outside of the United States or Ireland and/or to take advantage of tax favorable treatment for awards granted to participants as it may deem necessary or advisable. The Compensation Committee may from time to time amend, cancel or modify the terms of any award as long as such amendment or cancellation is consistent with the terms of the 2012 Plan, including any restrictions on repricing of awards and to shareholder approval requirements. Each of the Compensation Committee and our Board of Directors has the right to amend, suspend or terminate the 2012 Plan consistent with the terms of the 2012 Plan and subject to any required shareholder approvals. Certain of the Compensation Committee’s duties and authority may be delegated pursuant to the terms of the 2012 Plan and the Company’s Share Award Corporate Governance Policy.

Eligible Participants

Subject to the provisions of the 2012 Plan, eligible participants in the 2012 Plan include, as determined by the Compensation Committee, employees, members of our Board of Directors and certain consultants and advisors of the Company and its subsidiaries (including certain designated subsidiaries in which we own more than 20%, but less than 50%, of the voting rights therein, which we refer to as “designated associate companies”). As of March 31, 2014, approximately 511 persons, including 8 executive officers, 11 non-employee directors and no consultants were eligible to receive awards under the 2012 Plan.

Share Limits

If the amendment is approved by the shareholders, the maximum number of shares available to be granted under the 2012 Plan will be 23,000,000, plus any shares authorized for grants and subject to awards under the 2008 Plan that are not issued or delivered to a participant for any reason, including, without limitation shares subject to an award that terminates, expires, lapses for any reason, or is settled in cash; provided, however, the maximum number of shares that may be granted in incentive stock options as defined in section 422 of the Internal Revenue Code is 5,000,000.

The maximum number of shares with respect to one or more awards may be granted to any one participant during any calendar year shall be 2,000,000 shares with respect to share options and share appreciation rights and 609,756 shares with respect full-value awards (as defined below), and the maximum amount that may be paid in cash during any calendar year with respect to any award (including, without limitation, any performance award) shall be $5,000,000.

Share Counting

Under the 2012 Plan, each share that is subject to a share option or share appreciation right will count against the aggregate 2012 Plan limit as one ordinary share. Each ordinary share that is subject to a “full-value award” will count against the aggregate 2012 Plan limit as 3.28 shares. A “full-value award” refers to any award other than a share option or share appreciation right.

To the extent that an award under the 2012 Plan terminates, expires, lapses for any reason, or is settled in cash, any shares subject to the award will again be available for the grant of an award pursuant to the 2012 Plan. Each share that becomes available for the grant of awards in this manner (including awards under the 2008 Plan) will be added back to the aggregate 2012 Plan limit as one share if such share was subject to an option or share appreciation right, and as 3.28 shares if such share was subject to a full-value award.

However, the following shares will not be added back to the aggregate number of shares that may be issued pursuant to the 2012 Plan: (i) shares tendered by the participant or withheld by the Company (if and to the extent permitted by applicable law) to (A) satisfy the exercise price of a share option or share appreciation right and/or (B) tax withholding obligations with respect to an award; (ii) shares repurchased on the open market with the proceeds of the option exercise price; or (iii) shares not issued or delivered as a result of the net settlement of an outstanding share option or share appreciation right.

Fair Market Value of Shares

The fair market value of our shares on any relevant date under the 2012 Plan is generally the closing sales price per share on that date on the New York Stock Exchange. The closing price of our shares as reported on the New York Stock Exchange on March 31, 2014 was $44.13.

Types of Awards

Awards made under the 2012 Plan may take the following forms at the Compensation Committee's sole discretion:

Share Options

Share options granted under the 2012 Plan may or may not be incentive stock options as defined in Section 422 of the US Internal Revenue Code of 1986. The exercise price per share shall not be less than the higher of (i) 100% of the fair market value of the share on the date of grant and (ii) the nominal value of a share or such other price required under Irish law, provided, however, if the share options are granted pursuant to a sub-plan adopted by the Compensation Committee for non-U.S. taxpayer employees outside of the U.S. (i.e., the UK Sharesave Sub-Plan), the Compensation Committee may determine a different exercise price so long as it is not less than nominal value of the Share or such higher price required by Irish law. No share option may have a term that is longer than 10 years after the date the option is granted. Except for grants made to non-employee directors, time-based share options granted under the 2012 Plan shall be subject to a minimum vesting period of three years from the date of grant (but permitting pro rata vesting over time), provided that such restrictions shall not be applicable to grants not in excess of 5% of the number of shares available for awards under the 2012 Plan. Share options subject to the achievement of performance conditions may have a minimum vesting period of one-year. Share options granted to non-employee directors will not have a minimum vesting schedule and the vesting schedule for time-based and/or performance-based share options granted to non-employee directors will be determined by the Compensation Committee. Share options may have limited post-termination exercise periods, or other restrictions, as the Compensation Committee or its delegate will determine.

Incentive share options may only be granted to our employees of the Company our subsidiaries or any “parent corporation” of the Company as defined in Section 424(e) and (f) of the Internal Revenue Code. The per share exercise price shall not be less than 100% of the fair market value of the share on the date of grant and the option term shall be 10 years from the date of grant. In addition, in the case of any incentive share options granted to any individual who owns, as of the date of grant, shares possessing more than 10% of the total combined voting power of all classes of our shares, the incentive share option must have an exercise price that is not less than 110% of the fair market value of a share on the date of grant and the maximum term of any such incentive share option is 5 years. The aggregate fair market value (determined as of the time the option is granted) of all shares with respect to which incentive share options are first exercisable by a participant in any calendar year may not exceed $100,000 or such other limitation as imposed by Section 422(d) of the Internal Revenue Code.

UK Sharesave Sub-Plan for Tax-Favored Share Options in the United Kingdom

We offer our employees in the United Kingdom the right to participate in a sub-plan under the 2012 Plan in the United Kingdom (the “2012 UK Sharesave Sub-Plan”). The sub-plan is a Save-As-You-Earn or “sharesave” sub-plan and will generally provide participants with tax-favored treatment for the awards. The 2012 UK Sharesave Sub-Plan is governed by the laws of England and Wales.

Employees and directors (who provide 25 hours or more of service per week) of the Company or its subsidiaries who are UK tax residents will be eligible to receive an invitation to participate in the 2012 UK Sharesave Sub-Plan. Participants agree to a sharesave contract with the Company’s designated savings provider to deduct a percentage of the participant’s compensation at a maximum of £250 (£500 beginning in 2014) and not less than £5 per month and save such amounts towards the purchase of the shares underlying the participant’s option at the end of the sharesave contract (the “Maturity Date”). Sharesave options will be granted under a three-year or five-year sharesave contract. On the Maturity Date, participants may receive a tax-free bonus equal to a percentage of the participant’s savings which can be used to purchase additional shares.

The Compensation Committee may determine the maximum number of shares available for any option grant. Any shares subject to options under the 2012 UK Sharesave Sub-Plan (“Sharesave Options”) will be deducted from the shares available under the 2012 Plan on a one-for-one basis. The exercise price under the 2012 UK Sharesave Sub-Plan is determined by the Compensation Committee but must not be less that 80% of the closing price of our shares on the day before the invitation date of the Sharesave Options.

The Compensation Committee may at any time amend the UK Sharesave Sub-Plan, provided however, that such amendments must comply with the Sharesave rules and regulations such that the UK Sharesave Sub-Plan retains its tax-qualified status.

Sharesave Options may be adjusted, subject to the prior approval of the HMRC, to reflect variations in our share capital, including the capitalization, rights issue and subdivision, consolidation or reduction in our capital and as necessary to comply with Section 409A of the Internal Revenue Code. The 2012 UK Sharesave Sub-Plan states that upon a change of control or similar event, the options will mature and participants will have six (6) months to exercise their option and/or the successor company may exchange the options for new options upon approval of the HMRC.

Share Appreciation Rights

A share appreciation right is a right to receive, upon exercise, the product of: (i) the excess of (A) the fair market value of the shares on the date the share appreciation right is exercised over (B) the exercise price of the share appreciation right; and (ii) the number of ordinary shares with respect to which the share appreciation right is exercised. The exercise price per share subject to a share appreciation right shall not be less than the higher of (i) 100% of the fair market value of the share on the date of grant and (ii) the nominal value of a share or such other price required under Irish law. No share appreciation right may be exercisable more than ten (10) years from the date of grant. A share appreciation right may be paid in cash, in shares (based on the fair market value of such shares on the date the share appreciation right is exercised) or in a combination of cash and shares, as determined by the Compensation Committee.

Restricted Shares and Restricted Share Units (RSUs)

Restricted shares are shares awarded to a participant subject to certain restrictions and the risk of forfeiture. RSUs are rights to receive shares, cash (based on the fair market value of such shares on the date the restricted shares vest) or in a combination of cash and shares, as determined by the Compensation Committee upon satisfaction of certain restrictions or criteria. Except for grants made to non-employee directors, time-based restricted shares or RSUs granted under the 2012 Plan shall be subject to a minimum vesting period of three years from the date of grant (but permitting pro rata vesting over such time), provided that such restrictions shall not be applicable to awards not in excess of 5% of the number of shares available for awards under the 2012 Plan. Restricted shares or RSUs subject to the achievement of performance conditions may have a minimum vesting period of one year. Restricted shares or RSUs granted to non-employee directors will not have a minimum vesting schedule and the vesting schedule for time-based and/or performance-based restricted shares or RSUs granted to non-employee directors will be determined by the Compensation Committee. Historically, non-employee directors have received as a part of their annual fee, time-based RSUs that vest 100% on the first anniversary of the grant date.

The Compensation Committee shall determine the price, if any, to be paid by the participant for each share subject to the restricted shares or RSUs. The price to be paid by the participant for each share subject to the restricted share or RSUs shall not be less than the nominal value of a share (or such higher amount required by applicable Irish law). The purchase price of shares acquired pursuant to the restricted shares or RSUs shall be paid by a non-Irish incorporated subsidiary on behalf of the participant as designated by the Compensation Committee or by the participant through one or more of the following methods (i) in cash or (ii) in any other form of legal consideration that may be acceptable to our Compensation Committee in its sole discretion and in compliance with applicable Irish law.

Other Share-Based Grants

The Compensation Committee also may grant to participants awards that are denominated in units, payable in shares, including awards valued other than with respect to the fair market value of the shares.

Dividend Equivalent Rights

The Compensation Committee may determine that, subject to complying with Section 409A of the Internal Revenue Code and the rules of the 2012 Plan, amounts equal to the dividends that would have been received on the number of shares subject to a full-value award under the 2012 Plan if they had been issued shares, shall be paid on the shares subject to the full-value award in cash, shares or other property as determined by the Compensation Committee. If the award is a performance-based award, the dividend equivalent rights will be subject to the same performance conditions of the award and the participant shall not be entitled to such dividend equivalent rights unless the performance conditions of the underlying award have been met. The Compensation Committee may also provide that such dividend equivalent rights shall be deemed to have been reinvested in additional shares or otherwise reinvested and may provide that such dividend equivalent rights are subject to the same vesting as the underlying award.

Performance-Based Compensation Under Section 162(m)

The 2012 Plan permits the Compensation Committee to specify that an award or a portion of an award is intended to satisfy the requirements for “performance-based” compensation under Section 162(m) of the Internal Revenue Code, provided that the performance criteria for such award or portion of an award that is intended by the Compensation Committee to satisfy the requirements for “performance-based” compensation under Section 162(m) is a measure based on one or more of the performance criteria described below, as selected by the Compensation Committee and specified at the time the award is granted. However, nothing in the 2012 Plan requires that awards granted under it be designated to satisfy Section 162(m)'s requirements for “performance-based” compensation, and the Compensation Committee may in its discretion grant or amend awards that may not be deductible by us.

Full-value awards granted under the 2012 Plan that are intended to satisfy the requirements of “performance-based” compensation under Section 162(m) shall become payable upon the attainment of performance goals on any one or more of the performance criteria set forth below:

•	net revenue;

•	revenue growth or product revenue growth;

•	operating income (before or after taxes);

•	pre- or after-tax income (before or after allocation of corporate overhead and bonus);

•	earnings per share;

•	adjusted earnings per share;

•	adjusted operating margins;

•	net income (before or after taxes);

•	return on equity;

•	total shareholder return;

•	return on assets or net assets;

•	appreciation in and/or maintenance of the price of the Shares or any other publicly-traded securities of the Company;

•	market share;

•	gross profits;

•	earnings (including net earnings, earnings before taxes, earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization);

•	reductions in costs; cash flow or cash flow per share (before or after dividends);

•	return on capital (including return on total capital or return on invested capital);

•	cash flow return on investment; improvement in or attainment of expense levels or working capital levels;

•	gross margins or cash margin;

•	year-end cash;

•	debt reductions;

•	shareholder equity; and

•	regulatory achievements; and implementation, completion or attainment of measurable objectives with respect to research, development, products or projects, production volume levels, acquisitions and divestitures and recruiting and maintaining personnel.

The Compensation Committee may also base the grant, vesting, settlement or retention of such awards on derivations of such performance criteria expressed in terms of overall Company performance, the performance of a subsidiary or designated associate company, the performance of a division or a business unit of the Company or a subsidiary or designated associate company, the relative performance of other companies or upon comparisons of any of the indicators of performance relative to other companies, or the performance of a participant, in each case as specified by the Compensation Committee.

Notwithstanding satisfaction of any performance goals, the number of shares issued under or the amount paid under an award may, to the extent specified in the award agreement, be reduced by the Compensation Committee on the basis of such further considerations as the Compensation Committee in its sole discretion shall determine. In addition, the Compensation Committee may appropriately adjust any evaluation of performance under performance criteria intended to satisfy the requirements of “performance-based” compensation (i) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event, or development, or (ii) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting us, or our financial statements, or in response to, or in anticipation of, changes in applicable laws, regulations, or accounting principles.

Forfeiture Provisions

The Compensation Committee may specify in an award agreement that a participant's rights, payments and/or benefits with respect to an award will be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain events, including breach of an agreement between us and the participant or other activity that is in conflict with or adverse to the interest of the Company or one of its subsidiaries or designated associate companies.

Transferability

Awards granted under the 2012 Plan are not transferable other than upon the death of a participant by will or the laws of intestacy.

Amendment and Termination

Unless sooner terminated by the Compensation Committee or our Board of Directors, the 2012 Plan will expire 10 years after its approval by our shareholders. Any termination or expiration will not affect the validity of any grant outstanding on the date of the 2012 Plan's termination or expiration.

Without the approval of our shareholders and as otherwise set forth in the 2012 Plan, we shall not (i) increase the benefits accrued to participants, (ii) increase the number of shares which may be issued under the 2012 Plan, (iii) modify the requirements for participation in the 2012 Plan, or (iv) except in connection with an adjustment or other corporate transaction involving the Company’s shares, amend a share option or share appreciation right to reduce the exercise price to below the fair market value of the shares on the original date of grant or cancel, substitute, exchange, buy out or surrender share options or share appreciation rights in exchange for cash, or other awards or for share options or share appreciation rights with an exercise price below the fair market value of the shares on the original date of grant.

No Repricing Without Shareholder Approval

The repricing, replacement, exchange or substitution of any previously granted share option or share appreciation right, through the lowering of the exercise price of such share option or share appreciation right or otherwise, shall be prohibited unless our shareholders first approve such repricing, replacement, exchange or substitution. Further, no underwater share options or share appreciation rights may be cancelled in exchange for or in connection with the payment of a cash amount or grant of a new award without shareholder approval.

Adjustments

The Compensation Committee shall make certain adjustments to the 2012 Plan and to the outstanding awards under the 2012 Plan in the event of any share split, spin-off, share or extraordinary cash dividend, share combination or reclassification, recapitalization or merger, change of control, or similar event by adjusting or substituting proportionately, in its sole discretion, including with respect to: (i) the aggregate number and kind of shares that may be issued under the 2012 Plan; (ii) the number and kind of shares (or other securities or property) subject to outstanding awards; (iii) the terms and conditions of any outstanding awards (including, without limitation, any applicable performance targets or criteria with respect thereto); and (iv) the exercise price or purchase price per share for any outstanding awards under the 2012 Plan. Any such adjustments to the outstanding awards will generally be effected in a manner as to preclude the enlargement or dilution of rights and benefits under such awards. Any adjustment affecting an award intended as qualified performance-based compensation shall be made consistent with the requirements of Section 162(m) of the Internal Revenue Code. Any adjustment affecting an award that is subject to Section 409A of the Internal Revenue Code shall be made consistent with the requirements of Section 409A. An adjustment may have the effect of reducing the price at which ordinary shares may be acquired to less than their nominal value (the “Shortfall”), but only if and to the extent that the Compensation Committee shall be authorized to capitalize from our reserves a sum equal to the Shortfall and to apply that sum in paying up that amount on the ordinary shares.

Effects of Certain Corporate Events

With the exception of any qualified performance-based compensation, in the event of a change of control, as defined in the 2012 Plan, the Compensation Committee may provide for the (i) assumption or continuation of any equity awards outstanding under the 2012 Plan, (ii) issuance of substitute awards that will substantially preserve the terms of any awards, (iii) cash payment in exchange for the cancellation of an award or (iv) termination of an award upon the consummation of the change of control. Furthermore, if the awards are assumed or substituted, and a participant’s employment involuntarily terminates within 24 months after the change of control, the Compensation Committee may provide that any restrictions with respect to any outstanding awards lapse and all outstanding awards become immediately vested and in the case of options or share appreciation rights immediately vest and become fully exercisable. If the awards are not assumed or substituted, the Compensation Committee may, at any time and in its discretion, waive restrictions and accelerate the vesting and/or exercisability of any outstanding awards.

Compliance with Section 409A of the Internal Revenue Code

To the extent applicable, it is intended that the 2012 Plan and any grants made under the 2012 Plan will comply with or be exempt from the provisions of Section 409A of the Internal Revenue Code, such that the income inclusion provisions of Section 409A(a)(1) of the Internal Revenue Code do not apply to the participants. The 2012 Plan and any awards made under the 2012 Plan will be administered and interpreted in a manner consistent with this intent.

Certain U.S. Federal Income Tax Consequences

We believe that, based on the laws as in effect on the date of this proxy statement, the following are the principal U.S. federal income tax consequences to participants and to us of options and other awards granted under the 2012 Plan. This summary is not a complete analysis of all potential tax consequences relevant to participants and to us and does not describe tax consequences based on particular circumstances. State, local, and foreign tax laws are not discussed.

Share Options. When a nonstatutory share option is granted, there are no income tax consequences for the option holder or us. When a nonstatutory share option is exercised, in general, the option holder recognizes compensation equal to the excess of the fair market value of the underlying ordinary shares on the date of exercise over the exercise price. We are entitled to a deduction equal to the compensation recognized by the option holder for our taxable year that ends with or within the taxable year in which the option holder recognized the compensation.

When an incentive stock option is granted, there are no income tax consequences for the option holder or us. When an incentive stock option is exercised, the option holder does not recognize income and we do not receive a deduction. The option holder, however, must treat the excess of the fair market value of the underlying ordinary shares on the date of exercise over the option price as an item of adjustment for purposes of the alternative minimum tax.

If the option holder disposes of the underlying shares after the option holder has held the shares for at least two years after the incentive stock option was granted and one year after the incentive stock option was exercised, the amount the option holder receives upon the disposition over the exercise price is treated as long-term capital gain for the option holder. We are not entitled to a deduction. If the option holder makes a “disqualifying disposition” of the underlying shares by disposing of the shares before they have been held for at least two years after the date the incentive stock option was granted and one year after the date the incentive stock option was exercised, the option holder recognizes compensation income equal to the excess of (i) the fair market value of the underlying shares on the date the incentive stock option was exercised or, if less, the amount received on the disposition over (ii) the exercise price. We are entitled to a deduction equal to the compensation recognized by the option holder for our taxable year that ends with or within the taxable year in which the option holder recognized the compensation.

Share Appreciation Rights. When a share appreciation right is granted, there are no income tax consequences for the participant or us. When a share appreciation right is exercised, the participant recognizes compensation equal to the cash and/or the fair market value of the shares received upon exercise. We are entitled to a deduction equal to the compensation recognized by the participant.

Restricted Shares and RSUs. Generally, when a restricted share or an RSU is granted, there are no income tax consequences for the participant or us. Upon the payment to the participant of shares in respect of RSUs or the lapse of restrictions on restricted shares, the participant, generally, recognizes compensation equal to the fair market value of the shares as of the date of delivery or release. We are entitled to a deduction equal to the compensation recognized by the participant.

Limits on Deductions. Under Section 162(m) of the Internal Revenue Code, compensation paid to our CEO and the three most highly paid executive officers (other than our Chief Financial Officer) in a particular year is limited to $1 million per person, except that compensation that is “qualified-performance based compensation” (as described in Section 162(m)(4)(C) of the Internal Revenue Code) will be excluded for purposes of calculating the amount of compensation subject to this $1 million limitation.

Future Plan Benefits

All awards to employees, officer, directors and consultants under the 2012 Plan are made at the discretion of the Compensation Committee. Therefore, the benefits and amounts that will be received or allocated under the 2012 Plan in the future are not determinable at this time.

Past Grants under the 2012 Plan

As of March 31, 2014, awards covering 6,875,810 shares of the Company’s ordinary shares had been granted under the 2012 Plan. The following table shows information regarding the grants of those awards among the persons and groups identified below. Note that the number of shares set forth below represents the number of shares issuable under the awards and not the number shares by which the share reserve under the 2012 Plan will be reduced after giving effect to the fungible share counting provision described above under the heading “—Share Counting.”

Name and Position	Share Option Grants	RSU Grants(1)	Total
Named Executive Officers:

Dominic Casserley	232,038	109,219	341,257
Group CEO

Michael Neborak	62,565	39,281	101,846
Group CFO

Stephen Hearn	137,644	86,422	224,066
Deputy CEO; CEO and Chairman, Willis Global

Timothy Wright	85,296	53,846	139,142
CEO, Willis International

Todd Jones	31,596	19,399	50,995
CEO, Willis North America

Victor Krauze	40,871	26,833	67,704
Chairman, Willis North America

Joseph J. Plumeri	N/A	165,198	165,198
Former Group CEO

Current Executive Officer Group as of March 31, 2014	633,238	364,335	997,573

(1)	Includes both time-based and performance-based RSUs.

Name and Position	Share Option Grants	RSU Grants	Total
Non-Employee Director Group:

Anna C. Catalano	N/A	5,128	5,128

Sir Roy Gardner	N/A	5,128	5,128

The Rt. Hon. Sir Jeremy Hanley, KCMG	N/A	5,128	5,128

Robyn S. Kravit	N/A	5,128	5,128

Wendy E. Lane	N/A	5,128	5,128

James F. McCann	N/A	6,909	6,909

Douglas B. Roberts	N/A	5,128	5,128

Michael J. Somers	N/A	5,128	5,128

Francisco Luzón	N/A	2,375	2,375

Jaymin Patel	N/A	2,375	2,375

Jeffrey W. Ubben	N/A	2,375	2,375

Total for Non-Employee Director Group	N/A	49,930	49,930

All employees who are not executive officers, as a group	3,099,653	2,492,209	5,591,862

The Board unanimously recommends a vote “FOR” the approval of the amendment to the 2012 Plan to increase the number of shares authorized for issuance under the 2012 Plan.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information, as of December 31, 2013, about the securities authorized for issuance under our equity compensation plans, and is categorized according to whether or not the equity plan was previously approved by shareholders:

Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (1)	Number of Shares Remaining Available for Future Issuance
Equity Compensation Plans Approved by Security Holders	16,021,940	(2)	36.27	1,093,230	(3)
Equity Compensation Plans Not Approved by Security Holders	150,235	(4)	25.20	732,982	(5)

Total	16,172,175		36.08	1,826,212

(1)	The weighted-average exercise price set forth in this column is calculated excluding RSUs or other awards for which recipients are not required to pay an exercise price to receive the shares subject to the awards.

(2)	Includes options and RSUs outstanding under the 2001 Share Purchase and Option Plan, 2008 Plan and 2012 Plan.

(3)	Represents shares available for issuance pursuant to awards that may be granted under the 2012 Plan (576,025 shares) and the 2010 North American Employee Stock Purchase Plan (517,205 shares).

(4)	Includes options and RSUs outstanding under the following plans that were assumed by Willis in connection with the acquisition by Willis of Hilb, Rogal & Hobbs: the 2000 HRH Plan and the 2007 HRH Plan. No future awards will be granted under the 2000 HRH Plan. The above amounts do not include an aggregate of 45,000 options held by certain non-employee directors pursuant to which they will receive the intrinsic value in cash rather than shares upon exercise of the options. These were subsequently exercised.

(5)	Represents shares that remain available for issuance under the 2007 HRH Plan. Willis is authorized to grant awards under the 2007 HRH Plan until 2017 to employees who were formerly employed by Hilb, Rogal & Hobbs and to new employees who have joined Willis or one of its subsidiaries since October 1, 2008, the date that the acquisition of Hilb, Rogal & Hobbs was completed.

PROPOSAL FIVE

RENEW THE DIRECTORS’ AUTHORITY TO ISSUE SHARES UNDER IRISH LAW

As a matter of Irish company law, the directors of a company may issue new ordinary or preferred shares without shareholder approval once authorized to do so by the articles of association of the company or by an ordinary resolution adopted by the shareholders at a general meeting. Under Irish law, this authority conferred can be granted for a maximum period of five years, at which point it must be renewed by the shareholders of the company by an ordinary resolution. Currently, the Company’s articles of association authorize the directors to issue new ordinary or preferred shares without shareholder approval up to a maximum of the company’s authorized but unissued share capital. This authority has been in place since the Company’s redomiciliation to Ireland and reflects the authorizations in place prior to the redomiciliation. The current authority is due to expire on December 30, 2014.

It is now proposed to renew the directors’ authority for a five-year period to expire on July 23, 2019. Please note, we are not asking you to approve an increase to our authorized share capital. You are only being asked to renew the directors’ existing authority to issue shares for an additional five years. Your approval of this Proposal Five will simply provide directors with continued flexibility to issue shares up to the maximum of our existing authorized but unissued share capital, subject to the requirements of the NYSE to obtain further shareholder approval of certain share issuances as noted below.

Our shares are listed solely on the NYSE. Accordingly, we follow customary U.S. capital markets practices, we adhere to U.S corporate governance standards, we are subject to the rules and regulations of the U.S. SEC and we operate under NYSE rules and listing standards — including rules which limit our ability to issue shares in specified circumstances. For example, pursuant to the NYSE listing standards, except in certain limited circumstances, we must obtain shareholder approval before we can issue shares in any transaction or series of related transactions equal to or in excess of 20% of our outstanding shares or shares which would have voting power in excess of 20% of the voting power outstanding prior to issuance. With limited exceptions, we must also seek shareholder approval of our equity compensation plans, including material revisions of such plans.

Renewal of the directors’ existing authority to issue shares is fully consistent with NYSE rules and listing standards and with U.S. capital markets practice and governance standards. The authority, if renewed, would apply to issues of shares and equity convertible into shares, such as warrants and options. Renewal of this authority would not exempt the Company from applicable NYSE requirements to obtain shareholder approval prior to certain share issuances. If the directors’ existing authority to issue shares is not renewed, directors will be unable to issue shares, other than to employees pursuant to employee share programs.

Under Irish law, an ordinary resolution requires the approval of over 50% of the votes of the shareholders cast at a general meeting.

The text of the resolution in respect of Proposal Five, which is an ordinary resolution, is as follows:

RESOLVED, that, subject to applicable rules and listing standards of the New York Stock Exchange and to applicable rules and regulations of the U.S. Securities and Exchange Commission, the directors be and are hereby generally and unconditionally authorized to exercise all the powers of the Company to allot relevant securities (within the meaning of section 20 of the Companies (Amendment) Act, 1983) up to an aggregate nominal amount equal to the authorized but unissued share capital of the Company as at the date of this resolution provided that this authority shall expire on July 23, 2019, which is five years from the date of passing of this resolution, and provided that the Company may before such expiry make an offer or agreement which would or might require relevant securities to be allotted after such expiry and the directors may allot relevant securities in pursuance of such an offer or agreement as if the authority conferred by this resolution had not expired.

The Board of Directors unanimously recommends a vote “FOR” the resolution to renew the directors’ authority to issue new ordinary or preferred shares under this Proposal Five.

PROPOSAL SIX

RENEW THE DIRECTORS’ AUTHORITY TO OPT-OUT OF STATUTORY PRE-EMPTION RIGHTS UNDER IRISH LAW

In general, unless otherwise authorized, before an Irish public limited company can issue shares for cash to any new shareholders, it must first offer the shares to existing shareholders of the company on a pro-rata basis (commonly referred to as the statutory pre-emption right). The statutory pre-emption rights do not apply where shares are issued for non-cash consideration (such as in a stock-for-stock acquisition) and do not apply to the issue of non-equity shares (that is, shares that have the right to participate only up to a specified amount in any income or capital distribution and shares issued under employee share plans).

The Company’s articles of association currently authorize directors to issue new shares for cash, up to a maximum of the Company’s authorized but unissued share capital, without first offering them to existing shareholders, thereby opting out of the statutory pre-emption right (the “opt-out authority”). (As of May 30, 2014, the authorized but unissued share capital was —). The opt-out authority has been in place since the Company’s redomiciliation to Ireland and reflects the authorizations in place prior to the redomiciliation. Under Irish law, the opt-out authority can be granted for a maximum period of five years, at which point it will lapse unless renewed by the shareholders of the Company by a special resolution. The current opt-out authority is due to expire on December 30, 2014. It is now proposed to renew the opt-out authority for a further five-year period to expire on July 23, 2019.

Similar to the authorization sought for Proposal Five, this authority is fundamental to our business and enables us to issue shares under our equity compensation plans and if applicable, will facilitate our ability to fund acquisitions and otherwise raise capital. We are not asking you to approve an increase in our authorized share capital. Instead, approval of this proposal will only grant the Board the authority to issue shares in the manner already permitted under our articles of association. Without this authorization, in each case where we issue shares for cash, we would first have to offer those shares on the same or more favorable terms to all of our existing shareholders. This requirement could undermine and cause delays in the completion of acquisitions and capital raising for our business. Furthermore, we note that this authorization is required as a matter of Irish law and is not otherwise required for other U.S. companies listed on the NYSE with whom we compete. Moreover, renewal of this authority would not exempt the Company from applicable NYSE requirements to obtain shareholder approval prior to certain share issuances. Accordingly, approval of this resolution would merely place us on par with other NYSE-listed companies.

As required under Irish law, this special resolution requires the approval of not less than 75% of the votes of the shareholders cast at a general meeting.

The approval of this Proposal Six is conditional on the approval of Proposal Five (granting the directors the authority to issue new ordinary or preferred shares) and Proposal Six will not be passed unless Proposal Five is also approved.

The text of the resolution in respect of Proposal Six, which is a special resolution, is as follows:

RESOLVED, as a special resolution, subject to the approval of Resolution 5 in the notice of this meeting and subject to applicable rules and listing standards of the New York Stock Exchange and to applicable rules and regulations of the U.S. Securities and Exchange Commission, that pursuant to Section 23 and Section 24(1) of the Companies (Amendment) Act, 1983, the directors are hereby empowered to allot equity securities (within the meaning of Section 23 of that Act) for cash pursuant to the authority to allot relevant securities conferred on the directors by Resolution 5 in the notice of this meeting up to an aggregate nominal amount equal to the authorized but unissued share capital of the Company as at the date of this resolution as if Section 23(1) of that Act did not apply to any such allotment, provided that the power conferred by this resolution shall expire on July 23, 2019, which is five years from the date of passing of this resolution, and provided that the Company may before the expiry of such authority make an offer or agreement which would or might require equity securities to be allotted after such expiry and the directors may allot equity securities in pursuance of such an offer or agreement as if the authority conferred by this resolution had not expired.

The Board of Directors unanimously recommends a vote “FOR” the resolution renewing the directors’ authority to opt-out of statutory pre-emption rights under Irish law.

PROPOSAL SEVEN

AUTHORIZATION TO HOLD THE 2015 ANNUAL GENERAL MEETING OF SHAREHOLDERS

OF WILLIS GROUP HOLDINGS PUBLIC LIMITED COMPANY

AT A LOCATION OUTSIDE OF IRELAND

Under Irish law and in accordance with article 52 of Company’s articles of association, the Company’s shareholders must authorize holding any Annual General Meeting of Shareholders at a location outside of Ireland. The Board may want to hold the 2015 Annual General Meeting of Shareholders in the United States and is, therefore, asking our shareholders to authorize holding the 2015 Annual General Meeting of Shareholders at a location outside of Ireland.

The text of the resolution in respect of Proposal Seven is as follows:

“RESOLVED, that the 2015 Annual General Meeting of Shareholders of Willis Group Holdings Public Limited Company may be held at such place outside Ireland as may be determined by the Board of Directors.”

The Board of Directors unanimously recommends a vote “FOR” the authorization to hold the 2015 Annual General Meeting of Shareholders of Willis Group Holdings Public Limited Company at a location outside of Ireland.

SECURITY OWNERSHIP

Security Ownership of Certain Beneficial Owners and Management

The following tables show the number of shares beneficially owned, as of May 6, 2014:

•	By each entity which is known to beneficially own 5% or more of our outstanding shares;

•	By each of our current directors and director nominees;

•	By each named executive officer listed in the 2013 Summary Compensation Table; and

•	By each of our current directors, director nominees and executive officers as group.

The amounts and percentages of our shares beneficially owned are reported in accordance with Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of that security, or investment power, which includes the power to dispose of or to direct the disposition of that security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days of May 6, 2014 (i.e., July 5, 2014). Also, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which that person has no economic interest.

5% Beneficial Owners

Name and Address	Number of Shares Beneficially Owned	Percent Beneficially Owned
Harris Associates L.P.(1) Harris Associates Inc. Two North LaSalle Street, Suite 500 Chicago, IL 60602	20,587,479	11.51%

ValueAct Capital(2) 435 Pacific Avenue, Fourth Floor San Francisco, CA 94133	18,422,600	10.30%

(1)	The information is based solely on the Schedule 13G/A filed with the SEC on May 6, 2014 by Harris Associates L.P. and its general partner, Harris Associates Inc. The amount beneficially owned includes 20,335,379 shares over which there is sole voting power and sole dispositive power. As a result of advisory and other relationships with persons who own the shares, Harris Associates L.P. may be deemed to be the beneficial owner of 20,587,479 shares.

(2)	The information is based solely on the Schedule 13D/A filed with the SEC on April 30, 2013 jointly by ValueAct Capital Master Fund, L.P.; VA Partners I, LLC; ValueAct Capital Management, L.P.; ValueAct Capital Management, LLC; ValueAct Holdings, L.P.; and ValueAct Holdings GP, LLC as well as the Form 4 filed with the SEC on March 4, 2014 by all of the foregoing entities as well as Jeffrey W. Ubben.

Directors, Director Nominees and Executive Officers

Name and Address(1)	Number of Shares Beneficially Owned(2)	Percent Beneficially Owned
Anna Catalano(3)	40,770	*
Sir Roy Gardner(4)	45,679	*
Sir Jeremy Hanley(5)	47,676	*
Robyn Kravit(6)	8,942	*
Wendy E. Lane	9,259	*
Francisco Luzón	6,760	*
James McCann(7)	11,620	*
Jaymin Patel	0	*
Douglas Roberts(8)	17,196	*
Michael Somers	4,034	*
Jeffrey W. Ubben(9)	18,422,600	10.30%
Dominic Casserley(10)	118,329	*
Stephen Hearn(11)	22,889	*
Todd Jones(12)	80,301	*
Victor Krauze	25,125	*
Michael Neborak	18,969	*
Joseph Plumeri(13)	1,150,000	*
Timothy Wright(14)	126,940	*
All of our Current Directors, Director Nominees and Executive Officers (19 persons) (15)	19,036,625	10.64%

*	Less than 1%.

(1)	Unless otherwise indicated, the address of each of the persons listed below is c/o Willis Group Holdings Public Limited Company, Grand Mill Quay, Barrow Street, Dublin 4, Ireland.

(2)	The number of shares that the directors and executive officers are deemed to have a beneficial interest includes shares under options that will be exercisable and/or RSUs that will vest on or before July 5, 2014 as indicated in the following notes. These shares, however, are not deemed outstanding for purposes of computing percentage of beneficial ownership of any other person.

(3)	Ms. Catalano’s shares beneficially owned include 30,000 options to purchase shares and 1,361 vested RSUs, the settlement of which has been deferred until the earlier of when the director ceases to serve on the Board and January 2, 2017.

(4)	Sir Roy Gardner’s shares beneficially owned include 30,000 options to purchase shares.

(5)	Sir Jeremy Hanley’s shares beneficially owned include 30,000 options to purchase shares and 3,189 vested RSUs, the settlement of which has been deferred until the earlier of when the director ceases to serve on the Board and January 2, 2017.

(6)	Ms. Kravit’s shares beneficially owned includes 1,361 vested RSUs, the settlement of which has been deferred until the earlier of when the director ceases to serve on the Board and January 2, 2017.

(7)	Mr. McCann’s shares beneficially owned includes 1,361 vested RSUs, the settlement of which has been deferred until the earlier of when the director ceases to serve on the Board and January 2, 2017.

(8)	Mr. Roberts’ shares beneficially owned includes 3,189 vested RSUs, the settlement of which has been deferred until the earlier of when the director ceases to serve on the Board and January 2, 2017.

(9)	Includes 18,422,600 ordinary shares beneficially owned by ValueAct Capital Master Fund, L.P., as to which Mr. Ubben may be deemed a beneficial owner. Mr. Ubben disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(10)	Mr. Casserley’s shares beneficially owned include 10,691 time-based RSUs that are scheduled to vest on May 10, 2014 and 22,584 options to purchase shares.

(11)	Mr. Hearn’s shares beneficially owned include 8,117 performance-based options to purchase shares that are scheduled to vest on May 2, 2014 and 8,332options to purchase shares.

(12)	Mr. Jones’ shares beneficial owned include 3,246 options to purchase shares that are scheduled to vest on May 2, 2014, 12,500 options to purchase shares that are scheduled to vest on May 5, 2014 and 54,166 options to purchase shares.

(13)	Mr. Plumeri’s shares beneficially owned include 1,150,000 options to purchase shares.

(14)	Mr. Wright’s shares beneficially owned include 10,822 performance-based options to purchase shares that are scheduled to vest on May 2, 2014, 25,000 performance-based options to purchase shares that are scheduled to vest on May 5, 2014 and 75,000 options to purchase shares.

(15)	Includes shares beneficially owned by ValueAct Capital Master Fund, L.P., as to which Mr. Ubben may be deemed a beneficial owner. Mr. Ubben disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

SECTION 16 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership (Forms 3, 4 and 5) with the SEC and the NYSE. Executive officers, directors and such security holders are required by SEC regulation to furnish the Company with copies of all such forms which they file. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and information provided by the reporting persons, all of its directors and executive officers made all required filings on time during 2013.

INCORPORATION BY REFERENCE

To the extent that this Proxy Statement has been or will be specifically incorporated by reference into any other filing by the Company under the Securities Act of 1933, as amended, or the Exchange Act, the sections of this Proxy Statement entitled “Compensation Committee Report” and “Audit Committee Report,” to the extent permitted by SEC rules shall not be deemed to be so incorporated, unless specifically otherwise provided in such filing.

SOLICITATION OF PROXIES

The Board of Directors hereby solicits proxies for use at the 2014 Annual General Meeting and at any adjournment thereof. Shareholders who execute a proxy may still attend the meeting and vote in person.

If you are a shareholder of record, you may revoke your proxy at any time before the meeting by submitting a new proxy with a later date, by a later telephone or Internet vote, by voting in person at the meeting or by notifying the Company Secretary. Written revocations should be directed to:

Company Secretary

c/o Office of the General Counsel

Willis Group Holdings Public Limited Company

200 Liberty Street

New York, NY 10281-1003

If your shares are held in a stock brokerage account or by a bank or other nominee on your behalf, follow the voting instructions provided to you with these materials to determine how you may change your vote.

Executors, administrators, trustees, guardians, attorneys and other representatives should indicate the capacity in which they are signing and corporations should sign by an authorized officer whose title should be indicated. Mere attendance at the meeting will not revoke a proxy which was previously submitted to the Company.

The cost of this proxy solicitation is borne directly by the Company. MacKenzie Partners has been retained to assist in the proxy solicitation at a base fee of approximately $15,000 plus expenses. In addition to solicitation of proxies by mail, proxies may be solicited personally, by telephone, by e-mail and by facsimile by the Company’s directors, officers and other employees. Such persons will receive no additional compensation for such services. The Company will also request brokers and other nominees to forward soliciting material to the beneficial owners of shares which are held of record by them, and will pay the necessary expenses.

ETHICAL CODE

The Company has adopted an Ethical Code applicable to all our directors, officers and employees, including our CEO, the Group Chief Financial Officer, the Group Financial Controller and all those involved in the Company’s accounting functions. Our Ethical Code can be found in the Investor Relations — Corporate Governance section of our website at www.willis.com. A copy is also available free of charge on request from the Company Secretary, c/o Office of the General Counsel, Willis Group Holdings Public Limited Company, 200 Liberty Street, New York, NY 10281-1033. The Company intends to post on its website any amendments to, or waivers of, a provision of its Ethical Code in accordance with Item  406 of Regulation S-K.

SHAREHOLDER AND OTHER PROPOSALS

Shareholders who wish to present a proposal under Rule 14a-8 under the Exchange Act and have it considered for inclusion in the Company’s proxy materials for the 2015 Annual General Meeting of the Company’s shareholders must submit such proposal in writing to the Secretary of the Company on or before February 10, 2015.

Where a shareholder wants to nominate a person for election to the Board at the Company’s Annual General Meeting, the shareholder must provide advance notice to the Company. Notice of shareholder nominations for election at the 2015 Annual General Meeting of Shareholders must be received by the Company Secretary, c/o Office of the General Counsel, Willis Group Holdings Public Limited Company, 200 Liberty Street, New York, NY 10281-1033, no earlier than January 11, 2015 and no later than February 10, 2015. The notice must disclose in respect of the proposed nominee, name, age, business and residence address, principal occupation, number of shares beneficially owned and such other information as is required to be disclosed for the election of directors under Section 14 of the Exchange Act, together with a notice executed by the proposed nominee confirming his or her willingness to serve as a Director if so elected. The shareholder making the nomination will be expected to provide his or her name, address and number of shares of the Company beneficially owned.

A copy of the Company’s memorandum and articles of association can be obtained from the Company Secretary on request or can be found in the Investor Relations — Corporate Governance section of our website at www.willis.com. A shareholder may also propose an individual to the Corporate Governance and Nominating Committee for its consideration as a nominee for election to the Board by writing to the Group General Counsel, Willis Group Holdings Public Limited Company, 200 Liberty Street, New York, NY 10281-1003. The Corporate Governance and Nominating Committee will consider the shareholder’s nominee proposal in accordance with the selection process and specific qualification standards as set out in the Company’s Corporate Governance Guidelines.

Shareholders who wish to present a proposal at the 2015 Annual General Meeting that has not been included in the Company’s proxy materials must submit such proposal (other than a nomination for election discussed above) in writing to the Secretary of the Company. If such notice is received by the Secretary on or after April 26, 2015, SEC rules permit the Company to confer discretionary authority to vote on such proposals on persons appointed as proxies on behalf of the Company.

In addition, the Company’s articles of association and the Irish Companies Acts contain further requirements relating to the timing and content of the notice which shareholders must provide to the Company for any nomination or matter to be properly presented at a shareholders’ meeting.

By order of the Board of Directors,

Nicole Napolitano

Group Company Secretary and Associate General Counsel

EXHIBIT A

RECONCILIATION OF GAAP TO NON-GAAP INFORMATION

I.	Adjusted EBITDA

The following table reconciles net income to adjusted EBITDA for the twelve months ended December 31, 2013 and 2012.

Reconciliation of net income (loss) to Adjusted EBITDA:

	Year ended December 31,
	2013	2012
	(millions)
Net income (loss) attributable to Willis Group Holdings, GAAP basis	$365	$(446)
Net income attributable to noncontrolling interest	12	13
Interest in earnings of associates, net of tax	—	(5)
Income taxes	122	101
Loss on extinguishment of debt	60	—
Interest expense	126	128
Depreciation	94	79
Amortization of intangible assets	55	59
(Gain) loss on disposal of operations	(2)	3
Expense reduction initiative(a)	41	—
Fees related to the extinguishment of debt	1	—
Goodwill impairment charge(b)	—	492
Write-off of unamortized cash retention award(c)	—	200
2012 cash bonus accrual(d)	—	252
Insurance recovery(e)	—	(10)
India joint venture settlement(f)	—	11
Write-off of uncollectible accounts receivable(g)	—	13

Adjusted EBITDA	$874	$890

(a)	Charge related to the assessment of the Company’s organization design.

(b)	Non-cash charge recognized related to the impairment of the carrying value of the North America reporting unit’s goodwill.

(c)	Write-off of unamortized cast retention awards following the replacement of annual cash retention awards with annual cash bonuses which will not feature a repayment requirement.

(d)	Additional incentive accrual recognized following the replacement of annual cash retention awards with annual cash bonuses which will not feature a repayment requirement.

(e)	Insurance recovery related to the previously disclosed fraudulent activity in Chicago.

(f)	$11million settlement with former partners related to the termination of a joint venture arrangement in India.

(g)	Write-off of uncollectible accounts receivable balance relating to periods prior to January 1, 2011.

A-1

II.	Organic Commissions and Fees

The following table reconciles organic commissions and fees growth by segment to the percentage change in reported commissions and fees growth for the twelve months ended December 31, 2013.

	Twelve months ended December 31,			Change attributable to
	2013	2012	% Change	Foreign currency translation	Acquisitions and disposals	Organic commissions and fees growth
North America	$1,377	$1,306	5.4%	(0.1)%	0.6%	4.9%
International	1,068	1,028	3.9%	(0.2)%	0.0%	4.1%
Global	1,188	1,124	5.7%	(0.9)%	1.0%	5.6%

Total	$3,633	$3,458	5.1%	(0.3)%	0.5%	4.9%

A-2

Exhibit B

WILLIS GROUP HOLDINGS PUBLIC LIMITED COMPANY

2012 EQUITY INCENTIVE PLAN

(AS AMENDED AND RESTATED ON JULY 23, 2014)

1.	PURPOSE OF PLAN

The purpose of the Willis Group Holdings Public Limited Company 2012 Equity Incentive Plan is:

(a) to promote the long term financial interests and growth of the Willis Group and certain Designated Associate Companies (as defined below) by attracting and retaining personnel with the training, experience and ability to enable them to make a substantial contribution to the success of the Company’s business;

(b) to motivate management personnel by means of growth-related incentives to achieve long range goals; and

(c) to further align the interests of participants with those of the shareholders of the Company through opportunities for increased share or share-based ownership.

2.	DEFINITIONS

Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.

(a) “Act” means the Companies Act 1963 of Ireland.

(b) “Award” means an award of an Option, SAR, Restricted Share, Restricted Share Unit, Performance-Based Award or any other right or benefit, including any other Share-Based Award under Section 7(e), granted to a Participant pursuant to the Plan.

(c) “Award Agreement” means an agreement between the Company and a Participant or other document that sets forth the terms, conditions and limitations applicable to an Award, including through electronic medium.

(d) “Board” means the Board of Directors of the Company.

(e) “Change of Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group of Persons of the Ordinary Shares representing more than 50% of the aggregate voting power represented by the issued and outstanding Ordinary Shares; or (b) occupation of a majority of the Board (other than vacant seats) by Persons who were neither (i) nominated by the Board nor (ii) appointed by Directors so nominated. For the avoidance of doubt, a transaction shall not constitute a Change of Control (i) if effected for the purpose of changing the place of incorporation or form of organization of the ultimate parent entity of the Willis Group (including where the Company is succeeded by an issuer incorporated under the laws of another state, country or foreign government for such purpose and whether or not the Company remains in existence following such transaction) and (ii) where all or substantially all of the Person(s) who are the beneficial owners of the outstanding voting securities of the Company immediately prior to such transaction will beneficially own, directly or indirectly, all or substantially all of the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors of the ultimate parent entity resulting from such transaction in substantially the same proportions as their ownership, immediately prior to such transaction, of such outstanding securities of the Company; or (c) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions. The Board, in its sole discretion, may make appropriate and equitable adjustments to the Ordinary Shares underlying an Award to take into account a transaction constituting a Change of Control, including substituting or providing for the issuance of ordinary shares, common stock or other capital shares of the acquiring entity or resulting ultimate parent entity in lieu of Ordinary Shares.

(f) “Code” means the Internal Revenue Code of 1986 of the United States of America, as amended from time to time.

(g) “Committee” means the Compensation Committee of the Board (or, if no such committee is appointed, the Board, provided that a majority of the Board members are “independent directors” for the purpose of the rules and regulations of the New York Stock Exchange, or such other securities exchange on which the Ordinary Shares are then listed or traded).

(h) “Company” means Willis Group Holding Public Limited Company, a company incorporated in Ireland under registered number 475616, or any successor thereto.

(i) “Consultant” means any consultant or adviser if: (i) the consultant or adviser renders bona fide services to the Company or any Subsidiary or Designated Associate Company; (ii) the services rendered by the consultant or adviser are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities; and (c) the consultant or adviser is a natural person.

(j) “Covered Employee” means an Employee who is, or could be, a “covered employee” within the meaning of Section 162(m) of the Code.

(k) “Designated Associate Company” means any company in which a member of the Willis Group owns twenty percent or more of the voting share interest but less than fifty percent of the voting share interest and that has been designated by the Committee as being eligible for participation in the Plan.

(l) “Director” means any member of the Board.

(m) “Dividend Equivalent Right” means a right granted pursuant to Section 7(f) to receive, in such form and on such terms as the Committee may determine, the equivalent value of a dividend or distribution paid by the Company on one of its Shares (in cash or in Shares) in accordance with its Articles of Association that would be payable on the number of Shares subject to a Full-Value Award.

(n) “Eligible Individual” means any person who is an Employee, Consultant or a Director, as determined by the Committee.

(o) “Employee” means a person, including Directors and officers, in the employment of any member of the Willis Group or a Designated Associate Company, who is treated as an employee in the personnel records of a member of the Willis Group or a Designated Associate Company for the relevant period, but shall exclude individuals who are classified by a member of the Willis Group or a Designated Associate Company as leased from or otherwise employed by a third party or independent contractors, even if any such classification is changed retroactively as a result of an audit, litigation or otherwise. Neither services as a Director nor payment of a director’s fee by the Company or a Subsidiary shall be sufficient to constitute “employment” by the Company or any Subsidiary.

(p) “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

(q) “Exercise Price” means the price of a Share, as fixed by the Committee, which may be purchased under an Option or other Share-Based Award, if applicable, or with respect to which the amount of any payment pursuant to a SAR or other Share-Based Award, if applicable, is determined.

(r) “Fair Market Value” means the per Share closing price of the Shares as reported on the New York Stock Exchange on that date (or if there were no reported prices on such date, on the last preceding date on which the prices were reported) or, if the Company is not then listed on the New York Stock Exchange, on such other principal securities exchange on which the Shares are traded, and if the Company is not listed on the New York Stock Exchange or any other securities exchange, the Fair Market Value of Shares shall be determined by the Committee in its sole discretion using appropriate criteria which, with respect to Awards to U.S. Taxpayers, shall be determined pursuant to a reasonable valuation method in accordance with Section 409A of the Code. Fair Market Value with respect to any property other than Shares, means the market value of such property determined by such methods or procedures as shall be established from time to time by the Committee.

(s) “Full-Value Award” means an Award of Restricted Shares, Restricted Share Units, Performance-Based Awards or Share-Based Awards, provided that the purchase price (if any) to purchase the Shares underlying the Full-Value Award is less than Fair Market Value of the Shares, as determined as of the date of grant.

(t) “Incentive Stock Option” or “ISO” means an Option that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

(u) “Non-Employee Director” means a Director of the Company who qualifies as a “Non-Employee Director” as defined in Rule 16b-3(b)(3) under the Exchange Act, or any successor rule.

(v) “Option” means a share option to purchase a specified number of Ordinary Shares at a specified Exercise Price during specified time periods, granted under Section 7(a) of the Plan.

(w) “Ordinary Shares” or “Shares” means the ordinary shares of the Company, Nominal Value.

(x) “Nominal Value” means $0.000115, per Share.

(y) “Parent” means “parent corporation” of the Company as defined in Section 424(e) and (f) of the Code, or any successor provision, and any applicable regulation promulgated thereunder.

(z) “Participant” means an Eligible Individual of any member of Willis Group or a Designated Associate Company, to whom one or more Awards have been granted, and such Awards have not all expired or been forfeited or terminated under the Plan.

(aa) “Performance-Based Award” means an Award granted pursuant to Sections 7(d)(i) and 8.

(bb) “Performance Criteria” means the criteria that the Committee selects for purposes of establishing the Performance Goal or Performance Goals for a Participant for the relevant Performance Period, including but not limited to: net revenue; revenue growth or product revenue growth; operating income (before or after taxes); pre- or after-tax income (before or after allocation of corporate overhead and bonus); earnings per share; net income (before or after taxes); return on equity; total shareholder return; return on assets or net assets; appreciation in and/or maintenance of the price of the Shares or any other publicly-traded securities of the Company; market share; gross profits; earnings (including net earnings, earnings before taxes, earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization); reductions in costs; cash flow or cash flow per Share (before or after dividends); return on capital (including return on total capital or return on invested capital); cash flow return on investment; improvement in or attainment of expense levels or working capital levels; adjusted operating margins, adjusted earnings per share, gross margins or cash margin; year-end cash; debt reductions; shareholder equity; regulatory achievements; and implementation, completion or attainment of measurable objectives with respect to research, development, products or projects, production volume levels, acquisitions and divestitures and recruiting and maintaining personnel.

(cc) “Performance Goals” means, for a Performance Period, the goals established in writing by the Committee for the Performance Period based upon the Performance Criteria. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance, the performance of a Subsidiary or Designated Associate Company, the performance of a division or a business unit of the Company or a Subsidiary or Designated Associate Company, the relative performance of other companies or upon comparisons of any of the indicators of performance relative to other companies, or the performance of a Participant. The Committee, in its discretion, may, to the extent consistent with, and within the time prescribed by, Section 162(m) of the Code, appropriately adjust or modify the calculation of Performance Goals for such Performance Period in order to prevent the dilution or enlargement of the rights of Participants (a) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event, or development, or (b) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or in response to, or in anticipation of, changes in applicable laws, regulations, or accounting principles.

(dd) “Performance Period” means one or more periods of time, which may be of varying and overlapping durations, as the Committee may select but not less than one (1) year in duration, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and the payment of, a Performance-Based Award.

(ee) “Permanent Disability” means that the Participant would qualify to receive long-term disability payments under the long-term disability policy, as it may be amended from time to time, of the Company or the Subsidiary or Designated Associate Company to which the Participant provides services regardless of whether the Participant is covered by such policy. If the Company or the Subsidiary or Designated Associate Company to which the Participant provides service does not have a long-term disability policy or plan in place, “Permanent Disability” means that a Participant is unable to carry out the responsibilities and functions of the position held by the Participant by reason of any medically determined physical or mental impairment, as determined by a physician acceptable to the Committee, for a period of not less than 180 consecutive business days out of 270 business days. A Participant shall not be considered to have incurred a Permanent Disability unless he or she furnishes proof of such impairment sufficient to satisfy the Committee in its discretion. Anything to the contrary in the foregoing notwithstanding, for purposes of Incentive Stock Options, “Permanent Disability” shall mean a total and permanent disability as defined in Section 22(e)(3) of the Code.

(ff) “Person” means “person” as such term is used in Sections 13(d) and 14(d) of the Exchange Act.

(gg) “Plan” means this Willis Group Holdings Public Limited Company 2012 Equity Incentive Plan, as amended from time to time.

(hh) “Qualified Performance-Based Compensation” means any compensation that is intended to qualify as “qualified performance-based compensation” as described in Section 162(m)(4)(C) of the Code.

(ii) “Restricted Shares” means Shares awarded to a Participant pursuant to Section 7(b) of the Plan that are subject to certain restrictions and to risk of forfeiture.

(jj) “Restricted Share Unit” means a right granted pursuant to Section 7(d) of the Plan that entitles a Participant to receive cash or Shares upon the satisfaction of certain time-based and/or performance-based criteria.

(kk) “Securities Act” means the U.S. Securities Act of 1933, as amended.

(ll) “Share-Based Award” means an Award granted under Section 7(e) of the Plan.

(mm) “Share Appreciation Right” or “SAR” means a right granted pursuant to Section 7(c) of the Plan to receive a payment in cash or Shares equal to the excess of the Fair Market Value of a specified number of Shares on the date the SAR is exercised over the Exercise Price on the date the SAR was granted as set forth in the applicable Award Agreement.

(nn) “Share Award Committee” or “SAC” means the authorized delegate of the Committee under the Company’s Policy Regarding Share-Based Compensation Awards or such successor policy as may be adopted from time to time.

(oo) “Subsidiary” means, with respect to the Company, any subsidiary of the Company within the meaning of Section 155 of the Act. For purposes of granting an “Incentive Stock Option,” Subsidiary means any “subsidiary corporation” of the Company as defined in Section 424(f) of the Code and any regulations promulgated thereunder.

For purposes of granting non-qualified share Options, SARs or other “stock rights,” within the meaning of Section 409A of the Code, to a U.S. Taxpayer, an entity may not be considered a Subsidiary if the Ordinary Shares will not be treated as “service recipient stock” of such entity under Section 409A of the Code.

(pp) “Substitute Award” means an Award or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

(qq) “Tax-Related Items” means federal, state, and local taxes and taxes imposed by jurisdictions outside of Ireland and the United States (including but not limited to, income tax, social insurance contributions, payment on account, employment tax obligations, stamp taxes, and any other taxes that may be due) required by law to be withheld and any employer tax liability shifted to a Participant.

(rr) “Termination of Service” means, for purposes of the Plan and with respect to a Participant, that the Participant has for any reason ceased to provide services as an Employee, officer or Director to the Willis Group or a Designated Associate Company. The Committee will have sole discretion to determine whether and for what reason a Participant has ceased to provide services and the effective date on which the Participant ceased to provide services (the “Termination Date”), subject to compliance with Section 409A of the Code.

(ss) “U.S. Taxpayer” means an Eligible Individual who is, or may be, subject to taxation under the laws of the United States or a political subdivision thereof.

(tt) “Willis Group” means the Company and its Subsidiaries.

3.	ADMINISTRATION OF PLAN

(a) Committee. Unless otherwise determined by the Board, the Plan shall be administered by the Committee which shall consist solely of two or more members of the Board each of whom is an “independent director” under the New York Stock Exchange rules (or other principal securities market on which Shares are traded); provided that the term “Committee” means (i) the Board acting at any time in lieu of the Committee; (ii) with respect to any decision involving an Award intended to satisfy the requirements of Section 162(m) of the Code, a committee consisting solely of two or more Directors of the Company who each are an “outside director” within the meaning of Section 162(m) of the Code, and (iii) with respect to any decision relating to a Director or officer of the Company subject to Section 16 of the Exchange Act, a committee consisting solely of two or more Non-Employee Directors as defined under Rule 16b-3 under the Exchange Act and provided further that, any action taken by the Committee shall be valid and effective, whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this Section 3(a) or otherwise provided in any charter of the Committee.

(b) Authority of Committee. The Plan shall be administered by the Committee. The Committee may adopt its own rules of procedure, and the action of the Committee, taken at a meeting or taken without a meeting by a unanimous signed writing, shall constitute action by the Committee. Subject to any specific designation in the Plan, the Committee has the exclusive power, authority and discretion to:

i. Designate Participants to receive Awards;

ii. Determine the type or types of Awards to be granted to each Participant;

iii. Determine the number of Awards to be granted and the number of Shares to which an Award will relate;

iv. Determine the terms and conditions of any Award granted pursuant to the Plan, including, but not limited to, the Exercise Price, or purchase price, any restrictions or limitations on the Award or the Shares underlying the Award, any schedule for lapse of forfeiture restrictions or restrictions on the exercisability of an

Award, and accelerations or waivers thereof, any provisions related to non-competition, and forfeiture or recapture (“clawback”) of gain on an Award, based in each case on such considerations as the Committee in its sole discretion determines; provided, however, that the Committee shall not have the authority to accelerate the vesting or waive the forfeiture of any Performance-Based Awards intended to qualify as Qualified Performance Based-Compensation or if any such acceleration would result in a violation of Section 409A of the Code;

v. Subject to Section 14 of this Plan, determine whether, to what extent, and pursuant to what circumstances an Award may be settled in, or the Exercise Price of an Award may be paid in, cash, Shares, other Awards, or other property, or an Award may be amended, canceled, forfeited, substituted, exchanged, replaced, bought out or surrendered;

vi. Prescribe the form of each Award Agreement, which need not be identical for each Participant;

vii. Decide all other matters that must be determined in connection with an Award;

viii. Establish, adopt, interpret, or revise any rules and regulations including adopting sub-plans to the Plan and Award Agreements for the purposes of complying with securities, exchange control or tax laws outside of the United States or Ireland, and/or for the purposes of taking advantage of tax favorable treatment for Awards granted to Participants as it may deem necessary or advisable to administer the Plan, including the adoption of separate share schemes under the umbrella of the Plan in order to qualify for special tax or other treatment anywhere in the world; provided such rules, regulations or sub-plans, including the interpretation thereof are consistent with the terms and conditions of the Plan;

ix. Interpret the terms of, and any matter arising pursuant to, the Plan, any sub-plan or Award Agreement; and

x. Make all other decisions and determinations that may be required pursuant to the Plan, or any sub-plan or Award Agreement as the Committee deems necessary or advisable to administer the Plan, any sub-plan or Award Agreement.

(c) Decisions Binding. The Committee’s interpretation of the Plan, any sub-plan, or any Awards granted pursuant to the Plan, any sub-plan and any Award Agreement and all decisions and determinations by the Committee with respect to the Plan, any sub-plan and any Award Agreement are final, binding, and conclusive on all parties.

(d) Delegation of Authority. To the extent permitted by applicable Irish or United States law and subject to Section 14 of this Plan, the Committee may from time to time delegate to the Share Award Committee, the Chief Executive Officer and/or one or more senior officers of the Company the authority to grant, amend, substitute, exchange, replace, buyout, surrender, forfeit or cancel Awards to Participants; provided that the Committee shall have the sole authority with respect to Awards granted to or held by (a) Participants who are subject to Section 16 of the Exchange Act, (b) Covered Employees, or (c) officers of the Company to whom authority to grant or amend Awards has been delegated hereunder. For the avoidance of doubt, provided it meets the limitation in the preceding sentence, this delegation shall include the right to grant, amend, exchange, replace, buyout, surrender, forfeit or cancel Awards as necessary to accommodate changes in the laws or regulations, including in jurisdictions outside the United States and Ireland. Any delegation hereunder shall be subject to the restrictions and limits that the Committee specifies at the time of such delegation, and the Committee may at any time rescind the authority so delegated or appoint a new delegate, or at all times, the delegate appointed under this Section 3(d) shall serve in such capacity at the pleasure of the Committee.

(e) No Liability to Participants. The Committee may employ attorneys, consultants, accountants, appraisers, brokers or other persons and the Committee, the Willis Group, and the officers and Directors of the Willis Group shall be entitled to rely upon the advice, opinions or valuations of any such persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, any sub-plan or the Awards, and all members of the Committee or any delegate of the Committee appointed under Section 3(d) shall be fully protected by the Company with respect to any such action, determination or interpretation, and subject to applicable Irish law. Notwithstanding anything to the contrary contained in the Plan, any sub-plan or any Award Agreement, subject to applicable Irish law, neither the Willis Group, any Designated Associate Company or any of their respective Employees, Directors, officers, agents or representatives nor any member of the Committee or the Share Award Committee shall have liability to a Participant or otherwise, including, without limitation, with respect to the failure of the Plan, any sub-plan, any Award or Award Agreement to comply with Section 409A of the Code.

4.	ELIGIBILITY AND PARTICIPATION

(a) Eligibility. Subject to the provisions of the Plan, each Eligible Individual shall be eligible to be granted one or more Awards pursuant to the Plan in such form and having such terms, conditions and limitations as the Committee may determine; provided, however, that Eligible Individuals employed by a Designated Associate Company shall not be eligible to be granted an Option, SAR or other “stock right,” within the meaning of Section 409A of the Code, unless the Eligible Individual is not a U.S. Taxpayer or if the Committee determines that the stock right is exempt from, or may be granted in compliance with, Section 409A of the Code.

(b) Participation. Subject to the provisions of the Plan, the Committee may, from time to time, select from among all Eligible Individuals, those to whom Awards shall be granted and shall determine the nature and amount of each Award. No Eligible Individual shall have any right to be granted an Award pursuant to the Plan. Awards may be granted singly, in combination or in tandem. The terms, conditions and limitations of each Award under the Plan shall be set forth in an Award Agreement, in a form approved by the Committee or an authorized delegatee under Section 3(d), as applicable, consistent, however, with the terms of the Plan and any sub-plan.

5.	SHARE LIMITATIONS

(a) Number of Shares. Subject to Section 12, the aggregate number of Shares which are authorized for grants and may be issued or transferred pursuant to Awards under the Plan (including upon the exercise of an Incentive Stock Option) will be 23,000,000 Shares plus any Shares authorized for grants or subject to Awards under the Willis Group Holdings 2008 Share Purchase and Option Plan, as amended and restated on December 30, 2009 by Willis Group Holdings Limited and as amended and restated and assumed by Willis Group Holdings Public Limited Company on December 31, 2009 (the “Prior Plan”) that are not issued or delivered to a Participant for any reason, including, without limitation Shares subject to an Award that terminates, expires, lapses for any reason, or is settled in cash, provided, however, that the maximum aggregate number of Shares that may be issued pursuant to the exercise of Incentive Stock Options shall in no event exceed 5,000,000 Shares. Any Shares that are subject to Awards of Options or SARs or other Award that is not a Full-Value Award shall be counted against this limit as one (1) Share for every one (1) Share granted or subject to grant for any such Award. Any Shares that are subject to a Full-Value Award (other than Options or SARs) shall be counted against this limit as 3.28 Shares for every one (1) Share granted or subject to grant for any such Award.

To the extent that an Award terminates, expires, lapses for any reason, or is settled in cash, any Shares subject to the Award shall again be available for the grant of an Award pursuant to the Plan. Any Shares that become available for the grant of Awards pursuant to this Section 5(a) shall be added back as one (1) Share if such Shares were subject to Options or SARs granted under the Plan and as 3.28 Shares if such Shares were subject to Full-Value Awards granted under the Plan. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under this Section 5(a): (i) Shares not issued or delivered as a result of the net settlement of an outstanding Option or SAR; (ii) Shares tendered by the Participant or withheld by the Company in payment of the Exercise Price of a Option or a SAR; (iii) Shares tendered by the Participant or withheld by the Company to satisfy any Tax-Related Items withholding obligation with respect to an Award; and (iv) Shares repurchased by the Company on the open market with the proceeds of the Exercise Price from the Options. The payment of Dividend Equivalent Rights in cash in conjunction with any outstanding Full-Value Awards shall not be counted against the Shares available for issuance under the Plan. Notwithstanding the provisions of this Section 5, no Shares may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code.

To the extent permitted by applicable securities law or any securities exchange rule on which the Ordinary Share are then listed or traded, Substitute Awards issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by the Company or any Subsidiary shall not be counted against Shares available for grant pursuant to the Plan. Additionally, to the extent permitted by applicable securities law or any securities exchange rule on which the Ordinary Share are then listed or traded, in the event that a company acquired by (or combined with) the Company or any Subsidiary has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the Shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of ordinary shares of the entities party to such acquisition or combination) may, at the discretion of the Committee, be used for Substitute Awards under the Plan in lieu of awards under the applicable pre-existing plan of the other company and shall not reduce the Shares authorized for grant under the Plan; provided that Substitute Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or Directors of the Company or any Subsidiary prior to such acquisition or combination.

(b) Shares Distributed. Any Shares distributed pursuant to an Award may consist in whole or in part, of authorized and unissued Shares, or treasury Shares.

(c) Limitation on Number of Shares Subject to Qualified Performance-Based Awards. Notwithstanding any provision in the Plan to the contrary, and subject to Section 8, where it is intended to comply with Section 162(m) of the Code, the maximum number of Shares with respect to one or more Awards that may be granted to any one Participant during any calendar year shall be 2,000,000 Shares with respect to Awards other than Full Value Awards (e.g., Options and SARs) or 609,756 Full Value Awards (e.g., Restricted Shares and Restricted Share Units) and the maximum amount that may be paid in cash during any calendar year with respect to any Award (including, without limitation, any Performance Award) shall be $5,000,000. To the extent required by Section 162(m) of the Code or the Department of Treasury regulations thereunder, in applying the foregoing limitations with respect to a Participant, if any Option or SAR is canceled, the canceled Option or SAR shall continue to count against the maximum number of Shares with respect to which Options and SARs may be granted to the Participant. For this purpose, the repricing of an Option (or in the case of a SAR, the reduction of the base amount on which the share appreciation is calculated in order to reflect a reduction in the Fair Market Value of the Ordinary Shares) shall be treated as the cancellation of the existing Option or SAR and the grant of a new Option or SAR.

6.	TERMS AND CONDITIONS APPLICABLE TO AWARDS

(a) Stand-Alone and Tandem Awards. Awards granted pursuant to the Plan may, in the discretion of the Committee, be granted either alone, in addition to, or in tandem with, any other Award granted pursuant to the Plan. Awards granted in addition to or in tandem with other Awards may be granted either at the same time as or at a different time from the grant of such other Awards.

(b) Award Agreement. Awards under the Plan shall be evidenced by Award Agreements that set forth the terms, conditions and limitations for each Award which may include the term of an Award, the provisions applicable in the event the Participant’s employment or service terminates, and the Company’s authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind an Award.

(c) No Right to Employment or Services. Nothing contained herein shall affect the right of Willis Group or, if applicable, a Designated Associate Company to terminate any Participant’s employment or service at any time or for any reason. The rights and obligations of any individual under the terms of his or her office or employment or service with any member of the Willis Group or, if applicable, a Designated Associate Company shall not be affected by his or her participation in the Plan or any right which he or she may have to participate in it, and an individual who participates in the Plan shall waive any and all rights to compensation or damages in consequence of the his or her Termination of Service for any reason whatsoever insofar as those rights arise or may arise from his or her ceasing to have rights under or be entitled to any Award as a result of such termination.

(d) Deferral of Awards. Subject to complying with Section 409A of the Code in the case of Awards granted to a U.S. Taxpayer, the deferral of the settlement of an Award may be provided for, at the sole discretion of the Committee, in the Award Agreements.

(e) Limits on Transfer. No Award, right or benefit under the Plan may be transferred by a Participant other than by will or the laws of intestacy, and all Awards, rights and benefits under the Plan may be exercised during the Participant’s lifetime only by the Participant. No such benefit shall, prior to receipt thereof by the Participant, be in any manner liable for or subject to the debts, contracts, liabilities, engagements, or torts of the Participant.

(f) No Shareholder Rights. Except as set forth in Section 7(b) or otherwise determined by the Committee, Participants shall not be, and shall not have any of the rights or privileges of, Company shareholders in respect of any Shares purchasable or issuable in connection with any Award unless and such Shares have been issued by the Company to such Participants.

(g) Relationship to Other Benefits. Absent express provisions to the contrary, any Award under the Plan shall not be deemed compensation for purposes of computing benefits or contributions under any retirement plan of any member of Willis Group or Designated Associate Company and shall not affect any benefits under any other benefit plan of any kind now or subsequently in effect under which the availability or amount of benefits is related to level of compensation. The Plan is not a “Pension Plan” or “Welfare Plan” under the Employee Retirement Income Security Act of 1974 of the United States, as amended. Further, no payment pursuant to the Plan shall be taken into account in determining any benefits pursuant to any pension, retirement, savings, profit sharing, group insurance, termination programs and/or indemnities or severance payments, welfare or other benefit plan of any member of the Willis Group or any Designated Associate Company except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

(h) Unfunded Status of Awards. Unless the Committee determines otherwise, no benefit or promise under the Plan shall be secured by any specific assets of any member of Willis Group, nor shall any assets of any member of Willis Group be designated as attributable or allocated to the satisfaction of the Company’s obligations under the Plan.

(i) Share Certificates; Book Entry Procedures. Any certificates evidencing Shares delivered pursuant to the Plan are subject to any restrictions as the Committee deems necessary or advisable to comply with applicable securities laws, rules, and regulations of Ireland and the United States and jurisdictions outside of Ireland and United States, including the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted, or traded. The Committee may place legends on any certificate evidencing Shares to reference restrictions applicable to the Shares. Notwithstanding any other provision of the Plan, unless otherwise determined by the Committee or required by applicable laws, rules or regulations, the Company shall not deliver to any Participant certificates evidencing Shares issued in connection with any Award and instead such Shares shall be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).

(j) Paperless Administration. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Participant may be permitted through the use of such an automated system.

(k) Termination of Service. Any Award granted under the Plan shall only be exercisable or payable while the Participant is an Employee, Consultant or Director, as applicable; provided, however, that the Committee in its sole and absolute discretion may provide that any Award may be exercised or paid subsequent to a Termination of Service, as applicable, or following a Change of Control, or because of the Participant’s death or Permanent Disability, or otherwise; provided, however, that any such provision with respect to Performance-Based Awards shall be subject to the requirements of Section 162(m) of the Code that apply to Qualified Performance-Based Compensation.

(l) Titles and Headings. The titles and headings of the Sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

(m) Fractional Shares. No fractional Shares shall be issued and the Committee shall determine, in its discretion, whether cash shall be given in lieu of fractional shares or whether such fractional shares shall be eliminated by rounding down as appropriate.

(n) Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan, the Plan, and any Award granted or awarded to any Participant who is then subject to Section 16 of the Exchange Act, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 under the Exchange Act) that are requirements for the application of such exemptive rule. The Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

(o) Compliance with Government and Other Regulations. The obligation of the Company to make payment of Awards in Shares or otherwise shall be subject to all applicable securities and exchange control laws, rules, and regulations of Ireland and the United States and jurisdictions outside of Ireland and United States, and to such approvals by government agencies, including government agencies in jurisdictions outside of Ireland and the United States, in each case as may be required or as the Company deems necessary or advisable. Without limiting the foregoing, the Company shall have no obligation to issue or deliver evidence of title for Shares subject to Awards granted hereunder prior to: (i) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable, (ii) completion of any registration or other qualification with respect to the Shares under any applicable securities and exchange control law in Ireland or the United States or in a jurisdiction outside of Ireland or the United States or ruling of any governmental body that the Company determines to be necessary or advisable or at a time when any such registration or qualification is not current, has been suspended or otherwise has ceased to be effective, or (iii) confirming, with advice of counsel, that the issuance or delivery is in compliance with all applicable securities and exchange control laws, regulations of governmental authorities and, if applicable, the requirements of any securities exchange on which the Shares are listed or traded. The Committee may require that a Participant make such reasonable covenants, agreements, and representations as the Committee, in its discretion, deems advisable to comply with applicable securities and exchange control laws, rules, and regulations of Ireland and the United States and jurisdictions outside of Ireland and United States. The Committee shall have the right to require any Participant to comply with any timing or other restrictions with respect to the settlement or exercise of any Award, including a window-period limitation, as may be imposed in the discretion of the Committee. The inability or impracticability of the Company to obtain or maintain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained. The Company shall be under no obligation to register Shares issued or paid pursuant to the Plan under the Securities Act. If the Shares paid pursuant to the Plan may in certain circumstances be exempt from registration pursuant to the Securities Act, the Company may restrict the transfer of such Shares in such manner as it deems advisable to ensure the availability of any such exemption.

(p) No Representations or Covenants with Respect to Tax Qualification. Although the Company may endeavor to (1) qualify an Award for favorable tax treatment under the laws of Ireland, the United States or jurisdictions outside of the United States (e.g., Incentive Stock Options under Section 422 of the Code or tax-favored schemes in

Ireland or the United Kingdom) or (2) avoid adverse tax treatment (e.g., under Section 409A of the Code), the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment, anything to the contrary in the Plan, including Section 17, notwithstanding, and the Company will have no liability to a Participant or any other party if a payment under an Award that is intended to benefit from favorable tax treatment or avoid adverse tax treatment does not receive favorable tax treatment or is subject to adverse tax treatment or for any action taken by the Committee with respect to the Award. The Company shall be unconstrained in its corporate activities without regard to the potential negative tax impact on holders of Awards under the Plan.

7.	AWARDS

From time to time, the Committee will determine the forms and amounts of Awards for Participants. Such Awards may take the following forms in the Committee’s sole discretion; provided, however, that in no event shall the Exercise Price or purchase price of any Shares to be acquired pursuant to an Award be less than the Nominal Value of the Shares.

(a) Share Options. The Committee is authorized to grant Options to Eligible Individuals on the following terms and conditions and such additional terms and conditions as may be specified by the Committee:

i. Exercise Price. The Exercise Price per Share subject to an Option shall be determined by the Committee and set forth in the Award Agreement but shall be no less than the higher of (A) 100% of the Fair Market Value per Share and (B) the Nominal Value of the Shares or such higher price as required by Irish law on the date of grant, and if the Option is intended to be an Incentive Stock Option, the Exercise Price shall comply with Section 7(a)(iv)(A); provided, however, if an Option is granted pursuant to a sub-plan adopted by the Committee to non-U.S. taxpayer employees outside of the U.S., the Committee may establish an exercise price that complies with the requirements of local tax law as long as such price is not less than Nominal Value of the Share or such higher price required by Irish law.

ii. Time and Conditions of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part; provided that the term of any Option granted under the Plan shall not exceed ten years. The Committee shall also determine the performance or other conditions, if any, that must be satisfied before all or part of an Option may be exercised.

iii. Payment of Exercise Price. The Committee shall determine the methods by which the Exercise Price of an Option and applicable withholding of Tax-Related Items (as further set forth in Section 16 hereof) may be paid and the form of payment, as shall be set forth in the Participant’s Award Agreement, including, without limitation: (a) cash or check, (b) surrender of Shares or delivery of a properly executed form of attestation of ownership of Shares as the Committee may require (including withholding of Shares otherwise deliverable upon exercise or payment of the Award) which have a Fair Market Value on the date of surrender or attestation equal to the aggregate Exercise Price of the Shares as to which the Award shall be exercised, (c) promissory note bearing interest at no less than such rate as shall then preclude the imputation of interest under the Code), (d) other property acceptable to the Committee (including through the delivery of a notice that the Participant has placed a market sell order with a broker with respect to Shares then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale of Shares to the Company in satisfaction of the Exercise Price and applicable withholding of Tax-Related Items; provided that payment of such proceeds is then made to the Company upon settlement of such sale), (e) by a “net exercise” arrangement pursuant to which the number of Shares issuable upon exercise of the Option shall be reduced by the largest whole number of Shares having an aggregate Fair Market Value that does not exceed the aggregate Exercise Price (plus Tax-Related Items withholdings, if applicable) and any remaining balance of the aggregate Exercise Price (and/or applicable Tax-Related Items withholdings) not satisfied by such reduction in the number of whole Shares to be issued shall be paid by Participant in cash or other form of payment approved by the Committee. The Committee shall also determine the methods by which Shares shall be delivered or deemed to be delivered to Participants. Notwithstanding any other provision of the Plan to the contrary, no Participant who is a Director or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to pay the Exercise Price of an Option, or continue any extension of credit with respect to the Exercise Price of an Option with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act.

iv. Incentive Stock Options. Incentive Stock Options shall be granted only to Employees of the Company or any Subsidiary or any Parent and the terms of any ISOs granted pursuant to the Plan, in addition to the requirements of Section 7 hereof, must comply with the provisions of this Section 7(a)(iv).

A. Exercise Price. An ISO shall be granted at an Exercise Price that is not less than 100% of Fair Market Value of a Share on the date of grant. An ISO may be granted to any Employee who, at the date of grant, owns shares possessing more than ten percent of the total combined voting power of all classes of shares of the Company only if such Option is granted at an Exercise Price that is not less than 110% of Fair Market Value of a Share on the date of grant and the Option is exercisable for no more than five years from the date of grant.

B. Expiration. Subject to Section 7(a)(iv)(A), an ISO shall expire and may not be exercised to any extent by anyone after the first to occur of the following events:

1. Ten years from the date it is granted, unless an earlier time is set in the Award Agreement;

2. Three months after the Participant’s Termination of Service as an Employee; and

3. One year after the date of the Participant’s Termination of Service on account of Permanent Disability or death. Upon the Participant’s Permanent Disability or death, any ISOs exercisable at the Participant’s Permanent Disability or death may be exercised by the Participant’s legal representative or representatives, by the person or persons entitled to do so pursuant to the Participant’s last will and testament, or, if the Participant fails to make testamentary disposition of such ISO or dies intestate, by the person or persons entitled to receive the ISO pursuant to the applicable laws of intestacy.

C. Dollar Limitation. The aggregate Fair Market Value (determined as of the time the Option is granted) of all Shares with respect to which ISOs are first exercisable by a Participant in any calendar year may not exceed (U.S.)$100,000 or such other limitation as imposed by Section 422(d) of the Code, or any successor provision. To the extent that ISOs are first exercisable by a Participant in excess of such limitation, the excess shall be considered a non-qualified share Option.

D. Notice of Disposition. The Participant shall give the Company prompt notice of any disposition of Shares acquired by exercise of an ISO within (i) two years from the date of grant of such ISO or (ii) one year after the issue or transfer of such Shares to the Participant.

E. Right to Exercise. During a Participant’s lifetime, an ISO may be exercised only by the Participant.

F. Failure to Meet Requirements. Any Option (or portion thereof) purported to be an ISO, which, for any reason, fails to meet the requirements of Section 422 of the Code shall be considered a non-qualified share Option.

v. Substitution of SARs. The Committee may provide in the Award Agreement evidencing the grant of an Option that the Committee, in its sole discretion, shall have the right to substitute a SAR for such Option at any time prior to or upon exercise of such Option; provided, that such substitution complies with Section 14 of this Plan and that the SAR shall be exercisable with respect to the same number of Shares for which such substituted Option would have been exercisable.

vi. Vesting and Exercisability. Except for Substitute Awards and in certain situations, including, without limitation the Termination of Service of the Participant, Options that vest based on the Participant’s continued employment with the Company, a Subsidiary or a Designated Associate Company (i.e., time-based Options) shall have a vesting period of not less than three (3) years from date of grant (but permitting pro-rata vesting over such time), provided, however; such vesting restrictions shall not be applicable to grants of Options, not in excess of 5% of the number of Shares available for Awards under Section 5(a). Options that vest based on attainment of performance conditions shall have a minimum vesting period of one (1) year.

(b) Restricted Shares. The Committee is authorized to make awards of Restricted Shares to any Eligible Individual selected by the Committee in such amounts and subject to such terms and conditions as determined by the Committee. Unless otherwise provided in the Award Agreement, beginning on the date of grant of the Restricted Share Award and subject to execution of the Award Agreement, the Participant shall become a shareholder of the Company with respect to all Shares subject to the Restricted Share Awards and shall have all of the rights of a shareholder, including the right to vote such Shares and the right to receive distributions made with respect to such Shares.

i. Purchase Price. At the time of the grant of Restricted Shares, the Committee shall determine the price, if any, to be paid by the Participant for each Share subject to the Restricted Shares Award. The price to be paid by the Participant for each Share subject to the Restricted Shares shall not be less than the Nominal Value of a Share (or such higher amount required by applicable Irish law). The purchase price of Shares acquired pursuant to Restricted Shares Award shall be paid by a non-Irish incorporated Subsidiary on behalf of the Participant designated by the Committee or by the Participant through one or more of the following methods (a) in cash or (b) in any other form of legal consideration that may be acceptable to the Committee in its sole discretion and in compliance with applicable Irish law.

ii. Issuance, Vesting and Restrictions. Restricted Shares may or may not be subject to vesting, and shall be subject to such restrictions on transferability and other restrictions as the Committee may impose (including, without limitation, limitations on the right to vote Restricted Shares or the right to receive dividends on the Restricted Shares). The vesting, if any, and any restrictions may occur or lapse separately or in combination at such times, pursuant to such circumstances, in such installments, or otherwise, as the Committee determines at the time of the grant of the Award or thereafter. Except for Substitute Awards and in certain limited situations, including, without limitation the Termination of Service of the Participant, Restricted Share Awards that vest based on the Participant’s continued employment with the Company ,a Subsidiary or a Designated Associate Company (i.e., time-based Restricted Shares) shall have a vesting period of not less than three (3) years from date of grant (but permitting pro-rata vesting over such time). Restricted Share Awards that vest based on attainment of performance conditions shall have a minimum vesting period of one (1) year.

iii. Forfeiture. Except as otherwise determined by the Committee at the time of the grant of the Award or thereafter, upon Termination of Service during the applicable restriction period, Restricted Shares that are at that time subject to restrictions shall be forfeited; provided, however, that the Committee may (a) provide in any Award Agreement that restrictions or forfeiture conditions relating to Restricted Shares will be waived in whole or in part in the event of Terminations of Service resulting from specified causes, and (b) in other cases waive in whole or in part restrictions or forfeiture conditions relating to Restricted Shares.

iv. Restrictive Legend. Restricted Shares granted pursuant to the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing shares of Restricted Shares are issued in the name of the Participant, certificates must bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Shares, and the Company may, at its discretion, retain physical possession of the certificate until such time as all applicable restrictions lapse.

(c) Share Appreciation Rights. The Committee is authorized to grant Share Appreciation Rights, or SARs, to Eligible Individuals on the following terms and conditions and such additional terms and conditions as may be specified by the Committee:

i. Exercise Price. The Exercise Price per Share subject to a SAR shall be determined by the Committee and set forth in the Award Agreement but shall be no less than the higher of (A) 100% of the Fair Market Value per Share and (B) the Nominal Value of the Shares or such higher price as required by Irish law on the date of grant.

ii. Time and Conditions of Exercise. The Committee shall determine the time or times at which a SAR may be exercised in whole or in part; provided that the term of any SAR granted under the Plan shall not exceed ten years. The Committee shall also determine the performance or other conditions, if any, that must be satisfied before all or part of a SAR may be exercised.

iii. Payment and Limitations on Exercise.

A. A SAR shall entitle the Participant (or other person entitled to exercise the SAR pursuant to the Plan) to exercise all or a specified portion of the SAR (to the extent then exercisable pursuant to its terms) and to receive from the Company an amount equal to the product of (i) the excess of (A) the Fair Market Value of the Shares on the date the SAR is exercised over (B) the Exercise Price of the SAR and (ii) the number of Shares with respect to which the SAR is exercised, less applicable withholding of Tax-Related Items (as further set forth in Section 16), subject to any limitations the Committee may impose.

B. Payment of the amounts determined under Section 7(c)(iii) hereof shall be in cash, in Shares (based on the Fair Market Value of the Shares as of the date the SAR is exercised) or a combination of both, as determined by the Committee and set forth in the Award Agreement.

(d) Restricted Share Units. The Committee is authorized to award Restricted Share Units to any Eligible Individual selected by the Committee in such amounts and subject to such terms and conditions as determined by the Committee.

i. Vesting Conditions. A Participant receiving a Restricted Share Unit Award shall not possess the rights of a shareholder of the Company with respect to such grant until the Restricted Share Units become vested. The Committee shall specify the date or dates on which the Restricted Share Units shall become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate. The vesting conditions may be based on the passage of time and/or the attainment of performance-based conditions.

ii. Purchase Price. At the time of the grant of Restricted Shares Units, the Committee shall determine the price, if any, to be paid by the Participant for each Share subject to the Restricted Shares Units. The price to be paid by the Participant for each Share subject to the Restricted Shares Units Awards shall not be less than the Nominal Value of a Share (or such higher amount required by applicable Irish law). The purchase price of Shares acquired pursuant to the Restricted Share Unit Award shall be paid by a non-Irish incorporated Subsidiary on behalf of the Participant as designated by the Committee or by the Participant through one or more of the following methods (a) in cash or (b) in any other form of legal consideration that may be acceptable to the Committee in its sole discretion and in compliance with applicable Irish law.

iii. Form and Time of Settlement. The Committee shall specify the settlement date applicable to each grant of Restricted Share Units which shall be no earlier than the vesting date, or it may be deferred to any later date, subject to compliance with Section 409A of the Code in the case of Restricted Share Units granted to a U.S. Taxpayer, as applicable. On the settlement date, subject to satisfaction of applicable Tax-Related Items withholding (as further set forth in Section 16), the Company shall issue or transfer to the Participant one Share for each Restricted Share Unit scheduled to be paid out on such date and not previously forfeited. Alternatively, settlement of a Restricted Share Unit may be made in cash (in an amount reflecting the Fair Market Value of Shares that would have been issued) or any combination of cash and Shares, as determined by the Committee, in its sole discretion, in either case less applicable withholding of Tax-Related Items (as further set forth in Section 16). Until a Restricted Share Unit is settled, the number of Restricted Share Units shall be subject to adjustment pursuant to Section 12.

iv. General Creditors. A Participant who has been granted Restricted Share Units shall have no rights other than those of a general unsecured creditor of the Company. Restricted Share Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Award Agreement evidencing the grant of the Restricted Share Units.

v. Vesting. Except for Substitute Awards and in certain limited situations, including, without limitation the Termination of Service of the Participant, Restricted Share Units that vest based on the Participant’s continued employment with the Company, a Subsidiary or a Designated Associate Company (i.e., time-based Restricted Share Units) shall have a vesting period of not less than three (3) years from date of grant (but permitting pro-rata vesting over such time) provided, however; such vesting restrictions shall not be applicable to Restricted Share Unit Awards, not in excess of 5% of the number of Shares available for Awards under Section 5(a). Restricted Share Units that vest based on the attainment of performance conditions shall have a minimum vesting period of one (1) year.

(e) Other Share-Based Awards. The Committee may make other Awards under the Plan pursuant to which Ordinary Shares or other equity securities of the Company are or may in the future be acquired, or Awards denominated in Share units, including units valued using measures other than Fair Market Value. Share-Based Awards may be granted with or without consideration from the Participant, provided that the Award may not be granted with a purchase price less than the Nominal Value per Share subject to the Share-Based Award. Should Ordinary Shares be issued on the vesting of a Share-Based Award in circumstances where they are not otherwise fully paid up, the Committee may require the Participant to pay the aggregate Nominal Value of such Ordinary Shares on the basis that such Ordinary Shares shall then be allotted as fully paid to the Participant.

(f) Entitlement to Dividend Equivalent Rights. Subject to complying with Section 409A of the Code and the provisions of the Plan, including, without limitation Section 12, and any Award Agreement, the recipient of a Full-Value Award may, if so determined by the Committee, be entitled to receive, currently or on a deferred basis, a Dividend Equivalent Right, cash, Shares or other property with respect to the number of Shares covered by the Award, as determined by the Committee, in its sole discretion. The right of U.S. Taxpayers to receive Dividend Equivalent Rights or other dividends or payments shall be treated as a separate Award and such Dividend Equivalent Rights or other dividends or payments for such U.S. Taxpayers, if any, shall be credited to a notional account maintained by the Company or paid, as of the dividend payment dates during the period between the date of grant and the date the Award is exercised, vested, expired, credited or paid, as applicable and shall be subject to such limitations as may be determined by the Committee. If the Award is a performance-based Award, the Dividend Equivalent Rights will be subject to the same performance conditions of the Award and the Participant shall not be entitled to such Dividend Equivalent Rights unless the performance conditions of the Award have been met. The Committee may provide that such amounts and Dividend Equivalent Rights (if any) shall be deemed to have been reinvested in additional Shares or otherwise reinvested and may provide that such amounts and Dividend Equivalent Rights are subject to the same vesting conditions as the underlying Award.

8.	PERFORMANCE-BASED AWARDS FOR COVERED EMPLOYEES

(a) Purpose. The purpose of this Section 8 is to provide the Committee the ability to qualify Awards other than Options and SARs and that are granted pursuant to Section 7 hereof as Qualified Performance-Based Compensation. If the Committee, in its discretion, decides to grant a Performance-Based Award to a Covered Employee, the provisions of this Section 8 shall control over any contrary provision contained in Section 7; provided, however, that the Committee may in its discretion grant Awards to Covered Employees that are based on Performance Criteria or Performance Goals but that do not satisfy the requirements of this Section 8.

(b) Applicability. This Section 8 shall apply only to those Covered Employees selected by the Committee to receive Performance-Based Awards that are intended to qualify as Qualified Performance-Based Compensation. The designation of a Covered Employee as a Participant for a Performance Period shall not in any manner entitle the Participant to receive an Award for the period. Moreover, designation of a Covered Employee as a Participant for a particular Performance Period shall not require designation of such Covered Employee as a Participant in any subsequent Performance Period and designation of one Covered Employee as a Participant shall not require designation of any other Covered Employees as a Participant in such period or in any other period.

(c) Procedures with Respect to Performance-Based Awards. To the extent necessary to comply with the Qualified Performance-Based Compensation requirements of Section 162(m)(4)(C) of the Code, with respect to any Award granted under Section 8 which may be granted to one or more Covered Employees, no later than ninety (90) days following the commencement of any fiscal year in question or any other designated fiscal period or period of service (or such other time as may be required or permitted by Section 162(m) of the Code), the Committee shall, in writing, (a) designate one or more Covered Employees, (b) select the Performance Criteria applicable to the Performance Period, (c) establish the Performance Goals, and amounts of such Awards, as applicable, which may be earned for such Performance Period, (d) the levels of attainment for the Performance Goals (if applicable) and the percentage of amounts of such Awards which may be earned for such Performance Period based on the levels of attainment; and (e) specify the relationship between Performance Criteria and the Performance Goals and the amounts of such Awards, as applicable, to be earned by each Covered Employee for such Performance Period. Following the completion of each Performance Period, the Committee shall certify in writing whether the applicable Performance Goals and the applicable level of attainment (if applicable) have been achieved for such Performance Period. In determining the amount earned by a Covered Employee, the Committee shall have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the Performance Period. A Participant shall be eligible to receive payment pursuant to a Performance-Based Award for a Performance Period only if the Performance Goals for such period are achieved, subject to any additional service requirements.

(d) Additional Limitations. Notwithstanding any other provision of the Plan, any Award which is granted to a Covered Employee shall be subject to any additional limitations set forth in Section 162(m) of the Code (including any amendment to Section 162(m) of the Code) or any regulations or rulings issued thereunder that are requirements for qualification as Qualified Performance-Based Compensation as described in Section 162(m)(4)(C) of the Code, and the Plan shall be deemed amended to the extent necessary to conform to such requirements.

9.	GRANTS TO NON-EMPLOYEE DIRECTORS

(a) Eligibility. From time to time, the Committee will determine the forms and amounts of Awards for Non-Employee Directors. Such Awards may take the following forms: Options, SARs, Restricted Shares, Restricted Share Units, Performance-Based Awards or any other right or benefit, including any other Share-Based Award pursuant to the Plan in the Committee’s sole discretion; provided, however, that in no event shall the Exercise Price or purchase price of any Award be less than the Nominal Value of the Shares. Awards subject to this Section 9 shall be granted only to Non-Employee Directors. In no event, however, may any Non-Employee Director be granted any Awards under this Section 9 if such Award is (a) prohibited, or (b) restricted (either absolutely or subject to various securities requirements, whether legal or administrative, being complied with), in the jurisdiction in which such Non-Employee Director is resident under the relevant securities laws of that jurisdiction.

(b) Vesting and Exercisability. Each Award will vest and/or become exercisable according to the terms set forth by the Committee in the applicable Award Agreement. Upon a Termination of Service, the Non-Employee Director may exercise his or her Options, if any only to the extent that such Awards would have vested and/or the Options would have been exercisable upon the Termination Date for such period as set forth in the Award Agreement.

10.	FORFEITURE OR CLAWBACK OF AWARDS

(a) Notwithstanding anything to the contrary contained herein, an Award Agreement may provide that the Award shall be forfeited or canceled if the Participant, without the consent of the Company, while employed by any member of the Willis Group or, if applicable, a Designated Associate Company or after Termination of Service, establishes a relationship with a competitor of any member of the Willis Group or, if applicable, a Designated Associate Company or engages in activity that is in conflict with or adverse to the interest of any member of the Willis Group or, if applicable, a Designated Associate Company (including conduct contributing to financial restatements, material noncompliance in the financial reports requirements or irregularities), as determined by the Committee in its sole discretion. The Committee may provide in an Award Agreement that if within the time period specified in the Awards Agreement the Participant establishes a relationship with a competitor or engages in an activity referred to in the preceding sentence, the Participant will forfeit any gain realized on the vesting or exercise of the Award and must repay such gain to the Company.

(b) Notwithstanding Section 10(a), any Award Agreement evidencing Awards to an Eligible Individual shall provide for repayment on forfeiture as may be required to comply with the requirement of the U.S. Securities and Exchange Commission or any applicable securities law, including the requirements of the U.S. Dodd-Frank Wall Street Reform and Consumer Protection Act, or any securities exchange on which the Shares are listed or traded, as may be in effect from time to time.

11.	TRANSFERS AND LEAVES OF ABSENCE

For purposes of the Plan, unless the Committee determines otherwise: (a) a transfer of a Participant’s employment without an intervening period of separation among a member of the Willis Group and any Subsidiary or any Designated Associate Company shall not be deemed a Termination of Service, subject to Section 409A of the Code in the case of an Award subject to Section 409A of the Code that is granted to a U.S. Taxpayer and (b) a Participant who is granted in writing a leave of absence shall be deemed to have remained in the employ of any member of the Willis Group or Designated Associate Company during such leave of absence, provided that such leave is for a period of not more than ninety (90) days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute or unless provided otherwise pursuant to formal policy adopted from time to time by the Company and issued and promulgated to Employees in writing. In the case of any Employee on an approved leave of absence, the Committee may make such provisions respecting suspension of vesting of the Award while on leave from the employ of the Willis Group or a Designated Associate Company as it may deem appropriate, except that in no event may an Option be exercised after the expiration of the term set forth in the applicable Award Agreement. For purposes of Incentive Stock Options, no leave of absence may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or has been agreed to by contract or in a written policy of the Company which provides for a right of reemployment following the leave of absence.

12.	ADJUSTMENTS

In the event of any change in the Ordinary Share capital of the Company by reason of a share split, spin-off, share or extraordinary cash dividend, share combination or reclassification, recapitalization or merger, Change of Control, or similar event, the Committee shall substitute or adjust proportionately, in its sole discretion, (a) the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Section 5); (b) the number and kind of shares (or other securities or property) subject to outstanding Awards; (c) the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto); and (d) the Exercise Price or purchase price per Share for any outstanding Awards under the Plan. Any adjustment affecting an Award intended as Qualified Performance-Based Compensation shall be made consistent with the requirements of Section 162(m) of the Code. Any adjustment affecting an Award that is subject to Section 409A of the Code shall be made consistent with the requirements of Section 409A. An adjustment under this provision may have the effect of reducing the price at which Ordinary Shares may be acquired to less than their Nominal Value (the “Shortfall”), but only if and to the extent that the Committee shall be authorized to capitalize from the reserves of the Company a sum equal to the Shortfall and to apply that sum in paying up that amount on the Ordinary Shares.

13.	CHANGE OF CONTROL OR SIMILAR EVENT

(a) With the exception of any Qualified Performance-Based Compensation, in its absolute discretion, and on such terms and conditions as it deems appropriate coincident with or after the grant of an Award, the Committee may provide that, in the event of a Change of Control in which the successor company assumes or substitutes an award for a Share Option, Restricted Share Award, SAR, Restricted Share Unit Award or other Share-Based Award, if a Participant’s employment with such successor company (or a subsidiary thereof) terminates within 24 months following such Change of Control (or such other period set forth in the Award Agreement, including prior thereto if applicable) and under the circumstances specified in the Award Agreement: (i) Share Options or SARs outstanding as of the date of such Termination of Services will immediately vest, become fully exercisable, and may thereafter be exercised for 24 months (or the period of time set forth in the Award Agreement), but in no event following the expiration of the term of the Award (ii) restrictions and deferral limitations on Restricted Share Awards and Restricted Share Units Awards shall lapse and the Restricted Shares and Restricted Share Units shall become free of all restrictions and limitations and become fully vested, subject to compliance with Section 409A of the Code and (iii) the restrictions and deferral limitations and other conditions applicable to any other Share-Based Awards or any other Awards shall lapse, and such other Share-Based Awards or such other Awards shall become free of all restrictions, limitations or conditions and become fully vested and transferable. For the purposes of this Section 13, an Award shall be considered assumed or substituted for if following the Change of Control the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change of Control, the consideration (whether Shares, cash or other securities or property) received in the transaction constituting a Change of Control by holders of Shares for each Share held on the effective date of such transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the transaction constituting a Change of Control is not solely ordinary shares or common stock of the successor company, the Committee may, with the consent of the successor company, provide that the consideration to be received upon the exercise or vesting of an Award for each Share subject thereto, will be solely ordinary shares or common stock of the successor company substantially equal in Fair Market Value to the per Share consideration received by holders of Shares in the transaction constituting a Change in Control. The determination of such substantial equality of value of consideration shall be made by the Committee in its sole discretion and its determination shall be conclusive and binding.

(b) With the exception of any Qualified Performance-Based Compensation, in its absolute discretion, and on such terms and conditions as it deems appropriate coincident with or after the grant of an Award, the Committee may provide that, in the event of a Change of Control in which the successor company does not assume or substitute an Award: (i) those Share Options or SARs outstanding as of the date of the Change of Control shall immediately vest and become fully exercisable immediately prior to the Change in Control (ii) restrictions and deferral limitations on Restricted Shares and Restricted Shares Units shall lapse and the Restricted Shares and Restricted Shares Units shall become free of all restrictions and limitations and become fully vested immediately prior to the Change of Control, subject to compliance with Section 409A of the Code and (iii) the restrictions and deferral limitations and other conditions applicable to any other Share-Based Awards or any other Awards shall lapse, and such other Share-Based Awards or such other Awards, shall become free of all restrictions, limitations or conditions and become fully vested and transferable, subject to compliance with Section 409A of the Code.

(c) With the exception of any Qualified Performance-Based Compensation, in its absolute discretion, and on such terms and conditions as it deems appropriate coincident with or after the grant of an Award, the Committee may provide that, upon the occurrence of a Change of Control, each Option or SAR outstanding shall terminate within a specified number of days after notice to the Participant, and/or that each Participant shall receive, with respect to each Share subject to such Option or SAR an amount equal to the excess of the Fair Market Value of such Share immediately prior to the occurrence of such Change of Control over the Exercise Price per Share of such Option or SAR; such amount to be payable in cash, in one or more kinds of shares or property (including the shares or property, if any, payable in the transaction) or in a combination thereof, as the Committee, in its discretion, shall determine, subject to any notice period set forth in any sub-plan to the Plan to comply with local law.

14.	AMENDMENT AND TERMINATION

The Committee shall have the authority to amend or modify the terms and conditions of, or suspend or cancel any outstanding Award consistent with the Plan. The Committee may amend, suspend or terminate the Plan at any time, provided, however, that the Committee shall not, without the approval of the shareholders of the Company, amend the Plan in any manner that requires such shareholder approval under the New York Stock Exchange or other securities exchange listing requirements then applicable to the Company including, other than pursuant to Section 12, (i) increasing the benefits accrued to Participants, (ii) increasing the number of Shares which may be issued under the Plan, (iii) modifying the requirements for participation in the Plan to allow additional individuals to participate, or (iv) except in connection with an adjustment or Change of Control as set forth in Sections 12 and 13, amending an Option or SAR to reduce the Exercise Price to below the Fair Market Value of the Shares on the original date of grant or canceling, substituting, exchanging, buying out or surrendering Options or SARs in exchange for cash, or other Awards or for Options or SARs with an Exercise Price below the Fair Market Value of the Shares on the original date of grant. Further, the repricing, replacement, exchange or substitution of any previously granted Option or SAR, through the lowering of the Exercise Price of such Award shall be prohibited unless the shareholders of the Company first approve such repricing, replacement, exchange or substitution. No underwater Option or SAR may be cancelled in exchange for, or in connection with the payment of a cash amount or grant of a new Award without shareholder approval. The Committee has complete and exclusive power and authority to amend or modify the Plan (or any component thereof) in any or all other respects whatsoever.

15.	FOREIGN AWARDS AND RIGHTS

Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in countries in which the Willis Group and its Designated Associate Companies operate or have Eligible Individuals, the Committee, in its sole discretion, shall have the power and authority to (i) modify the terms and conditions of any Award granted to Eligible Individuals to comply with applicable laws of jurisdictions where Eligible Individuals reside; (ii) establish sub-plans and determine the Exercise Price, exercise procedures and other terms and procedures and rules, to the extent such actions may be necessary or advisable, including adoption of rules, procedures or sub-plans applicable to particular Subsidiaries, Designated Associate Companies or Participants residing in particular locations; provided, however, that no such sub-plans and/or modifications shall increase the share limitations contained in Section 5 hereof or otherwise require shareholder approval; and (iii) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules, procedures and sub-plans with provisions that limit or modify rights on eligibility to receive an Award under the Plan or on Termination of Service, available methods of exercise or settlement of an Award, payment of Tax-Related Items, the shifting of employer tax liability to the Participant, the withholding procedures and handling of any Share certificates or other indicia of ownership which may vary with local requirements. The Committee may also adopt sub-plans to the Plan intended to allow the Company to grant tax-qualified Awards in a particular jurisdiction and, as part of such sub-plan, may modify the Change of Control and Adjustments provisions of the Plan to the extent necessary to comply the tax requirements of the jurisdiction. Notwithstanding the foregoing, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate the Securities Act, Exchange Act, the Code, any securities law.

16.	WITHHOLDING TAXES

Any member of the Willis Group or a Designated Associate Company shall have the authority and right to deduct or withhold or require a Participant to remit to the Company, any member of the Willis Group or a Designated Associate Company, an amount sufficient to satisfy Tax-Related Items with respect to any taxable event concerning a Participant arising as a result of the Plan or to take such other action as may be necessary in the opinion of the Company, a Subsidiary or a Designated Associate Company, as appropriate, to satisfy withholding obligations for the payment of Tax-Related Items, including but not limited to (i) withholding from the Participant’s wages or other cash compensation; (ii) withholding from the proceeds for the sale of Shares underlying the Award either through a voluntary sale or a mandatory sale arranged by the Company on the Participant’s behalf; or (iii) in the Committee’s sole discretion and in satisfaction of the foregoing requirement withhold Shares otherwise issuable under an Award (or allow the return of Shares) having a Fair Market Value equal to the sums required to be withheld. To avoid negative accounting treatment, the number of Shares which may be withheld with respect to the issuance, vesting, exercise or payment of any Award or which may be repurchased from the Participant of such Award in order to satisfy the Participant’s Tax-Related Items liabilities with respect to the issuance, vesting, exercise or payment of the Award may be limited to the number of Shares which have a Fair Market Value on the date of withholding or repurchase equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates or other applicable minimum withholding rates. No Shares shall be delivered hereunder to any Participant or other person until the Participant or such other person has made arrangements acceptable to the Company for the satisfaction of the Tax-Related Items withholdings obligations with respect to any taxable event concerning the Participant or such other person arising as a result of the Plan.

17.	COMPLIANCE WITH SECTION 409A OF THE CODE FOR U.S. TAX PAYERS

(a) The Plan and all Awards made hereunder shall be interpreted, construed and operated to reflect the intent of the Company that all aspects of the Plan and the Awards shall be interpreted either to be exempt from the provisions of Section 409A of the Code or, to the extent subject to Section 409A of the Code, comply with Section 409A of the Code and any regulations and other guidance thereunder. This Plan may be amended at any time, without the consent of any party, to avoid the application of Section 409A of the Code in a particular circumstance or that is necessary or desirable to satisfy any of the requirements under Section 409A of the Code, but the Company shall not be under any obligation to make any such amendment.

(b) Anything in this Plan to the contrary notwithstanding, if an Award constitutes an item of deferred compensation under Section 409A of the Code and becomes payable by reason of a Participant’s Termination of Service shall not be made to the Participant unless the Participant’s Termination of Service constitutes a “separation from service” (within the meaning of Section 409A of the Code and any the regulations or other guidance thereunder). In addition, no such payment or distribution shall be made to the Participant prior to the earlier of (a) the expiration of the six-month period measured from the date of the Participant’s separation from service or (b) the date of the Participant’s death, if the Participant is deemed at the time of such separation from service to be a “specified employee” (within the meaning of Section 409A of the Code and any the regulations or other guidance thereunder) and to the extent such delayed commencement is otherwise required in order to avoid a prohibited distribution under Section 409A of the Code and any the regulations or other guidance thereunder. Except as provided in an Award Agreement, all payments which had been delayed pursuant to the immediately preceding sentence shall be paid to the Participant in a lump sum upon expiration of such six-month period (or, if earlier, upon the Participant’s death).

18.	GOVERNING LAW

The Plan shall be governed by the laws of Ireland, without regard to its conflicts of laws.

19.	EFFECTIVE DATE AND EXPIRATION DATE

(a) Effective Date. The Plan became effective as of the date of the original approval of the Plan by a majority of the shareholders of the Company (April 25, 2012).

(b) Expiration Date. The Plan shall terminate ten years after April 25, 2012, subject to earlier termination by the Committee pursuant to Section 14. No Awards shall be granted under the Plan after expiration of the Plan. Awards that are outstanding as of the expiration of the Plan shall remain in force according to the terms of the Plan and the applicable Award Agreement, except that no Incentive Stock Option may be granted under the Plan after the earlier of the tenth anniversary of (a) the date the Plan is adopted by the Board or (b) the date the Plan is approved by the shareholders of the Company.

WILLIS GROUP HOLDINGS PLC 200 LIBERTY ST. NEW YORK, NEW YORK 10281

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M75809-TBD KEEP THIS PORTION FOR YOUR RECORDS — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

WILLIS GROUP HOLDINGS PLC
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors			For	Against	Abstain

	1a.	Dominic Casserley		☐	☐	☐	The Board of Directors recommends you vote FOR proposals 2, 3, 4, 5, 6 and 7.			For	Against	Abstain

	1b.	Anna C. Catalano		☐	☐	☐	2.	To ratify the reappointment of Deloitte LLP as independent auditors until the close of the next Annual General Meeting of Shareholders and authorize the Board of Directors, acting through the Audit Committee, to fix the auditor’s remuneration.		☐	☐	☐
	1c.	Sir Roy Gardner		☐	☐	☐

	1d.	Sir Jeremy Hanley		☐	☐	☐	3.	To cast an advisory vote to approve named executive officer compensation.		☐	☐	☐

	1e.	Robyn S. Kravit		☐	☐	☐	4.

To approve an amendment to the Company’s Willis Group Holdings Public Limited Company 2012 Equity Incentive Plan (the “2012 Plan”) to increase the number of shares authorized for issuance under the 2012 Plan.

										☐	☐	☐

	1f.	Wendy E. Lane		☐	☐	☐

	1g.	Francisco Luzon		☐	☐	☐	5.	To renew the directors’ authority to issue shares under Irish law.		☐	☐	☐

	1h.	James F. McCann		☐	☐	☐	6.	To renew the directors’ authority to opt-out of statutory pre-emption rights under Irish law.		☐	☐	☐

	1i.	Jaymin Patel		☐	☐	☐	7.	To authorize holding the 2015 Annual General Meeting of Shareholders at a location outside of Ireland.		☐	☐	☐
	1j.	Douglas B. Roberts		☐	☐	☐
							NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
	1k.	Michael J. Somers		☐	☐	☐

	1l.	Jeffrey W. Ubben		☐	☐	☐	For address changes/comments, mark here. (see reverse for instructions)					☐
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date					Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Annual Report, Notice & Proxy Statement and Irish Statutory Accounts are available at www.proxyvote.com.

 — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

M75810-TBD

WILLIS GROUP HOLDINGS PUBLIC LIMITED COMPANY

2014 ANNUAL GENERAL MEETING OF SHAREHOLDERS - JULY 23, 2014

The undersigned being a shareholder of Willis Group Holdings Public Limited Company (the “Company”) hereby appoints Mr. Dominic Casserley, if Mr. Casserley is not present, any director of the Company or Mr. Adam Rosman, with full power of substitution, for and in the name of the undersigned, to vote all Ordinary Shares, nominal value U.S. $0.000115 per share, of the Company, that the undersigned would be entitled to vote if personally present at the 2014 Annual General Meeting of Shareholders, to be held in Dublin, Ireland and at any adjournment or postponement thereof, upon the matters described in the Notice of 2014 Annual General Meeting of Shareholders and Proxy Statement, receipt of which is hereby acknowledged, subject to any direction indicated on the reverse side of this card and upon any other business that may properly come before the meeting or any adjournment thereof, hereby revoking any proxy heretofore executed by the undersigned to vote at said meeting.

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE PROPOSALS IN ACCORDANCE WITH THE BOARD’S RECOMMENDATIONS.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side